UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Logitech International S.A.
(Name of Registrant as Specified In Its Charter)

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July 23, 2021
To our shareholders:
Logitech’s 2021 Annual General Meeting will be held on Wednesday, September 8, 2021 at 9:00 a.m. at Logitech's executive office at EPFL - Quartier de l'Innovation, Daniel Borel Innovation Center, in Lausanne, Switzerland.
The health and safety of our shareholders, our employees and members of our Board of Directors are of paramount importance for Logitech. As a result of the exceptional circumstances caused by the novel coronavirus (COVID-19) pandemic, the 2021 Annual General Meeting will not take place in the usual format. Instead, this year’s Annual General Meeting will be held in accordance with the requirements set forth in Article 27 of the Ordinance Nr. 3 of the Swiss Federal Council of June 19, 2020 "on Measures to Combat the Coronavirus (COVID-19)". Shareholders will not be permitted to attend the Annual General Meeting in person and will be required to exercise their rights at the Annual General Meeting exclusively through the Company's Independent Representative.
Enclosed is the Invitation and Proxy Statement for the meeting, which includes an agenda and discussion of the items to be voted on at the meeting, instructions on how you can exercise your voting rights, instructions on how you can discuss Company affairs with management, information concerning Logitech’s compensation of its Board members and executive officers, and other relevant information.
Your vote is important, and you should take the steps required so that your shares are represented at the 2021 Annual General Meeting.
The Board of Directors very much regrets that this important event cannot be held in its usual format. We thank you for your understanding and continued support of Logitech and look forward to your participation at the 2022 Annual General Meeting.

Wendy Becker
Chairperson of the Board

LOGITECH INTERNATIONAL S.A.
Invitation to the Annual General Meeting
Wednesday, September 8, 2021, 9:00 a.m.
EPFL - Quartier de l'Innovation, Daniel Borel Innovation Center – Lausanne, Switzerland
*****
AGENDA
Proposals
1.Approval of the Annual Report, the consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2021
2.Advisory vote to approve executive compensation
3.Appropriation of retained earnings and declaration of dividend
4.Release of the Board of Directors and Executive Officers from liability for activities during fiscal year 2021
5.Elections to the Board of Directors
5.A.Re-election of Dr. Patrick Aebischer
5.B.Re-election Ms. Wendy Becker
5.C.Re-election of Dr. Edouard Bugnion
5.D.Re-election of Mr. Riet Cadonau
5.E.Re-election of Mr. Bracken Darrell
5.F.Re-election of Mr. Guy Gecht
5.G.Re-election of Dr. Neil Hunt
5.H.Re-election of Ms. Marjorie Lao
5.I.Re-election of Ms. Neela Montgomery
5.J.Re-election of Mr. Michael Polk
5.K.Re-election of Ms. Deborah Thomas
6.Election of the Chairperson of the Board
7.Elections to the Compensation Committee
7.A.Re-election of Dr. Edouard Bugnion
7.B.Re-election of Mr. Riet Cadonau
7.C.Re-election of Dr. Neil Hunt
7.D.Re-election of Mr. Michael Polk
7.E.Election of Ms. Neela Montgomery
8.Approval of Compensation for the Board of Directors for the 2021 to 2022 Board Year
9.Approval of Compensation for the Group Management Team for fiscal year 2023
10.Re-election of KPMG AG as Logitech’s auditors and ratification of the appointment of KPMG LLP as Logitech’s independent registered public accounting firm for fiscal year 2022
11.Re-election of Etude Regina Wenger & Sarah Keiser-Wüger as Independent Representative
Apples, Switzerland, July 23, 2021
The Board of Directors

Questions and Answers about The Logitech 2021 Annual General Meeting
General Information for All Shareholders

WHY AM I RECEIVING THIS “INVITATION AND PROXY STATEMENT”?
This document is designed to comply with both Swiss corporate law and U.S. proxy statement rules. Outside of the U.S. and Canada, this Invitation and Proxy Statement will be made available to registered shareholders with certain portions translated into French and German. We made copies of this Invitation and Proxy Statement available to shareholders beginning on July 23, 2021.
The Response Coupon is requested on behalf of the Board of Directors of Logitech for use at Logitech’s Annual General Meeting. The meeting will be held on Wednesday, September 8, 2021 at 9:00 a.m. at the EPFL - Quartier de l'Innovation, Daniel Borel Innovation Center, in Lausanne, Switzerland.

WHO IS ENTITLED TO VOTE AT THE MEETING?
Shareholders registered in the Share Register of Logitech International S.A. (including in the sub-register maintained by Logitech’s U.S. transfer agent, Computershare) on Thursday, September 2, 2021 have the right to vote. No shareholders will be entered in the Share Register between September 2, 2021 and the day following the meeting. As of June 30, 2021, there were 101,411,654 shares registered and entitled to vote out of a total of 168,699,981 Logitech shares outstanding. The actual number of registered shares that will be entitled to vote at the meeting will vary depending on how many more shares are registered, or deregistered, between June 30, 2021 and September 2, 2021.
For information on the criteria for the determination of the U.S. and Canadian “street name” beneficial owners who may vote with respect to the meeting, please refer to “Further Information for U.S. and Canadian “Street Name” Beneficial Owners” below.

WHO IS A REGISTERED SHAREHOLDER?
If your shares are registered directly in your name with us in the Share Register of Logitech International S.A., or in our sub-register maintained by our U.S. transfer agent, Computershare, you are considered a registered shareholder, and this Invitation and Proxy Statement and related materials are being sent or made available to you by Logitech.

WHO IS A BENEFICIAL OWNER WITH SHARES REGISTERED IN THE NAME OF A CUSTODIAN, OR “STREET NAME” OWNER?
Shareholders that have not requested registration on our Share Register directly, and hold shares through a broker, trustee or nominee or other similar organization that is a registered shareholder, are beneficial owners of shares registered in the name of a custodian. If you hold your Logitech shares through a U.S. or Canadian broker, trustee or nominee or other similar organization (also called holding in “street name”), which is the typical practice of our shareholders in the U.S. and Canada, the organization holding your account is considered the registered shareholder for purposes of voting at the meeting, and this Invitation and Proxy Statement and related materials are being sent or made available to you by them. You have the right to direct that organization on how to vote the shares held in your account.

WHY IS IT IMPORTANT FOR ME TO VOTE?	Logitech is a public company and certain key decisions can only be made by shareholders. Your vote is important, and you should take the steps required so that your shares are represented.

HOW MANY REGISTERED SHARES MUST BE PRESENT OR REPRESENTED TO CONDUCT BUSINESS AT THE MEETING?
There is no quorum requirement for the meeting. Under Swiss law, public companies do not have specific quorum requirements for shareholder meetings, and our Articles of Incorporation do not otherwise provide for a quorum requirement.

WHERE ARE LOGITECH’S PRINCIPAL EXECUTIVE OFFICES?
Logitech’s principal executive office in Switzerland is at EPFL – Quartier de l’Innovation, Daniel Borel Innovation Center 1015 Lausanne, Switzerland, and our principal executive office in the United States is at 7700 Gateway Boulevard, Newark, California 94560. Logitech’s main telephone number in Switzerland is +41-(0)21-863-5111 and our main telephone number in the United States is +1-510-795-8500.

HOW CAN I OBTAIN LOGITECH’S PROXY STATEMENT, ANNUAL REPORT AND OTHER ANNUAL REPORTING MATERIALS?
A copy of our 2021 Annual Report to Shareholders, this Invitation and Proxy Statement and our Annual Report on Form 10-K for fiscal year 2021 filed with the U.S. Securities and Exchange Commission (the “SEC”) are available on our website at http://ir.logitech.com. Shareholders also may request free copies of these materials at our principal executive offices in Switzerland or the United States, at the addresses and phone numbers above.

WHERE CAN I FIND THE VOTING RESULTS OF THE MEETING?
We intend to announce voting results at the meeting and issue a press release promptly after the meeting. We will also file the results on a Current Report on Form 8-K with the SEC by Tuesday, September 14, 2021. A copy of the Form 8-K will be available on our website at http://ir.logitech.com.

CAN I ATTEND AND VOTE AT THE MEETING?
You may not attend the meeting and vote your shares in person at the meeting this year. In accordance with the requirements set forth in Article 27 of the Ordinance Nr. 3 of the Swiss Federal Council of June 19, 2020 "on Measures to Combat the Coronavirus (COVID-19)", you are required to exercise your rights at the Annual General Meeting this year exclusively through the Company's Independent Representative.

HOW CAN I DISCUSS COMPANY AFFAIRS WITH MANAGEMENT?
We value our shareholders' viewpoints and input. Since it is not possible for you to attend the meeting in person this year due to the COVID-19 pandemic, we are making alternative arrangements for you to discuss Company affairs with management. The Company will accept pertinent pre-submitted questions in advance of a Question & Answer webcast on Wednesday, September 8, 2021 at 16:00 (Central European Summer Time). Shareholders will be able to access the webcast from the Company's Investor Relations website at
http://ir.logitech.com. If shareholders have pertinent follow-up questions in the week following the Question & Answer webcast, they may submit their questions to the Company, and the Company will post responses on its Investor Relations website at http://ir.logitech.com. In accordance with Swiss company law, the Company will respond to questions to the extent consistent with the preservation of Logitech's business secrets and other legitimate corporate interests and will not respond to questions with respect to financial outlook. The Company also reserves the right to disregard questions that are repetitive or excessively numerous, to group similar questions when providing responses, and to limit the length of the webcast.
Registered holders may submit questions to the Company in advance of the webcast by e-mailing the questions, together with proof identifying themselves as Logitech shareholders (for example, by providing the one-time code on the Response Coupon), to the Company's Investor Relations at logitechIR@logitech.com by Thursday, September 2, 2021.
Shareholders in the U.S. and Canada may submit questions in advance of the webcast by visiting www.proxyvote.com by Thursday, September 2, 2021. To log in to the site to submit questions, you will need your 16-digit voting control number printed in the box marked by the arrow on the Notice of Internet Availability of Proxy Materials that you received from us or included on your Proxy Card and follow the menus to submit questions.

Further Information for Registered Shareholders

HOW CAN I VOTE IF I CANNOT ATTEND THE MEETING?
Since you may not attend the meeting this year in person, you are required to exercise your rights at the Annual General Meeting exclusively through the Independent Representative, Etude Regina Wenger & Sarah Keiser-Wüger, who will represent you at the meeting. Please provide your voting instructions by marking the applicable boxes beside the agenda items on the Internet voting site for registered shareholders, gvmanager.ch/logitech for shareholders on the Swiss share register or www.proxyvote.com for shareholders on the U.S. share register, or on the Response Coupon or Proxy Card, as applicable.

SWISS SHARE REGISTER – INTERNET VOTING – Go to the Internet voting site gvmanager.ch/logitech and log in with your one-time code on the Response Coupon. Please use the menu item “Grant Procuration” and submit your instructions by clicking on the “Send” button. Your code is only valid once; it expires once you have submitted your voting or any other instructions and signed off the portal. As long as you remain signed in to the portal, you may change your voting instructions at your discretion.
SWISS SHARE REGISTER  – RESPONSE COUPON – Please sign, date and promptly mail your completed Response Coupon to Etude Regina Wenger & Sarah Keiser-Wüger using the appropriate enclosed postage-paid envelope.

U.S. SHARE REGISTER – INTERNET VOTING – Go to the Internet voting site www.proxyvote.com and log in with your 16-digit voting control number printed in the box marked by the arrow on the Notice of Internet Availability of Proxy Materials that you received from us. Please submit your instructions by clicking on the "Submit" button.
U.S. SHARE REGISTER  – PROXY CARD – Please sign, date and promptly mail your completed Proxy Card to Broadridge using the enclosed postage-paid envelope.

CAN I HAVE ANOTHER PERSON REPRESENT ME AT THE MEETING?
No. Due to the COVID-19 pandemic, you are required to exercise your rights at the Annual General Meeting this year exclusively through the Company's Independent Representative, in accordance with the requirements set forth in Article 27 of the Ordinance Nr. 3 of the Swiss Federal Council of June 19, 2020 "on Measures to Combat the Coronavirus (COVID-19)".

CAN I SELL MY SHARES BEFORE THE MEETING IF I HAVE VOTED?
Logitech does not block the transfer of shares before the meeting. However, if you sell your Logitech shares before the meeting and Logitech’s Share Registrar is notified of the sale, your votes with those shares will not be counted. Any person who purchases shares after the Share Register closes on Thursday, September 2, 2021 will not be able to register them until the day after the meeting and so will not be able to vote the shares at the meeting.

IF I VOTE BY PROXY, CAN I CHANGE MY VOTE AFTER I HAVE VOTED?
You may change your vote by Internet or by mail through September 2, 2021. For shareholders on the Swiss share register, you may revoke your vote by requesting a new one-time code and providing new voting instructions at gvmanager.ch/logitech, or by requesting and submitting a new Response Coupon from our Swiss Share Register at Devigus Shareholder Services (by telephone at +41-41-798-48-33 or by e-mail at logitech@devigus.com). For shareholders on the U.S. share register, you may revoke your vote by providing new voting instructions at www.proxyvote.com, if you voted by Internet, or by requesting and submitting a new Proxy Card.

SWISS SHARE REGISTER – INTERNET VOTING – After you receive the new one-time code, go to the Internet voting site gvmanager.ch/logitech and log in. Please use the menu item “Grant Procuration”. Follow the directions on the site to complete and submit your new instructions until Thursday, September 2, 2021, 23:59 (Central European Summer Time).
SWISS SHARE REGISTER – RESPONSE COUPON – If you request a new Response Coupon and wish to vote again, you may complete the new Response Coupon and return it to us by September 2, 2021.

U.S. SHARE REGISTER – INTERNET VOTING – Go to the Internet voting site www.proxyvote.com and log in with your 16-digit voting control number printed in the box marked by the arrow on the Notice of Internet Availability of Proxy Materials that you received from us. Please follow the menus to submit your new instructions until Thursday, September 2, 2021, 11:59 p.m. (U.S. Eastern Daylight Time).
U.S. SHARE REGISTER – PROXY CARD – If you request a new Proxy Card and wish to vote again, you may complete the new Proxy Card and return it to Broadridge by September 2, 2021.

IF I VOTE BY PROXY, WHAT HAPPENS IF I DO NOT GIVE SPECIFIC VOTING INSTRUCTIONS?
SWISS SHARE REGISTER – INTERNET VOTING – If you are a registered shareholder and vote using the Internet voting site, you have to give specific voting instructions for all agenda items before you can submit your instructions.
SWISS SHARE REGISTER – RESPONSE COUPON – If you are a registered shareholder and sign and return a Response Coupon without giving specific voting instructions for some or all agenda items, you thereby give instructions to the Independent Representative to vote your shares in accordance with the recommendations of the Board of Directors for such agenda items as well as for new and amended proposals that could be formulated during the course of the meeting.

U.S. SHARE REGISTER – INTERNET VOTING – If you are a registered shareholder and vote using the Internet voting site without giving specific voting instructions for some or all agenda items, you thereby give instructions to the Independent Representative to vote your shares in accordance with the recommendations of the Board of Directors for such agenda items as well as for new and amended proposals that could be formulated during the course of the meeting.
U.S. SHARE REGISTER – PROXY CARD – If you are a registered shareholder and sign and return a Proxy Card without giving specific voting instructions for some or all agenda items, you thereby give instructions to the Independent Representative to vote your shares in accordance with the recommendations of the Board of Directors for such agenda items as well as for new and amended proposals that could be formulated during the course of the meeting.

WHO CAN I CONTACT IF I HAVE QUESTIONS?	If you have any questions or need assistance in voting your shares, please call us at +1-510-713-4220 or e-mail us at logitechIR@logitech.com.

Further Information for U.S. or Canadian “Street Name” Beneficial Owners

WHY DID I RECEIVE A ONE-PAGE NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A FULL SET OF PROXY MATERIALS?
We have provided access to our proxy materials over the Internet to beneficial owners holding their shares in “street name” through a U.S. or Canadian broker, trustee or nominee. Accordingly, such brokers, trustees or nominees are forwarding a Notice of Internet Availability of Proxy Materials (the “Notice”) to such beneficial owners. All such shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, beneficial owners holding their shares in street name through a U.S. or Canadian broker, trustee or nominee may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

HOW CAN I GET ELECTRONIC ACCESS TO THE PROXY MATERIALS?
The Notice will provide you with instructions regarding how to:
•    View our proxy materials for the meeting on the Internet; and
•    Instruct us to send our future proxy materials to you electronically by email.
Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual shareholders’ meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

WHO MAY PROVIDE VOTING INSTRUCTIONS FOR THE MEETING?	For purposes of U.S. or Canadian beneficial shareholder voting, shareholders holding shares through a U.S. or Canadian broker, trustee or nominee organization on July 12, 2021 may direct the organization on how to vote. Logitech has made arrangements with a service company to U.S. and Canadian brokers, trustees and nominee organizations for that service company to provide a reconciliation of share positions of U.S. and Canadian “street name” beneficial owners between July 12, 2021 and August 27, 2021, which Logitech determined is the last practicable date before the meeting for such a reconciliation. These arrangements are intended to result in the following adjustments: If a U.S. or Canadian “street name” beneficial owner as of July 12, 2021 votes but subsequently sells their shares before August 27, 2021, their votes will be cancelled. A U.S. or Canadian “street name” beneficial owner as of July 12, 2021 that has voted and subsequently increases or decreases their shareholdings but remains a beneficial owner as of August 27, 2021 will have their votes increased or decreased to reflect their shareholdings as of August 27, 2021.

If you acquire Logitech shares in “street name” after July 12, 2021 through a U.S. or Canadian broker, trustee or nominee, and wish to vote at the meeting by providing voting instructions to the Independent Proxy, you must become a registered shareholder. You may become a registered shareholder by contacting your broker, trustee or nominee, and following their registration instructions. In order to allow adequate time for registration, for proxy materials to be sent or made available to you, and for your voting instructions to be returned to us before the meeting, please begin the registration process as far before September 2, 2021 as possible.

IF I AM A U.S. OR CANADIAN “STREET NAME” BENEFICIAL OWNER, HOW DO I VOTE?
You are required to exercise your rights at the Annual General Meeting this year exclusively through the Company's Independent Representative. You may vote by proxy over the Internet, by mail or by telephone by following the instructions provided in the Notice or on the Proxy Card.

WHAT HAPPENS IF I DO NOT GIVE SPECIFIC VOTING INSTRUCTIONS?
If you are a beneficial owner of shares held in “street name” in the United States or Canada and do not provide your broker, trustee or nominee with specific voting instructions, then under the rules of various national and regional securities exchanges, your broker, trustee or nominee may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, your shares will not be voted on such matter and will not be considered votes cast on the applicable Proposal. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice. We believe the following Proposals will be considered non-routine: Proposal 2 (Advisory vote to approve executive compensation), Proposal 3 (Appropriation of retained earnings and declaration of dividend), Proposal 4 (Release of the Board of Directors and Executive Officers from liability for activities during fiscal year 2021), Proposal 5 (Elections to the Board of Directors), Proposal 6 (Election of the Chairperson), Proposal 7 (Elections to the Compensation Committee), Proposal 8 (Approval of Compensation for the Board of Directors for the 2021 to 2022 Board Year), Proposal 9 (Approval of Compensation for the Group Management Team for fiscal year 2023), Proposal 11 (Re-election of the Independent Representative). All other Proposals involve matters that we believe will be considered routine. Any “broker non-votes” on any Proposals will not be considered votes cast on the Proposal.

WHAT IS THE DEADLINE FOR DELIVERING MY VOTING INSTRUCTIONS?
If you hold your shares through a U.S. or Canadian bank or brokerage or other custodian, you have until 11:59 pm (U.S. Eastern Daylight Time) on Thursday, September 2, 2021 to deliver your voting instructions.

CAN I CHANGE MY VOTE AFTER I HAVE VOTED?
You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date.

HOW DO I OBTAIN A SEPARATE SET OF PROXY MATERIALS OR REQUEST A SINGLE SET FOR MY HOUSEHOLD IN THE UNITED STATES?
We have adopted a procedure approved by the SEC called “householding” for shareholders in the United States. Under this procedure, shareholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy statement and annual report unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees. Each U.S. shareholder who participates in householding will continue to be able to access or receive a separate Proxy Card.
If you wish to receive a separate proxy statement and annual report at this time, please request the additional copy by contacting our mailing agent, Broadridge, by telephone at +1-866-540-7095 or by e-mail at sendmaterial@proxyvote.com. If any shareholders in your household wish to receive a separate proxy statement and annual report in the future, they may call our investor relations group at +1-510-713-4220 or write to Investor Relations, 7700 Gateway Boulevard, Newark, California 94560. They may also send an email to our investor relations group at logitechIR@logitech.com. Other shareholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple proxy statements and annual reports by calling or writing to our investor relations group.

Further Information for Shareholders with Shares Registered Through a Bank or Brokerage as Custodian (Outside the U.S. or Canada)

HOW DO I VOTE BY PROXY IF MY SHARES ARE REGISTERED THROUGH MY BANK OR BROKERAGE AS CUSTODIAN?
Your broker, trustee or nominee should have enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares. If you did not receive such instructions you must contact your bank or brokerage for their voting instructions.

WHAT IS THE DEADLINE FOR DELIVERING MY VOTING INSTRUCTIONS IF MY LOGITECH SHARES ARE REGISTERED THROUGH MY BANK OR BROKERAGE AS CUSTODIAN?
Banks and brokerages typically set deadlines for receiving instructions from their account holders. Outside of the U.S. and Canada, this deadline is typically two to three days before the deadline of the company holding the general meeting. This is so that the custodians can collect the voting instructions and pass them on to the company holding the meeting. If you hold Logitech shares through a bank or brokerage outside the U.S. or Canada, please check with your bank or brokerage for their specific voting deadline and submit your voting instructions to them as far before that deadline as possible.

Other Meeting Information
Meeting Proposals
There are no other matters that the Board intends to present, or has reason to believe others will present, at the Annual General Meeting.
If you are a registered shareholder:

SWISS SHARE REGISTER
INTERNET VOTING – If you are a registered shareholder and vote using the Internet voting site, you have to give specific voting instructions to all agenda items before you can submit your instructions.
RESPONSE COUPON – If you are a registered shareholder and sign and return a Response Coupon without giving specific voting instructions for some or all agenda items, you thereby give instructions to the Independent Representative to vote your shares in accordance with the recommendations of the Board of Directors for such agenda items as well as for new and amended proposals that could be formulated during the course of the meeting.

U.S. SHARE REGISTER
INTERNET VOTING – If you are a registered shareholder and vote using the Internet voting site without giving specific voting instructions for some or all agenda items, you thereby give instructions to the Independent Representative to vote your shares in accordance with the recommendations of the Board of Directors for such agenda items as well as for new and amended proposals that could be formulated during the course of the meeting.
PROXY CARD – If you are a registered shareholder and sign and return a Proxy Card without giving specific voting instructions for some or all agenda items, you thereby give instructions to the Independent Representative to vote your shares in accordance with the recommendations of the Board of Directors for such agenda items as well as for new and amended proposals that could be formulated during the course of the meeting.

If you are a beneficial owner of shares held in “street name” in the United States or Canada, if other matters are properly presented for voting at the meeting and you have provided discretionary voting instructions on a voting instruction card or through the Internet or other permitted voting mechanisms or have not provided voting instructions, your shares will be voted in accordance with the recommendations of the Board of Directors at the meeting on such matters.
Proxy Solicitation
Certain of our directors, officers and other employees, without additional compensation, may contact shareholders personally or in writing, by telephone, e-mail or otherwise in connection with the proposals to be made at the meeting. In the United States, we are required to request that brokers and nominees who hold shares in their names furnish our proxy material to the beneficial owners of the shares, and we must reimburse such brokers and nominees for the expenses of doing so in accordance with certain U.S. statutory fee schedules.
We have also engaged Morrow Sodali, Mainzer Landstraße 50, 60325 Frankfurt, Germany, to assist in contacting shareholders in connection with the meeting and will pay Morrow Sodali a fee of approximately $10,000, plus reimbursement of out-of-pocket expenses.

Tabulation of Votes
As is typical for Swiss companies, our Share Registrar will tabulate the voting instructions of registered shareholders that are provided in advance of the meeting.
Shareholder Proposals and Nominees
Shareholder Proposals for 2021 Annual General Meeting
Under our Articles of Incorporation, one or more registered shareholders who together represent shares representing at least the lesser of (i) one percent of our issued share capital or (ii) an aggregate par value of one million Swiss francs may demand that an item be placed on the agenda of a meeting of shareholders. Any such proposal must be included by the Board in our materials for the meeting. A request to place an item on the meeting agenda must be in writing and describe the proposal. With respect to the 2021 Annual General Meeting, the deadline to receive proposals for the agenda was July 9, 2021. In addition, under Swiss law registered shareholders, or persons holding a valid proxy from a registered shareholder, may propose alternatives to items on the 2021 Annual General Meeting agenda before the meeting.
Shareholder Proposals for 2022 Annual General Meeting
We anticipate holding our 2022 Annual General Meeting on or about September 14, 2022. One or more registered shareholders who satisfy the minimum shareholding requirements in the Company’s Articles of Incorporation may demand that an item be placed on the agenda for our 2022 Annual General Meeting of shareholders by delivering a written request describing the proposal to the Secretary of Logitech at our principal executive office in either Switzerland or the United States no later than July 15, 2022. In addition, if you are a registered shareholder and satisfy the shareholding requirements under Rule 14a-8 of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”), you may submit a proposal for consideration by the Board of Directors for inclusion in the 2022 Annual General Meeting agenda by delivering a request and a description of the proposal to the Secretary of Logitech at our principal executive office in either Switzerland or the United States no later than March 25, 2022. The proposal will need to comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials under U.S. securities laws. Under the Company’s Articles of Incorporation only registered shareholders are recognized as Logitech shareholders. As a result, if you are not a registered shareholder you may not make proposals for the 2022 Annual General Meeting.
Nominations of Director Candidates
Nominations of director candidates by registered shareholders must follow the rules for shareholder proposals above.
Provisions of Articles of Incorporation
The relevant provisions of our Articles of Incorporation regarding the right of one or more registered shareholders who together represent shares representing at least the lesser of (i) one percent of our issued share capital or (ii) an aggregate par value of one million Swiss francs to demand that an item be placed on the agenda of a meeting of shareholders are available on our website at http://ir.logitech.com. You may also contact the Secretary of Logitech at our principal executive office in either Switzerland or the United States to request a copy of the relevant provisions of our Articles of Incorporation.

Agenda Proposals and Explanations

Proposal 1
Approval of the Annual Report, the Consolidated Financial Statements and the Statutory Financial Statements of Logitech International S.A. for Fiscal Year 2021
Proposal
The Board of Directors proposes that the Annual Report, the consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2021 be approved.
Explanation
The Logitech consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2021 are contained in Logitech’s Annual Report, which was made available to all registered shareholders on or before the date of this Invitation and Proxy Statement. The Annual Report also contains the reports of Logitech’s auditors on the consolidated financial statements and on the statutory financial statements, Logitech’s Remuneration Report prepared in compliance with the Swiss Ordinance Against Excessive Compensation by Public Corporations (the so-called “Minder Ordinance”) as well as the report of the statutory auditors on the Remuneration Report, additional information on the Company’s business, organization and strategy, and information relating to corporate governance as required by the SIX Swiss Exchange directive on corporate governance. Copies of the Annual Report are available on the Internet at http://ir.logitech.com.
Under Swiss law, the annual report and financial statements of Swiss companies must be submitted to shareholders for approval or disapproval at each annual general meeting. In the event of a negative vote on this proposal by shareholders, the Board of Directors will call an extraordinary general meeting of shareholders for reconsideration of this proposal by shareholders.
Approval of this proposal does not constitute approval or disapproval of any of the individual matters referred to in the Annual Report or the consolidated or statutory financial statements for fiscal year 2021.
KPMG AG, as Logitech auditors, issued an unqualified recommendation to the Annual General Meeting that the consolidated and statutory financial statements of Logitech International S.A. be approved. KPMG AG expressed their opinion that the consolidated financial statements for the year ended March 31, 2021 present fairly, in all material respects, the financial position, the results of operations and the cash flows in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and comply with Swiss law. They further expressed their opinion and confirmed that the statutory financial statements and the proposed appropriation of available earnings comply with Swiss law and the Articles of Incorporation of Logitech International S.A. and the Remuneration Report contains the information required by Swiss law.
Voting Requirement to Approve Proposal
The affirmative “FOR” vote of a majority of the votes cast at the Annual General Meeting, not counting abstentions.
Recommendation
The Board of Directors recommends a vote “FOR” approval of the Annual Report, the consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2021.

Proposal 2
Advisory Vote to Approve Executive Compensation
Proposal
The Board of Directors proposes that shareholders approve, on an advisory basis, the compensation of Logitech’s named executive officers disclosed in Logitech’s Compensation Report for Fiscal Year 2021.
Explanation
Since 2009, the Logitech Board of Directors has asked shareholders each year to approve Logitech’s compensation philosophy, policies and practices, as set out in the “Compensation Discussion and Analysis” section of the Compensation Report, in a proposal commonly known as a “say-on-pay” proposal. Beginning with the 2011 Annual General Meeting, a say-on-pay advisory vote was required for all public companies, including Logitech, that are subject to the applicable U.S. proxy statement rules. Shareholders have been supportive of our compensation philosophy, policies and practices in each of those years.
At the 2017 Annual General Meeting, shareholders approved a proposal to take the say-on-pay vote annually. Accordingly, the Board of Directors is asking shareholders to approve, on an advisory basis, the compensation of Logitech’s named executive officers disclosed in the Compensation Report, including the “Compensation Discussion and Analysis,” the Summary Compensation table and the related compensation tables, notes, and narrative. This vote is not intended to address any specific items of compensation or any specific named executive officer, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in the Compensation Report.
This say-on-pay vote is advisory and therefore is not binding. It is carried out as a best practice and to comply with applicable U.S. proxy statement rules, and is consequently independent from, and comes in addition to, the binding vote on the Approval of Compensation of the Board of Directors for the 2021 to 2022 Board Year contemplated in Proposal 8 below and the binding vote on the Approval of Compensation for the Group Management Team for fiscal year 2023 contemplated in Proposal 9 below. However, the say-on-pay vote will provide information to us regarding shareholder views about our executive compensation philosophy, policies and practices, which the Compensation Committee of the Board will be able to consider when determining future executive compensation. The Committee will seek to determine the causes of any significant negative voting result.
As discussed in the Compensation Discussion and Analysis section of Logitech’s Compensation Report for Fiscal Year 2021, Logitech has designed its compensation programs to:
•    provide compensation sufficient to attract and retain the level of talent needed to create and manage an innovative, high-growth, global company in highly competitive and rapidly evolving markets;
•    support a performance-oriented culture;
•    maintain a balance between fixed and variable compensation and place a significant portion of total compensation at risk based on Logitech’s performance, while maintaining controls over inappropriate risk-taking by factoring in both annual and long-term performance;
•    provide a balance between short-term and long-term objectives and results;
•    align executive compensation with shareholders’ interests by tying a significant portion of compensation to increasing share value; and
•    reflect an executive’s role and past performance through base salary and short-term cash incentives, and his or her potential for future contribution through long-term equity incentive awards.

While compensation is a central part of attracting, retaining and motivating the best executives and employees, we believe it is not the sole or exclusive reason why exceptional executives or employees choose to join and stay at Logitech, or why they work hard to achieve results for shareholders. In this regard, both the Compensation Committee and management believe that providing a working environment and opportunities in which executives and employees can develop, express their individual potential, and make a difference, are also a key part of Logitech’s success in attracting, motivating and retaining executives and employees.
The Compensation Committee of the Board has developed a compensation program that is described more fully in the Compensation Report included in this Invitation and Proxy Statement. Logitech’s compensation philosophy, compensation program risks and design, and compensation paid during fiscal year 2021 are also set out in the Compensation Report for Fiscal Year 2021.
Voting Requirement to Approve Proposal
The affirmative “FOR” vote of a majority of the votes cast at the Annual General Meeting, not counting abstentions.
Recommendation
The Board of Directors recommends a vote “FOR” approval of the following advisory resolution:
“Resolved, that the compensation paid to Logitech’s named executive officers as disclosed in the Compensation Report for Fiscal Year 2021, including the “Compensation Discussion and Analysis,” the "Summary Compensation Table for Fiscal Year 2021" and the related compensation tables, notes, and narrative discussion, is hereby approved.”

Proposal 3
Appropriation of Retained Earnings and Declaration of Dividend
Proposal
The Board of Directors proposes that CHF 1,193,523,228 (approximately USD 1,264,857,868 based on the exchange rate on March 31, 2021) of retained earnings be appropriated as follows:

	Year ended March 31, 2021
Retained earnings available at the
end of fiscal year 2021	CHF	1,193,523,228
Proposed dividends	CHF	(147,000,000)
Balance of retained earnings to be
carried forward	CHF	1,046,523,228
The Board of Directors approved and proposes distribution of a gross aggregate dividend of CHF 147,000,000 (approximately USD 155,785,914 based on the exchange rate on March 31, 2021), or approximately CHF 0.8734 per share (approximately USD 0.9256 per share).*
No distribution shall be made on shares held in treasury by the Company and its subsidiaries.
If the proposal of the Board of Directors is approved, the dividend payment of approximately CHF 0.8734 per share (or approximately CHF 0.5677 per share after deduction of 35% Swiss withholding tax whenever required) will be made on or about September 22, 2021 to all shareholders on record as of the record date (which will be on or about September 21, 2021). We expect that the shares will be traded ex-dividend as of approximately September 20, 2021. For payments made in U.S. dollars, we expect to use the currency exchange rate as of the date of the meeting, September 8, 2021.
Explanation
Under Swiss law, the use of retained earnings must be submitted to shareholders for approval or disapproval at each annual general meeting. The retained earnings at the disposal of Logitech shareholders at the 2021 Annual General Meeting are the earnings of Logitech International S.A., the Logitech parent holding company.
The proposal of the Board of Directors to distribute a gross dividend of approximately CHF 0.8734 per share represents an increase of approximately 10% over the prior year, following another year of strong cash flow from operations, and is an indication of the Board of Directors’ confidence in the future of the Company. Since fiscal year 2013, the Board of Directors decided on a recurring annual gross dividend and not on an occasional one. As a consequence, the Company expects to propose such a dividend to the shareholders of the Company every year (subject to the approval of the Company’s statutory auditors in the applicable year).
Other than the distribution of the dividend, the Board of Directors proposes the carry-forward of retained earnings based on the Board’s belief that it is in the best interests of Logitech and its shareholders to retain Logitech’s earnings for future investment in the growth of Logitech’s business, for share repurchases, and for the possible acquisition of other companies or lines of business.
Voting Requirement to Approve Proposal
The affirmative “FOR” vote of a majority of the votes cast at the Annual General Meeting, not counting abstentions.
Recommendation
The Board of Directors recommends a vote “FOR” approval of the proposed appropriation of retained earnings with respect to fiscal year 2021, including the payment of a dividend to shareholders in an aggregate amount of CHF 147,000,000.

*    The per share approximations are based on 168,307,897 shares outstanding, net of treasury shares, as of March 31, 2021. Distribution-bearing shares are all shares issued except for treasury shares held by Logitech International S.A. on the day preceding the payment of the distribution.

Proposal 4
Release of the Board of Directors and Executive Officers from Liability for Activities during Fiscal Year 2021
Proposal
The Board of Directors proposes that shareholders release the members of the Board of Directors and Executive Officers from liability for activities during fiscal year 2021.
Explanation
As is customary for Swiss corporations and in accordance with Article 698, subsection 2, item 5 of the Swiss Code of Obligations, shareholders are requested to release the members of the Board of Directors and the Executive Officers from liability for their activities during fiscal year 2021 that have been disclosed to shareholders. This release from liability exempts members of the Board of Directors or Executive Officers from liability claims brought by the Company or its shareholders on behalf of the Company against any of them for activities carried out during fiscal year 2021 relating to facts that have been disclosed to shareholders. Shareholders that do not vote in favor of the proposal, or acquire their shares after the vote without knowledge of the approval of this resolution, are not bound by the result for a period ending six months after the vote.
Voting Requirement to Approve Proposal
The affirmative “FOR” vote of a majority of the votes cast at the Annual General Meeting, not counting abstentions and not counting the votes of any member of the Board of Directors or of any Logitech executive officers.
Recommendation
The Board of Directors recommends a vote “FOR” the proposal to release the members of the Board of Directors and Executive Officers from liability for activities during fiscal year 2021.

Proposal 5
Elections to the Board of Directors
Our Board of Directors is presently composed of twelve members. Each director was elected for a one-year term ending at the closing of the 2021 Annual General Meeting.
At the recommendation of the Nominating and Governance Committee, the Board has nominated the eleven individuals below to serve as directors for a one-year term, beginning in each case as of the Annual General Meeting on September 8, 2021. All eleven of the nominees currently serve as members of the Board of Directors. Their current terms expire upon the closing of the Annual General Meeting on September 8, 2021. Mr. Didier Hirsch, having served the Company as a member of the Board for nine years and having reached the age limit of 70 years under our Organizational Regulations prior to the 2021 Annual General Meeting, is not standing for re-election.
The term of office ends at the closing of the next Annual General Meeting. There will be a separate vote on each nominee.
Under Swiss law, Board members may only be appointed by shareholders. If the individuals below are elected, the Board will be composed of eleven members. The Board has no reason to believe that any of our nominees will be unwilling or unable to serve if elected as a director.
For further information on the Board of Directors, including the current members of the Board, the Committees of the Board, the means by which the Board exercises supervision of Logitech’s executive officers, and other information, please see “Corporate Governance and Board of Directors Matters” below.
5.A Re-election of Dr. Patrick Aebischer
Proposal: The Board of Directors proposes that Dr. Patrick Aebischer be re-elected to the Board for a one-year term ending at the closing of the 2022 Annual General Meeting.
For biographical information and qualifications of Dr. Aebischer, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 26.
5.B Re-election of Ms. Wendy Becker
Proposal: The Board of Directors proposes that Ms. Wendy Becker be re-elected to the Board for a one-year term ending at the closing of the 2022 Annual General Meeting.
For biographical information and qualifications of Ms. Becker, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 26.
5.C Re-election of Dr. Edouard Bugnion
Proposal: The Board of Directors proposes that Dr. Edouard Bugnion be re-elected to the Board for a one-year term ending at the closing of the 2022 Annual General Meeting.
For biographical information and qualifications of Dr. Bugnion, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 27.
5.D Re-election of Mr. Riet Cadonau
Proposal: The Board of Directors proposes that Mr. Riet Cadonau be re-elected to the Board for a one-year term ending at the closing of the 2022 Annual General Meeting.
For biographical information and qualifications of Mr. Cadonau, please refer to "Corporate Governance and Board of Directors Matters – Members of the Board of Directors" on page 27.
5.E Re-election of Mr. Bracken Darrell
Proposal: The Board of Directors proposes that the Company’s President and Chief Executive Officer, Mr. Bracken Darrell, be re-elected to the Board for a one-year term ending at the closing of the 2022 Annual General Meeting.
For biographical information and qualifications of Mr. Darrell, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 28.

5.F Re-election of Mr. Guy Gecht
Proposal: The Board of Directors proposes that Mr. Guy Gecht be re-elected to the Board for a one-year term ending at the closing of the 2022 Annual General Meeting.
For biographical information and qualifications of Mr. Gecht, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 28.
5.G Re-election of Dr. Neil Hunt
Proposal: The Board of Directors proposes that Dr. Neil Hunt be re-elected to the Board for a one-year term ending at the closing of the 2022 Annual General Meeting.
For biographical information and qualifications of Dr. Hunt, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 29.
5.H Re-election of Ms. Marjorie Lao
Proposal: The Board of Directors proposes that Ms. Marjorie Lao be re-elected to the Board for a one-year term ending at the closing of the 2022 Annual General Meeting.
For biographical information and qualifications of Ms. Lao, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 30.
5.I Re-election of Ms. Neela Montgomery
Proposal: The Board of Directors proposes that Ms. Neela Montgomery be re-elected to the Board for a one-year term ending at the closing of the 2022 Annual General Meeting.
For biographical information and qualifications of Ms. Montgomery, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 30.
5.J Re-election of Mr. Michael Polk
Proposal: The Board of Directors proposes that Mr. Michael Polk be re-elected to the Board for a one-year term ending at the closing of the 2022 Annual General Meeting.
For biographical information and qualifications of Mr. Polk, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 31.
5.K Re-election of Ms. Deborah Thomas
Proposal: The Board of Directors proposes that Ms. Deborah Thomas be re-elected to the Board for a one-year term ending at the closing of the 2022 Annual General Meeting.
For biographical information and qualifications of Ms. Thomas, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 31.

Voting Requirement to Approve Proposals
The affirmative “FOR” vote of a majority of the votes cast at the Annual General Meeting, not counting abstentions.
Recommendation
The Board of Directors recommends a vote “FOR” the election to the Board of each of the above nominees.

Proposal 6
Election of the Chairperson of the Board
Pursuant to the so-called “Minder Ordinance”, Swiss law requires that the Chairperson of the Board of Directors be elected on the occasion of each Annual General Meeting for a one-year term ending at the closing of the following Annual General Meeting. In line with current corporate governance best practices, the Board of Directors has selected Ms. Wendy Becker as its nominee to continue to lead the Board of Directors as an independent Chairperson. Ms. Becker has been the Chairperson since 2019, is a non-executive member of the Board of Directors since September 2017, and is the current Chairperson of the Company's Nominating and Governance Committee. As noted in her biographical information and qualifications in "Corporate Governance and Board of Directors Matters - Members of the Board of Directors" on page 26, Ms. Becker has extensive senior leadership experience as well as broad and diverse experience with boards of directors and trustee positions.
Proposal
The Board of Directors proposes that Ms. Wendy Becker be re-elected as Chairperson of the Board of Directors for a one-year term ending at the closing of the 2022 Annual General Meeting.
Voting Requirement to Approve Proposal
The affirmative “FOR” vote of a majority of the votes cast at the Annual General Meeting, not counting abstentions.
Recommendation
The Board of Directors recommends a vote “FOR” the re-election of Ms. Wendy Becker as Chairperson of the Board of Directors.

Proposal 7
Elections to the Compensation Committee
Our Compensation Committee is presently composed of four members, all of whom are standing for re-election to the Board of Directors and to the Compensation Committee. Following the amendment to the Swiss corporate law on January 1, 2014, the members of the Compensation Committee are to be elected annually and individually by the shareholders. Only members of the Board of Directors can be elected as members of the Compensation Committee.
At the recommendation of the Nominating and Governance Committee, the Board of Directors has nominated the five individuals below to serve as members of the Compensation Committee for a term of one year. Four of the nominees currently serve as members of the Compensation Committee and, as required by our Compensation Committee charter, all of the nominees are independent in accordance with the requirements of the listing standards of the Nasdaq Stock Market, the outside director definition of Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, the definition of a “non-employee director” for purposes of Rule 16b-3 promulgated by the U.S. Securities and Exchange Commission, and Rule 10C-1(b)(1) of the U.S. Securities Exchange Act of 1934, as amended.
The term of office ends at the closing of the next Annual General Meeting. There will be a separate vote on each nominee.
7.A Re-election of Dr. Edouard Bugnion
Proposal: The Board of Directors proposes that Dr. Edouard Bugnion be re-elected to the Compensation Committee for a one-year term ending at the closing of the 2022 Annual General Meeting.
For biographical information and qualifications of Dr. Bugnion, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 27.
7.B Re-election of Mr. Riet Cadonau
Proposal: The Board of Directors proposes that Mr. Riet Cadonau be re-elected to the Compensation Committee for the a one-year term ending a the closing of the 2022 Annual General Meeting.
For biographical information and qualifications of Mr. Cadonau, please refer to "corporate Governance and Board of Directors Matters – Members of the Board of Directors" on page 27.
7.C Re-election of Dr. Neil Hunt
Proposal: The Board of Directors proposes that Dr. Neil Hunt be re-elected to the Compensation Committee for a one-year term ending at the closing of the 2022 Annual General Meeting.
For biographical information and qualifications of Dr. Hunt, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 29.
7.D Re-election of Mr. Michael Polk
Proposal: The Board of Directors proposes that Mr. Michael Polk be re-elected to the Compensation Committee for a one-year term ending at the closing of the 2022 Annual General Meeting.
For biographical information and qualifications of Mr. Polk, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors”, on page 31.
7.E Election of Ms. Neela Montgomery
Proposal: The Board of Directors proposes that Ms. Neela Montgomery be elected to the Compensation Committee for a one-year term ending at the closing of the 2022 Annual General Meeting.
For biographical information and qualifications of Ms. Montgomery, please refer to "Corporate Governance and Board of Directors Matters – Members of the Board of Directors", on page 30.
Voting Requirement to Approve Proposals
The affirmative “FOR” vote of a majority of the votes cast at the Annual General Meeting, not counting abstentions.
Recommendation
Our Board of Directors recommends a vote “FOR” the election to the Compensation Committee of each of the above nominees.

Proposal 8
Approval of Compensation for the Board of Directors for the 2021 to 2022 Board Year
Proposal
The Board of Directors proposes that the shareholders approve a maximum aggregate amount of the compensation of the Board of Directors of CHF 3,400,000 for the term of office from the 2021 Annual General Meeting until the 2022 Annual General Meeting (the “2021 – 2022 Board Year”).
Explanation
Pursuant to the so-called “Minder Ordinance”, the compensation of the Board of Directors must be subject each year to a binding shareholder vote, in the manner contemplated by Logitech’s Articles of Incorporation. Article 19 quarter, paragraph 1(a) of Logitech’s Articles of Incorporation allows shareholders to approve the maximum aggregate amount of the compensation of the Board of Directors for the period up to the next Annual General Meeting.
Under the Company’s Articles of Incorporation, the compensation of the members of the Board of Directors who do not have management responsibilities consists of cash payments and shares or share equivalents. The value of cash compensation and shares or share equivalents corresponds to a fixed amount, which reflects the functions and responsibilities assumed. The value of shares or share equivalents is calculated at market value at the time of grant.
The proposed maximum amount of CHF 3,400,000 has been determined based on ten non-executive members of the Board of Directors and on the following non-binding assumptions:
With respect to the ten non-executive members of the Board of Directors:
•Cash payments of a maximum of CHF 1,050,000. Cash payments for non-executive members of the Board of Directors include annual retainers for Board and committee service and an annual retainer for a non-executive Chairperson.
•Share or share equivalent awards of a maximum of CHF 2,000,000. The value of share or share equivalent awards corresponds to a fixed amount and the number of shares granted will be calculated at market value at the time of their grant.
•Other payments, including accrual of the Company's estimated contributions to social security, of a maximum of CHF 350,000.
In his capacity as a member of the Group Management Team, Mr. Bracken Darrell is not entitled to compensation for his services on the Company’s Board of Directors.
Shareholders are approving the maximum aggregate amount of compensation set forth in the proposal. The assumptions set forth in this explanation are based on the Company’s current expectations about future compensation plans and decisions.  The Company may redesign its compensation plans or make alternative compensation decisions within the maximum aggregate amount of compensation approved by shareholders. The actual compensation awarded to the members of the Board of Directors for the 2021 - 2022 Board Year will be disclosed in the Compensation Report in the Invitation and Proxy Statement for the 2023 Annual General Meeting.
In the event of a negative vote on this proposal by shareholders, the Board of Directors will submit an alternative proposal to the same or a subsequent general meeting.
Voting Requirement to Approve Proposal
The affirmative “FOR” vote of a majority of the votes cast at the Annual General Meeting, not counting abstentions.
Recommendation
The Board of Directors recommends a vote “FOR” the approval of the maximum aggregate amount of the compensation of the members of the Board of Directors of CHF 3,400,000 for the term of office from the 2021 Annual General Meeting until the 2022 Annual General Meeting.

Proposal 9
Approval of Compensation for the Group Management Team for Fiscal Year 2023
Proposal
The Board of Directors proposes that the shareholders approve a maximum aggregate amount of the compensation of the Group Management Team of USD 24,900,000 for fiscal year 2023.
Explanation
Pursuant to the so-called “Minder Ordinance”, the compensation of the Company’s Group Management Team must be subject each year to a binding shareholder vote, in the manner contemplated by Logitech’s Articles of Incorporation. Article 19 quarter, paragraph 1(b) of Logitech’s Articles of Incorporation allows shareholders to approve the maximum aggregate amount of the compensation of the Group Management Team for the next fiscal year. As the 2021 Annual General Meeting takes place in the middle of Logitech’s fiscal year 2022, the applicable next fiscal year is fiscal year 2023. This required, binding vote on the compensation of the Group Management Team is independent from, and comes in addition to, the non-binding, advisory say-on-pay vote contemplated in Proposal 2.
Logitech’s Group Management Team currently consists of Mr. Bracken Darrell, President and Chief Executive Officer. Mr. Nate Olmstead, Chief Financial Officer, Mr. Prakash Arunkundrum, Head of Global Operations and Sustainability, and Ms. Samantha Harnett, General Counsel.
Logitech’s compensation philosophy, compensation program risks and design, and compensation paid during fiscal year 2021 are set forth in the Compensation Report.
The proposed maximum amount of USD 24,900,000 has been determined based on the following non-binding assumptions for Logitech’s Group Management Team as an aggregate group:
•The Group Management Team will include four members.
•Gross base salaries of a maximum of USD 2,650,000.
•Performance-based cash compensation of a maximum of USD 5,150,000. Performance-based cash compensation in the form of incentive cash payments may be earned under the Logitech Management Performance Bonus Plan (the “Bonus Plan”) or other cash bonuses approved by the Compensation Committee. Payout under the Bonus Plan is variable, and is based on the achievement of the Company’s, individual executives’ or other performance goals, and for fiscal year 2023 is expected to continue to range from 0% to 200% of the executive’s target incentive. The maximum amount of the performance-based bonus for fiscal year 2023 assumes a maximum achievement of all performance goals.
•Equity incentive awards of a maximum of USD 16,200,000. Long-term equity incentive awards are generally granted in the form of performance-based restricted stock units, or PSUs. Beginning in fiscal year 2021, we shifted our CEO's equity compensation to 100% PSUs and in fiscal year 2023 the remaining executive officers will receive 100% of their equity compensation in the form of PSUs and will no longer receive any time-based restricted stock units. In order to align with the methodology used in the Compensation Report, where the value of PSUs is disclosed based on estimated fair value at the time of grant, the fair value at grant has been considered to calculate the maximum amount of the long-term equity awards. The target number of PSU awards granted to our Group Management Team in fiscal year 2023 will be determined at the beginning of the three-year performance period and the number of shares that will vest at the end of the three-year performance period is expected to continue to range from 0% to 200% of the executive's target number of shares depending on our corporate performance.
•Other compensation of a maximum of USD 900,000. Other compensation may include tax preparation services and related expenses, 401(k) savings plan matching contributions, premiums for group term life insurance and long-term disability insurance, employer’s contribution to medical premiums, relocation or extended business travel-related expenses, defined benefit pension plan employment contributions, accrual of estimated employer's contribution to social security and Medicare, and other awards. The Company generally does not provide all of these components of other compensation to all executives each year, but the proposed maximum amount of compensation has been formulated to provide flexibility to cover these compensation components as applicable.
Shareholders are approving the maximum aggregate amount of compensation set forth in the proposal. The assumptions set forth in this explanation are based on the Company’s current expectations about future compensation plans and decisions.  The Company may redesign its compensation plans or make alternative compensation decisions within the maximum aggregate amount of compensation approved by shareholders. The actual compensation awarded to the members of the Group Management Team for fiscal year 2023 will be disclosed in the Compensation Report in the Invitation and Proxy Statement for the 2023 Annual General Meeting.
In the event of a negative vote on this proposal by shareholders, the Board of Directors will submit an alternative proposal to the same or a subsequent general meeting.
Voting Requirement to Approve Proposal
The affirmative “FOR” vote of a majority of the votes cast at the Annual General Meeting, not counting abstentions.
Recommendation
The Board of Directors recommends a vote “FOR” the approval of the maximum aggregate amount of the compensation of the Group Management Team of USD 24,900,000 for fiscal year 2023.

Proposal 10
Re-election of KPMG AG as Logitech’s Auditors and Ratification of the Appointment of KPMG LLP as Logitech’s Independent Registered Public Accounting Firm for Fiscal Year 2022
Proposal
The Board of Directors proposes that KPMG AG be re-elected as auditors of Logitech International S.A. for a one-year term and that the appointment of KPMG LLP as Logitech’s independent registered public accounting firm for fiscal year 2022 be ratified.
Explanation
KPMG AG, upon recommendation of the Audit Committee of the Board, is proposed for re-election for a further year as auditors for Logitech International S.A. KPMG AG assumed its first audit mandate for Logitech during fiscal year 2015.
The Audit Committee has also appointed KPMG LLP, the U.S. affiliate of KPMG AG, as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2022 for purposes of U.S. securities law reporting. Logitech’s Articles of Incorporation do not require that shareholders ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm. However, Logitech is submitting the appointment of KPMG LLP to shareholders for ratification as a matter of good corporate governance. If shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain KPMG LLP. Even if the appointment is ratified, the Audit Committee may, in its discretion, change the appointment during the year if the Committee determines that such a change would be in the best interests of Logitech and its shareholders.
Information on the fees paid by Logitech to KPMG AG and KPMG LLP, the Company’s auditors and independent registered public accounting firm for fiscal year 2021, respectively, as well as further information regarding KPMG AG and KPMG LLP, is set out below under the heading “Independent Auditors” and “Report of the Audit Committee.”
Members of KPMG AG will be present at the Annual General Meeting.
Voting Requirement to Approve Proposal
The affirmative “FOR” vote of a majority of the votes cast at the Annual General Meeting, not counting abstentions.
Recommendation
Our Board of Directors recommends a vote “FOR” the re-election of KPMG AG as auditors of Logitech International S.A. and the ratification of the appointment of KPMG LLP as Logitech’s independent registered public accounting firm, each for the fiscal year ending March 31, 2022.

Proposal 11
Re-election of Etude Regina Wenger & Sarah Keiser-Wüger as Independent Representative
Pursuant to the so-called “Minder Ordinance”, Swiss law requires that the independent representative of the shareholders (Independent Representative) be elected on the occasion of each Annual General Meeting for a one-year term ending at the closing of the following Annual General Meeting.
Proposal
The Board of Directors proposes that Etude Regina Wenger & Sarah Keiser-Wüger be re-elected as Independent Representative for a one-year term ending at the closing of the 2022 Annual General Meeting.
Explanation
In accordance with Swiss law, each shareholder may be represented at the general meeting by the Independent Representative, Etude Regina Wenger & Sarah Keiser-Wüger. Ms. Regina Wenger, a principal of Etude Regina Wenger & Sarah Keiser-Wüger, is a respected notary public based in Lausanne, Switzerland and is the former Chairwoman of the Swiss Federation of Notaries.
Under Swiss corporate law, the Independent Representative must satisfy strict independence requirements. General voting instructions can be given with respect to a particular general meeting of shareholders with respect to proposals and agenda items that have not been disclosed in the invitation to the general meeting.
Voting Requirement to Approve Proposal
The affirmative “FOR” vote of a majority of the votes cast at the Annual General Meeting, not counting abstentions.
Recommendation
Our Board of Directors recommends a vote “FOR” the re-election of Etude Regina Wenger & Sarah Keiser-Wüger as Independent Representative.

Corporate Governance and Board of Directors Matters
The Board of Directors is elected by the shareholders and holds the ultimate decision-making authority within Logitech, except for those matters reserved by law or by Logitech’s Articles of Incorporation to its shareholders or those that are delegated to the executive officers under the organizational regulations (also known as by-laws). The Board makes resolutions through a majority vote of the members present at the meetings. In the event of a tie, the vote of the Chairperson decides.
Logitech’s Articles of Incorporation set the minimum number of directors at three. We had twelve members of the Board of Directors as of June 30, 2021. If all of the nominees to the Board presented in Proposal 5 are elected, the Board will have eleven members.

Board of Directors Independence
The Board of Directors has determined that each of our directors and director nominees, other than Bracken Darrell, qualifies as independent in accordance with the published listing requirements of the Nasdaq Stock Market and Swiss corporate governance best practices guidelines. The Company’s independent directors include Patrick Aebischer, Wendy Becker, Edouard Bugnion, Riet Cadonau, Didier Hirsch, Guy Gecht, Neil Hunt, Marjorie Lao, Neela Montgomery, Michael Polk and Deborah Thomas, all of whom also are director nominees with the exception of Mr. Hirsch. The Nasdaq independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, as further required by Nasdaq rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to Logitech and Logitech’s management.

Members of the Board of Directors
The members of the Board of Directors, including their principal occupation, business experience, and qualifications, are set out below.

Patrick Aebischer 66 Years Old Director since 2016
President Emeritus, Swiss Federal Institute of Technology (EPFL) Swiss national
Patrick Aebischer is the former President of the École Polytechnique Fédérale de Lausanne (EPFL), a position to which he was nominated by the Swiss Federal Council and that he held from March 2000 through December 2016. Dr. Aebischer was also a Professor in Neurosciences at the EPFL and Director of the Neurodegenerative Disease Laboratory at the Brain Mind Institute, EPFL from 2000 to May 2017. Prior to these positions, he was a Professor and Director of the Surgical Research Division and Gene Therapy Center at the University Hospital of Lausanne, Chairman of the Section of Artificial Organs, Biomaterials and Cellular Technology of the Division of Biology and Medicine at Brown University, and held other positions in medical sciences at Brown University. Dr. Aebischer is also the founder of three biotech companies. He currently serves on the Board of Nestlé S.A., a leading nutrition, health and wellness company, as Vice-Chairman of PolyPeptide Group AG, a global leader in peptide manufacturing and development, as Chairman of the Novartis Venture Fund, a venture fund investing in innovative life science companies, as a Senior Partner of ND Capital, a venture fund investing in disruptive technologies, and on the Boards of the Jacobs Foundation, Fondation Defitech, Fondation Swiss Polar (Chairman), Geneva Science & Diplomacy Anticipator Foundation (Vice-Chairman), Fondation du Domaine de Villette, Fondation ArtTech (Chairman), Montreux Jazz Festival Foundation and Verbier Festival Foundation. Dr. Aebischer holds a M.D. from the University of Geneva and University of Fribourg, Switzerland, and four Honorary Doctorate degrees.
Dr. Aebischer brings senior leadership, governance, innovation and technology expertise, a global world view and strategic experience to the Board from his role as the President of the EPFL, his experience founding technology companies, and as a member of the senior leadership of leading Swiss companies.
Dr. Aebischer currently serves on the Nominating and Governance Committee and the Technology and Innovation Committee. The Board of Directors has determined that he is an independent Director.

Wendy Becker 55 Years Old Director since 2017
Chairperson, Logitech International S.A. and Former Chief Executive Officer of Jack Wills Limited British, U.S. and Italian national
Wendy Becker has served as Chairperson of the Logitech Board of Directors since September 2019. Ms. Becker is the former Chief Executive Officer of Jack Wills Limited, a British-based manufacturer and retailer of brand name clothing, a position she held from October 2013 to September 2015. She was the Chief Operating Officer of Jack Wills from August 2012 to October 2013. Ms. Becker served as Group Chief Marketing Officer of Vodafone Group Plc, a global telecommunications company, from September 2009 to January 2011. Prior to Vodafone, she served as the Managing Director of TalkTalk Residential, a subsidiary of the Carphone Warehouse Group plc, a provider of fixed line broadband, voice telephony, mobile and television services, a Partner responsible for the United Kingdom consumer practice at McKinsey & Company, an international management consulting firm, and in various marketing and brand roles at The Procter & Gamble Company. Ms. Becker currently serves as a non-executive Director of the Sony Corporation, a global conglomerate across a number of media, technology and other industries, and of Great Portland Estates Plc, a British property development and investment company, as a member of the governing body of the University of Oxford and related subsidiaries, and on the Board of the Design Museum, a museum devoted to contemporary design in every form. She holds a BA degree in Economics from Dartmouth College and an MBA from Stanford University’s Graduate School of Business.
Ms. Becker brings senior leadership, governance, strategic, consumer brand marketing, telecom and design experience to the Board from her positions at Jack Wills, Vodafone, McKinsey and TalkTalk as well as her board and trustee positions.
Ms. Becker currently is Chairperson of the Nominating and Governance Committee. The Board of Directors has determined that she is an independent Director.

Edouard Bugnion 51 Years Old Director since 2015
Professor, School of Computer and Communication Sciences, EPFL Swiss national
Edouard Bugnion is a Professor in the School of Computer and Communication Sciences at the École Polytechnique Fédérale de Lausanne (EPFL) and also served as the Vice President for Information Systems at the EPFL from January 2017 to December 2020. Prior to joining the EPFL in August 2012, Dr. Bugnion was a Founder and Chief Technology Officer of Nuova Systems, Inc., a developer of enterprise data center solutions, from October 2005 to May 2008. Nuova Systems was funded by and acquired by Cisco Systems, Inc., a worldwide leader in Internet Protocol-based networking products and services. He joined Cisco as a Vice President and Chief Technology Officer of Cisco’s Server Access and Virtualization Business Unit from May 2008 to June 2011. Prior to Nuova, Dr. Bugnion was a Founder of VMware, a leading provider of cloud and virtualization software and services, where he held many positions, including Chief Technology Officer, from 1998 to 2005. Dr. Bugnion currently serves on the Boards of InnoSuisse, a Swiss agency for innovation promotion (a position to which he was appointed by the Swiss Federal Council) and of the Fondation de l'Hermitage (a museum) and is a member of the Assembly of the International Committee of the Red Cross. Dr. Bugnion holds an Engineering Diplom from ETH Zürich, a Master’s degree from Stanford University and a Ph.D. from Stanford University, all in Computer Science.
Dr. Bugnion’s significant expertise in technology, software and cloud computing, and his experience founding technology companies and as a member of the senior leadership of leading technology companies, provides the Board with technology and product strategy expertise as well as senior leadership.
Dr. Bugnion currently is Chairperson of the Technology and Innovation Committee and serves on the Compensation Committee. The Board of Directors has determined that he is an independent Director.

Riet Cadonau 60 Years Old Director since 2021
Chairman, dormakaba Holding AG Swiss national
Riet Cadonau is the non-executive Chairman of dormakaba Holding AG, a global provider of products, solutions and services for access to buildings and rooms. He has served as the Chairman since October 2018 and was the Chief Executive Officer from September 2015 through March 2021. Mr. Cadonau was the Chief Executive Officer of Kaba Holding AG, a provider of integrated access management solutions, from July 2011 to September 2015 when it merged with Dorma Holding to form dormakaba. Prior to Kaba, Mr. Cadonau spent eight years in management at Ascom Holding AG, a telecommunications company focusing on wireless on-site communications, as the Chief Executive Officer from August 2007 to March 2011, and in various executive and management roles and as a member of the Executive Board from 2001 to 2005. He joined Affiliated Computer Services Inc. (ACS), an information technology company, as Managing Director, Transport Revenue and subsequently as Senior Vice President, Europe from 2005 to 2007 after ACS acquired Ascom’s Transport Revenue division, before returning to Ascom as Chief Executive Officer. He also spent approximately eleven years at IBM Corporation, a multinational technology company, in Switzerland, most recently as a member of the Management Board and Director of Global Services from 1998 to 2001. Mr. Cadonau serves on the Board and Compensation Committee of Georg Fischer AG, an international industrial corporation, and on the Board and as Chairperson of the Nomination and Compensation Committee of the Zehnder Group AG, an international provider of solutions for a healthy indoor climate. Mr. Cadonau holds a BA in Business and Economics from the University of Basel and an MA in Economics and Business Administration from the University of Zurich. He also attended the Advanced Management Program at INSEAD.
Mr. Cadonau brings senior leadership, governance and global experience with mechanical, electronic and cloud-based technology, technology incubation, digitalization, manufacturing, M&A, Swiss/international investor bases, and developing solutions combining hardware, software and services to the Board from his leadership roles at dormakaba, Ascom, ACS and IBM as well as his Swiss public company board and governance roles.
Mr. Cadonau currently serves on the Compensation Committee. The Board of Directors has determined that he is an independent Director.

Bracken Darrell 58 Years Old Director since 2013
President and Chief Executive Officer, Logitech International S.A. U.S. national
Bracken Darrell joined Logitech as President in April 2012 and became Chief Executive Officer in January 2013. Prior to joining Logitech, Mr. Darrell served as President of Whirlpool EMEA and Executive Vice President of Whirlpool Corporation, a home appliance manufacturer and marketing company, from January 2009 to March 2012. Previously, Mr. Darrell had been Senior Vice President, Operations of Whirlpool EMEA from May 2008 to January 2009. From 2002 to May 2008, Mr. Darrell was with P&G (The Procter & Gamble Company), a consumer brand company, most recently as the President of its Braun GmbH subsidiary. Prior to rejoining P&G in 2002, Mr. Darrell served in various executive and managerial positions with General Electric Company from 1997 to 2002, with P&G from 1991 to 1997, and with PepsiCo Inc. from 1987 to 1989. Mr. Darrell holds a BA degree from Hendrix College and an MBA from Harvard University.
In addition to being the President and Chief Executive Officer of the Company, Mr. Darrell brings senior leadership, new product development, consumer brand marketing and global experience to the Board.

Guy Gecht 56 Years Old Director since 2019
Co-Chief Executive Officer, E.Merge Technology Acquisition Corp. Israeli and U.S. national
Guy Gecht is the Co-Chief Executive Officer of E.Merge Technology Acquisition Corp., a "blank check" company formed for the purpose of effecting a business combination with a software or internet technology company. Prior to co-founding E.Merge in June 2020, Mr. Gecht was the Chief Executive Officer of Electronics for Imaging, Inc., an international company specializing in digital printing technology, a position he held from January 2000 to October 2018.  He served at Electronics for Imaging as President from May 2012 to October 2018 and from July 1999 to January 2000, as Vice President and General Manager of Fiery products from January 1999 to July 1999, and as Director of Software Engineering from October 1995 to January 1999.  Prior to joining Electronics for Imaging, Mr. Gecht was Director of Engineering at Interro Systems, Inc., a diagnostic technology company, from 1993 to 1995, Software Manager of ASP Computer Products, Inc., a networking company, from 1991 to 1993, and Chief Technology Officer for Apple Israel from 1990 to 1991.  He serves on the Board of Check Point Software Technology Ltd., a multinational provider of software and combined hardware and software products for IT security. Mr. Gecht holds a BS in Computer Science and Mathematics from Ben Gurion University in Israel.

Mr. Gecht brings senior leadership, governance as well as technology and cybersecurity expertise and strategy, M&A and international experience to the Board, having led the transformation and growth of Electronics for Imaging into a global leader in digital imaging.

Mr. Gecht currently serves on the Technology and Innovation Committee.  The Board of Directors has determined that he is an independent director.

Didier Hirsch 70 Years Old Director since 2012
Former Senior Vice President and Chief Financial Officer, Agilent Technologies, Inc. French and U.S. national
Didier Hirsch is the former Senior Vice President and Chief Financial Officer of Agilent Technologies, Inc., a global leader in life sciences, diagnostics and applied chemical markets, a position that he held from July 2010 to October 2018. He served in various senior finance positions with Agilent since 1999. Mr. Hirsch had joined Hewlett-Packard Company in 1989, and served as Director of Finance and Administration of Hewlett-Packard Europe, Middle East and Africa (EMEA) from 1996 to 1999, Director of Finance and Administration of Hewlett-Packard Asia Pacific from 1993 to 1996, and Director of Finance and Administration of Hewlett-Packard France from 1989 to 1993. Prior to Hewlett-Packard, Mr. Hirsch worked in finance positions with Valeo Inc., Gemplus S.C.A., SGS-Thomson Microelectronics, I.B.H. Holding S.A., Bendix Corporation and Ford Motor Company. He serves on the Board and as Chair of the Audit Committee of Knowles Corporation, a New York Stock Exchange (NYSE)-listed global supplier of advanced micro-acoustic, audio processing, and specialty component solutions, serving the mobile consumer electronics, communications, medical, military, aerospace and industrial markets. Mr. Hirsch holds an MS degree in Computer Sciences from Toulouse University and an MS degree in Industrial Administration from Purdue University.
As a former Chief Financial Officer of a leading public technology company, and with significant finance expertise developed over several decades at technology and manufacturing companies in the U.S.A., EMEA and Asia Pacific, Mr. Hirsch brings senior leadership, governance, finance (including U.S. GAAP), technology and global experience to the Board.
Mr. Hirsch currently is Chairperson of the Audit Committee and serves on the Nominating and Governance Committee. The Board of Directors has determined that he is an independent Director.
Mr. Hirsch, having reached the age limit of 70 years under our Organizational Regulations prior to the 2021 Annual General Meeting, is not standing for re-election.

Neil Hunt 59 Years Old Director since 2010
Chief Product Officer, Vibrant Planet U.K. and U.S. national
Neil Hunt is the Chief Product Officer of Vibrant Planet, a public benefit corporation building tools for forest ecosystem management. Prior to joining Vibrant Planet in December, 2020, Dr. Hunt served as the Chief Strategy Officer, from November 2018 to December 2020, and Chief Executive Officer, from January 2018 to November 2018, of Curai, Inc., a venture-backed health technology company building technology to apply artificial intelligence and machine learning to primary care medicine. Prior to Curai, Dr. Hunt was the Chief Product Officer of Netflix, Inc., a California-based company offering the world’s largest Internet TV service operating in more than 50 countries worldwide. He was with Netflix from 1999 through July 2017, and was responsible for the design, implementation and operation of the technology at Netflix. Prior to becoming Chief Product Officer, he served as Vice President, Internet Engineering at Netflix from 1999 to 2002. From 1997 to 1999, Dr. Hunt was Director of Engineering for Rational Software, a California-based maker of software development tools, and he served in engineering roles at predecessor companies from 1991 to 1997. Dr. Hunt currently serves on the Board and Compensation Committee of Roku, Inc., a manufacturer and seller of players that allow streaming video or audio services through televisions, and on the Board and Nomination and Compensation Committee of Here International B.V., a location data and technology platform. He holds a PhD in Computer Science from the University of Aberdeen, U.K. and a BSc degree and honorary DSc degree from the University of Durham, U.K.
Dr. Hunt’s significant expertise in technology, product development leadership and strategy, and his experience as a member of the senior leadership of a leading digital delivery company, provides the Board with technology, product strategy and global expertise as well as senior leadership and governance.
Dr. Hunt currently serves on the Compensation Committee and the Technology and Innovation Committee. The Board of Directors has determined that he is an independent Director.

Marjorie Lao 47 Years Old Director since 2018
Former Chief Financial Officer of the LEGO Group Philippine national
Marjorie Lao is the former Chief Financial Officer of the LEGO Group, a privately held, family-owned company whose main activity is the development, production, marketing and sales of play materials based on the LEGO brick, a position she held February 2017 to March 2020. She previously served at the LEGO Group as the Senior Vice President, Finance from January 2014 to January 2017. Prior to joining the LEGO Group, Ms. Lao was the Vice President, Projects of Seadrill, a deepwater drilling contractor, from February 2013 to December 2013. She served as the Chief Financial Officer and Senior Vice President, Finance of Tandberg ASA, a key player in the videoconferencing industry, from November 2006 to April 2010 and the Vice President, Business Development and M&A from January 2006 to October 2006. Tandberg was acquired by Cisco Systems, Inc., a worldwide leader in Internet Protocol-based networking products and services, and Ms. Lao joined Cisco as the Senior Director, Finance and Senior Director, Strategy and Business Analytics from April 2010 to February 2012. She also served as an Associate and Engagement Manager of McKinsey & Company, an international management consulting firm, from 2002 to 2005 and a Finance Manager and Internal Controls Manager of The Procter & Gamble Company, a consumer brand company, from 1996 to 2000. Ms. Lao serves on the Board and chairs the Audit Committee of myTheresa.com, a fashion e-commerce company. She also serves on the Board and as Chairperson of the Audit Committee of Modern Times Group MTG AB, an esports and gaming entertainment company. Ms. Lao holds a BSc degree in Business Administration and Accountancy from the University of the Philippines and an MBA from Harvard Business School. She was certified as a public accountant in the Philippines in 1996.
Ms. Lao has extensive finance expertise developed through her Chief Financial Officer and other leadership positions at companies in Europe, Asia and the United States. She brings to the Board an understanding of the videoconferencing and gaming industries and senior leadership, governance, finance, business development, strategy, M&A, consumer and global experience from leading technology as well as brand and consumer marketing companies.
Ms. Lao currently serves on the Audit Committee. The Board of Directors has determined that she is an independent Director.

Neela Montgomery 46 Years Old Director since 2017
President, CVS Pharmacy and Executive Vice President, CVS Health British national
Neela Montgomery is the President of CVS Pharmacy, the retail and pharmacy division of CVS Health, a diversified health services company, where she is also an Executive Vice President. Prior to assuming those roles in November 2020, Ms. Montgomery was a Board Partner at Greycroft, a venture capital firm, from August 2020 to December 2020, and the Chief Executive Officer of Crate & Barrel Holdings, Inc., a global home furnishings retailer, from August 2017 to August 2020. Ms. Montgomery was a Member of the Executive Board for Multichannel Retail at the Otto Group, GmbH, a globally operating retail and services group, from November 2014 to August 2017, overseeing all Group companies that operate in e-commerce and store-based retail as well as serving as Executive Chairwoman of Group operating companies including Crate & Barrel. Prior to joining the Otto Group, Ms. Montgomery was the UK General Merchandise Director on the UK Board of Tesco Plc, one of the world’s largest retailers, from June 2012 to June 2014, supervising diverse areas such as Home, Electronics & Entertainment from a multichannel perspective. She served at Tesco since 2002, including as UK E-Commerce Director from March 2011 to December 2012 and as Chief Merchant for Tesco Malaysia from July 2007 to May 2011. Ms. Montgomery studied English literature at Oxford University and holds an MBA from INSEAD having studied in France and Singapore. She is also a 2020 Henry Crown Fellow at the Aspen Institute.
Ms. Montgomery brings senior leadership, multichannel retail, e-commerce, brand oversight, home electronics and global experience to the Board from her positions in North America, EMEA and Asia Pacific at CVS Health, Crate & Barrel, the Otto Group and Tesco.
Ms. Montgomery currently serves on the Audit Committee. The Board of Directors has determined that she is an independent Director.

Michael Polk 60 Years Old Director since 2019
Advisory Director, Berkshire Partners LLC and Chief Executive Officer, Implus LLC U.S. national
Michael Polk is an Advisory Director of Berkshire Partners LLC, a private equity firm, and the Chief Executive Officer of a Berkshire portfolio company, Implus LLC, a global leader in fitness accessories and devices. He has served in his current positions since February 2020. Prior to Berkshire Partners, Mr. Polk was the President and Chief Executive Officer of Newell Brands Inc., a multinational consumer goods company, from July 2011 to June 2019. From 2003 to 2011, Mr. Polk held a series of executive positions at Unilever, a Dutch-Anglo multi-national consumer goods company, including President, Global Foods, Home & Personal Care from 2010 to 2011, President, Unilever Americas from 2007 to 2010, and President, Unilever USA from 2005 to 2007.  From 2007 to 2011, Mr. Polk served as a member of the Unilever Global Executive Board reporting to the Group Chief Executive Officer. Prior to joining Unilever, Mr. Polk spent sixteen years at Kraft Foods Inc., a consumer foods company, from 1987 to 2003.  At Kraft Foods, Mr. Polk was a member of the Kraft Foods Management Committee and served in executive and management positions, including Group Vice President Kraft Foods North America and President, Nabisco Biscuit and Snacks from 2001 to 2003, Group Vice President Kraft Foods International and President, Asia Pacific Region from 1999 to 2001, and Executive Vice President and General Manager, Post Cereal Division from 1998 to 1999.  Mr. Polk started his career at Procter & Gamble Company, a consumer brand company, where he spent three years in paper products manufacturing and R&D from 1982 to 1985.  Mr. Polk serves on the Board and as Chairperson of the People & Organization Committee of Colgate-Palmolive Company, a worldwide consumer products company.  He holds a BS degree in Operations Research and Industrial Engineering from Cornell University and an MBA from Harvard University.

Mr. Polk brings senior leadership, governance, global marketing, consumer innovation, brand and customer development, operations, M&A and international experience to the Board from his leadership and governance roles at consumer and brand-focused multi-national companies such as Implus, Newell Brands, Unilever, Kraft Foods and Colgate-Palmolive.

Mr. Polk currently is the Chairperson of the Compensation Committee and serves on the Nominating and Governance Committee. The Board of Directors has determined that he is an independent Director.

Deborah Thomas 57 Years Old Director since 2020
Executive Vice President and Chief Financial Officer, Hasbro, Inc. U.S. national
Deborah Thomas is an Executive Vice President and the Chief Financial Officer of Hasbro, Inc., a global play and entertainment company.  Ms. Thomas has served in her current position as Chief Financial Officer since June 2009 and as Executive Vice President since March 2013.  She previously served at Hasbro as a Senior Vice President and Chief Financial Officer from June 2009 to February 2013, Senior Vice President and Head of Corporate Finance from June 2008 to May 2009, Senior Vice President and Controller from May 2003 to May 2008, and Vice President and Assistant Controller from August 1998 to April 2003.  Prior to joining Hasbro, Ms. Thomas held Assurance positions at KPMG Peat Marwick, LLP in the United States and in the United Kingdom from 1986 to 1998, most recently as a Senior Manager.  She serves on the Board and as Treasurer of the Rhode Island Airport Corporation, which operates and maintains six airports.  Ms. Thomas is also a Certified Public Accountant.  She holds a BS degree from Providence College.
As the Chief Financial Officer of a leading consumer products, entertainment and media company, and with significant finance and accounting expertise developed over several decades at a global conglomerate and a Big 4 international accounting firm, Ms. Thomas brings senior leadership, governance, finance (including U.S. GAAP), information technology, M&A, international and multi-category, multi-brand consumer product, gaming, media and services experience to the Board.
Ms. Thomas currently serves on the Audit Committee. The Board of Directors has determined that she is an independent Director.

All members of the Board of Directors currently comply with the limitation on external mandates contemplated in Article 17bis of the Company's Articles of Incorporation.

Elections to the Board of Directors
Directors are elected at the Annual General Meeting of Shareholders, upon proposal of the Board of Directors. The proposals of the Board of Directors are made following recommendations of the Nominating and Governance Committee.
Shareholder Recommendations and Nominees
Under our Articles of Incorporation, one or more registered shareholders who together represent shares representing at least the lesser of (i) one percent of our issued share capital or (ii) an aggregate par value of one million Swiss francs may demand that an item be placed on the agenda of a meeting of shareholders, including a nominee for election to the Board of Directors. A request to place an item on the meeting agenda must be in writing, describe the proposal and be received by our Board of Directors at least 60 days prior to the date of the meeting. Demands by registered shareholders to place an item on the agenda of a meeting of shareholders should be sent to: Secretary to the Board of Directors, Logitech International S.A., EPFL - Quartier de l’Innovation, Daniel Borel Innovation Center, 1015 Lausanne, Switzerland, or c/o Logitech Inc., 7700 Gateway Boulevard, Newark, CA 94560, USA.
Under the Company’s Articles of Incorporation only registered shareholders are recognized as shareholders of the company. As a result, beneficial shareholders do not have a right to place an item on the agenda of a meeting, regardless of the number of shares they hold. For information on how beneficial shareholders may become registered shareholders, see “Questions and Answers about the Logitech 2021 Annual General Meeting - If I am not a registered shareholder, can I attend and vote at the meeting?”
If the agenda of a general meeting of shareholders includes an item calling for the election of directors, any registered shareholder may propose a candidate for election to the Board of Directors before or at the meeting.
The Nominating and Governance Committee does not have a policy on consideration of recommendations for candidates to the Board of Directors from registered shareholders.
The Nominating and Governance Committee considers it appropriate not to have a formal policy for consideration of such recommendations because the evaluation of potential members of the Board of Directors is by its nature a case-by-case process, depending on the composition of the Board at the time, the needs and status of the business of the Company, and the experience and qualification of the individual. Accordingly, the Nominating and Governance Committee would consider any such recommendations on a case-by-case basis in their discretion, and, if accepted for consideration, would evaluate any such properly submitted nominee in consideration of the membership criteria set forth under “Board Composition” below. Shareholder recommendations to the Board of Directors should be sent to the above address.
Board Composition
The Nominating and Governance Committee is responsible for reviewing and assessing with the Board the appropriate skills, experience, and background sought of Board members in the context of our business and the then-current membership on the Board. The Nominating and Governance Committee has not formally established any specific, minimum qualifications that must be met by each candidate for the Board of Directors or specific attributes, qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. However, we do not expect or intend that each director will have the same background, skills, and experience; we expect that Board members will have a diverse portfolio of backgrounds, skills, and experiences. One goal of this diversity is to assist the Board as a whole in its oversight and advice concerning our business and operations.
The review and assessment of Board candidates and the current Board composition by the Nominating and Governance Committee includes numerous diverse factors, such as: independence; senior leadership experience; corporate governance, including ESG, experience; understanding of and experience in technology, finance, marketing, sales, sustainability and operations; international experience and geographic representation; age; and gender and ethnic diversity.

The priorities and emphasis of the Nominating and Governance Committee and of the Board with regard to these factors change from time to time to take into account changes in Logitech’s business and other trends, as well as the portfolio of skills and experience of current and prospective Board members.
Listed below are key skills and experience that we currently consider important for our directors to have in light of our current business and structure. We do not expect each director to possess every attribute. The directors’ biographies note each director’s relevant experience, qualifications, and skills relative to this list.
•Senior Leadership Experience. Directors who have served in senior leadership positions are important to Logitech because they bring experience and perspective in analyzing, shaping, and overseeing the execution of important operational and policy issues at a senior level.
•Governance Experience. Directors with corporate governance experience are important to Logitech because they enable the Board to exercise its general oversight with respect to corporate governance and ESG matters.
•Financial Expertise. Knowledge of financial markets and accounting and financial reporting processes is important because it assists our directors in understanding, advising, and overseeing Logitech’s structure, financial reporting, and internal control of such activities.
•Industry and Technical Expertise. Because we develop and manufacture hardware and software products, ship them worldwide, and sell to major consumer electronics distributors and retailers as well as to enterprise customers, expertise in hardware and software, and experience in supply chain, manufacturing, sales and consumer products is useful in understanding the opportunities and challenges of our business and in providing insight and oversight of management.
•Brand Marketing Expertise. Because we are a consumer products company, directors who have brand marketing experience can provide expertise and guidance as we seek to maintain and expand brand and product awareness and a positive reputation.
•Global Expertise. Because we are a global organization with research and development, and sales and other offices in many countries, directors with global expertise, particularly in Europe, the U.S. and Asia, can provide a useful business and cultural perspective regarding many significant aspects of our business.
Identification and Evaluation of Nominees for Directors
Our Nominating and Governance Committee uses a variety of methods for identifying and evaluating nominees for director. Our Nominating and Governance Committee regularly assesses the appropriate size and composition of the Board of Directors, the needs of the Board of Directors and the respective Committees of the Board of Directors, and the qualifications of candidates in light of these needs. Candidates may be identified through search firms and also may come to the attention of the Nominating and Governance Committee through shareholders, management, or current members of the Board of Directors. The evaluation of these candidates may include information provided to the Committee, discussions with persons familiar with the candidate, an interview of the candidate or other actions the Committee deems appropriate, and typically includes the use of paid third parties to review candidates to ensure the nominees have appropriate qualifications and skills.
Board Diversity
In addition to the above, the review and assessment of Board candidates and the current Board composition by the Nominating and Governance Committee includes an assessment of diversity with respect to international experience, geographic representation, age, gender, ethnicity, as well as other qualities and attributes that contribute to the total mix of viewpoints and experience represented on the Board. In our current twelve-person Board, eight directors are men and four directors are women (i.e. 33% are female directors). Our director nominees include seven men and four women and, if all nominees are elected at the 2021 Annual General Meeting, our Board will be composed of 36% female directors. Five of our directors are domiciled in Europe and seven are domiciled in the United States. The nationalities of our directors include Swiss, American, British/U.K., Italian, Israeli, French, and Filipino. In addition, two of our directors self-identify as Asian.

Terms of Office of Directors
Each director is elected individually by a separate vote of shareholders for a one-year term. Eleven of our twelve current directors are being presented for re-election to the Board of Directors at the 2021 Annual General Meeting. Each director is eligible for re-election until his or her seventieth birthday. Directors may not seek reelection after they have reached 70 years of age or have served on the Board of Directors as a non-employee member for 12 years, unless the Board of Directors adopts a resolution to the contrary. A member of the Board who reaches 70 years of age or 12 years of service as a non-employee member of the Board of Directors during the term of his or her directorship may remain a director until the expiration of the term. A director’s term of office as Chairperson coincides with his or her term of office as a director. A director may be indefinitely re-elected as Chairperson, subject to the age and tenure limits mentioned above.
The year of appointment and remaining term of office as of March 31, 2021 for each director are as follows:

Name	Year First Appointed	Year Current Term Expires
Patrick Aebischer(1)	2016	2021 Annual General Meeting
Wendy Becker(1)	2017	2021 Annual General Meeting
Edouard Bugnion(1)	2015	2021 Annual General Meeting
Riet Cadonau(1)(2)	2020	2021 Annual General Meeting
Bracken Darrell(3)	2013	2021 Annual General Meeting
Guy Gecht(1)	2019	2021 Annual General Meeting
Didier Hirsch(1)(4)	2012	2021 Annual General Meeting
Neil Hunt(1)	2010	2021 Annual General Meeting
Marjorie Lao(1)	2018	2021 Annual General Meeting
Neela Montgomery(1)	2017	2021 Annual General Meeting
Michael Polk(1)	2019	2021 Annual General Meeting
Deborah Thomas(1)	2020	2021 Annual General Meeting
(1)    Non-executive member of the Board of Directors.
(2)    Mr. Cadonau was elected to the Board at the Annual General Meeting in September 2020 but, as reported at the time of his nomination and election, he did not join the Board until April 1, 2021.
(3)    Executive member of the Board of Directors.
(4)    Mr. Hirsch, having reached the age limit of 70 years under our Organizational Regulations prior to the 2021 Annual General Meeting, is not standing for re-election at the 2021 Annual General Meeting.

Board Responsibilities and Structure
The Board of Directors is responsible for supervising the management of the business and affairs of the Company. In addition to the non-transferable powers and duties of boards of directors under Swiss law, the Logitech Board of Directors also has the following responsibilities:
•the signatory power of its members;
•the approval of the budget submitted by the Chief Executive Officer;
•the approval of investments or acquisitions of more than USD 10 million in the aggregate not included in the approved budgets;
•the approval of any expenditure of more than USD 10 million not specifically identified in the approved budgets; and
•the approval of the sale or acquisition, including related borrowings, of the Company’s real estate.
The Board of Directors has delegated the management of the Company to the Chief Executive Officer and the executive officers, except where Swiss law or the Company’s Articles of Incorporation or Organizational Regulations (By-Laws) provide differently.
Board Leadership Structure
The Board has an Independent Chairperson in line with current Swiss and U.S. best governance practices. The Chairperson of the Board is elected by the shareholders on an annual basis, at the Annual General Meeting of Shareholders. The Secretary of the Board of Directors is typically appointed at the Board meeting coinciding with the Annual General Meeting of Shareholders. As of July 1, 2021, the Secretary was Samantha Harnett, the Company’s General Counsel.
Role of the Chairperson and of the Chief Executive Officer
The Chairperson has responsibility for managing the Board, managing the relationship between the Board and the Chief Executive Officer and senior management of the Company, representing the Board and the Company with shareholders, the press and other external persons, establishing objectives for and evaluating the performance of the Chief Executive Officer, ensuring succession planning, and, together with the Chief Executive Officer, setting the values, ethics and culture of the Company. The Chairperson also assumes a leading role in mid- and long-term strategic planning and the selection of top-level management, and supports major transaction initiatives of Logitech.
The Chief Executive Officer manages the day-to-day operations of Logitech, with the support of the other executive officers. The Chief Executive Officer has, in particular, the following powers and duties:
•defining and implementing short and medium term strategies;
•preparing the budget, which must be approved by the Board of Directors;
•reviewing and certifying the Company’s annual report;
•appointing, dismissing and promoting any employees of Logitech other than executive officers and the head of the internal audit function;
•taking immediate measures to protect the interests of the Company where a breach of duty is suspected from executive officers until the Board has decided on the matter;
•carrying out Board resolutions;
•reporting regularly to the Chairperson of the Board of Directors on the activities of the business;
•preparing supporting documents for resolutions that are to be passed by the Board of Directors; and
•deciding on issues brought to his attention by executive officers.
The detailed authorities and responsibilities of the Board of Directors, the Chief Executive Officer and the executive officers are set out in the Company’s Articles of Incorporation and Organizational Regulations. Please refer to
http://ir.logitech.com for copies of these documents.
Lead Independent Director
In the absence of an independent Chairperson of the Board, the responsibilities of the Lead Independent Director include chairing meetings of the non-executive directors and serving as the presiding director in performing such other functions as the Board may direct. The decision of whether to have, and the election of, a Lead Independent Director is determined by the independent members of the Board. The Board currently does not have a Lead Independent Director. With the re-election of an Independent Chairperson of the Board, it is expected that the Board will continue not to have someone in that role.
Means by Which the Board of Directors Supervises Executive Officers
The Board of Directors is regularly informed on developments and issues in Logitech’s business, and monitors the activities and responsibilities of the executive officers in various ways.
•At each regular Board meeting the Chief Executive Officer reports to the Board of Directors on developments and important issues. The Chief Executive Officer also provides updates to the Board members regarding Logitech’s business between the dates of regular Board meetings.
•The offices of Chairperson and Chief Executive Officer are generally separated, to help ensure balance between leadership of the Board and leadership of the day-to-day management of Logitech.
•Executive officers and other members of senior management, at the invitation of the Board, attend portions of meetings of the Board and its Committees to report on the financial results of Logitech, its operations, performance and outlook, and on areas of the business within their responsibilities, as well as other business matters. For further information on participation by executive officers and other members of senior management in Board and Committee meetings please refer to “Board Committees” below.
•There are regular quarterly closed sessions of the non-executive, independent members of the Board of Directors, led by the independent Chairperson, where Logitech issues are discussed without the presence of executive or non-independent members of the Board or executive officers.
•The Board holds quarterly closed sessions, where all Board members meet without the presence of non-Board members, to discuss matters appropriate to such sessions, including organizational structure and the hiring and mandates of executive officers.
•There are regularly scheduled reviews at Board meetings of Logitech strategic and operational issues, including discussions of issues placed on the agenda by the non-executive members of the Board of Directors.
•The Board reviews and approves significant changes in Logitech’s structure and organization, and is actively involved in significant transactions, including acquisitions, divestitures and major investments.
•All non-executive Board members have access, at their request, to all internal Logitech information.
•The head of the Internal Audit function reports to the Audit Committee.
The Board’s Role in Risk Oversight
One of the Board’s functions is oversight of risk management at Logitech. “Risk” is inherent in business, and the Board seeks to understand and advise on risk in conjunction with the activities of the Board and the Board’s Committees.
The largest risk in any business typically is that the products and services it offers will not be met by customer demand, because of poor strategy, poor execution, lack of competitiveness, or some combination of these or other factors. The Board implements its risk oversight responsibilities, at the highest level, through regular reviews of the Company’s business, product strategy and competitive position, and through management and organizational reviews, evaluations and succession planning.
Within the broad strategic framework established by the Board, management is responsible for: identifying risk and risk controls related to significant business activities; mapping the risks to company strategy; and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward and the appropriate manner in which to control risk.
The Board’s risk oversight role is implemented at the full Board level, and also in individual Board Committees. The full Board receives specific reports on enterprise risk management, in which the identification and control of risk are the primary topics of the discussion. Presentations and other information for the Board and Board Committees generally identify and discuss relevant risk and risk control; and the Board members assess and oversee the risks as a part of their review of the related business, financial, or other activity of the Company. The Compensation Committee oversees issues related to the design and risk controls of compensation programs. The Audit Committee oversees issues related to internal control over financial reporting and Logitech’s risk tolerance in cash-management investments. The Technology and Innovation Committee oversees the Company’s cybersecurity, information security and other technology risks, controls and procedures, including review of the Company’s current threat landscape, strategy to mitigate cybersecurity, information security and other technology risks, and critical incident response plans. The Board’s role in oversight does not have a direct impact on the Board’s leadership structure, which is discussed above.

Board Oversight of Environmental, Social and Governance (ESG)
We believe that full board oversight is important to ensure that ESG is part of, and aligned with, our overall Company strategy. As a result, our Board oversees our ESG programs, with support at the committee level. Our ESG programs include, but are not limited to, sustainability, human rights and labor, privacy and security, human capital resources, including diversity and inclusion, and governance practices.
To support the Board in its oversight efforts, in 2021, as part of the enhancement of its role, the Nominating and Governance Committee was tasked with evaluating and advising on the Board’s process and cadence for oversight of the Company’s ESG strategy.
Board Meetings
The Chairperson sets the agenda for Board meetings, in coordination with the Chief Executive Officer. Any member of the Board of Directors may request that a meeting of the Board be convened. The directors receive materials in advance of Board meetings allowing them to prepare for the handling of the items on the agenda.
The Chairperson and Chief Executive Officer recommend executive officers or other members of senior management who, at the invitation of the Board, attend portions of each quarterly Board meeting to report on areas of the business within their responsibility. Infrequently, the Board may also receive reports from external consultants such as executive search or succession experts, financial advisors or outside legal experts to assist the Board on matters it is considering.
The Board typically holds a regularly scheduled Board meeting each quarter for a review and discussion of the Company, its strategy or both, which lasts a full day to a day-and-a-half and in which all directors participate in person except in special individual circumstances. During the COVID-19 pandemic, the Board has been holding meetings by video and teleconference. In addition, the Chief Executive Officer and Chief Financial Officer provide a quarterly update to the Board prior to each earnings announcement. Additional meetings of the Board may be held by teleconference or video conference and the duration of such meetings varies depending on the subject matters considered.
Emergency Resolutions
In case of emergency, the Chairperson of the Board may have the power to pass resolutions which would otherwise be the responsibility of the Board. Decisions by the Chairperson of the Board made in this manner are subject to ratification by the Board of Directors at its next meeting or by way of written consent. No such emergency resolutions were passed during fiscal year 2021.
Independent Director Sessions
The Board of Directors has adopted a policy of regularly scheduled sessions of Board meetings where the independent directors meet to consider matters without management or non-independent directors present. During fiscal year 2021, separate sessions of the independent directors were held at four separate meetings.
Board Effectiveness
Our Board of Directors and Board Committees perform annual self-assessments to evaluate their effectiveness in fulfilling their obligations.

Board Committees
The Board has standing Audit, Compensation, Nominating and Governance, and Technology and Innovation Committees to assist the Board in carrying out its duties. Each of the Board committees is composed entirely of directors that are independent in accordance with the published listing requirements of the Nasdaq Stock Market and Swiss corporate governance best practices guidelines. At each quarterly Board meeting, each applicable Board Committee reports to the full Board on the substance of the Committee’s meetings, if any, during the quarter.
Each Committee has a written charter approved by the Board. The chair of each Committee determines the Committee’s meeting agenda. The Board Committee members receive materials in advance of Committee meetings allowing them to prepare for the meeting. The Charters of each Board Committee are available on Logitech’s Investor Relations website at http://ir.logitech.com. Each of the Audit, Compensation and Nominating and Governance Committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the Committee in its work. The members of the Committees are identified in the following table:

Director	Audit	Compensation	Nominating and Governance	Technology and Innovation
Patrick Aebischer			X	X
Wendy Becker			Chair
Edouard Bugnion		X		Chair
Riet Cadonau		X
Bracken Darrell
Guy Gecht				X
Didier Hirsch	Chair		X
Neil Hunt		X		X
Marjorie Lao	X
Neela Montgomery	X
Michael Polk		Chair	X
Deborah Thomas	X

Attendance at Board, Committee and Annual Shareholders’ Meetings
In fiscal year 2021 the Board met six times, five of which were regularly scheduled meetings. In addition, the Audit Committee met nine times, the Compensation Committee met seven times, the Nominating and Governance Committee met five times, and the Technology and Innovation Committee met five times. In addition to its meetings, the Board took five actions for approval by written consent during fiscal year 2021. We expect each director to attend each meeting of the Board and the Committees on which he or she serves, and also expect them to attend the Annual General Meeting of shareholders. Due to the limitations caused by the COVID-19 pandemic, only two of our directors attended the 2020 Annual General Meeting in person and our Chairperson attended by videoconference. All of the incumbent directors attended at least 75% of the meetings of the Board and the Committees on which he or she served. Detailed attendance information for Board and Board Committee meetings during fiscal year 2021 is as follows:

	Board of Directors	Audit Committee	Compensation Committee	Nominating Committee	Technology and Innovation Committee
# of meetings held	6	9	7	5	5
Patrick Aebischer	6			5	5
Wendy Becker	6			5
Edouard Bugnion	6		7		5
Bracken Darrell	6
Guerrino De Luca(1)	3
Guy Gecht	6				5
Didier Hirsch	6	9		4
Neil Hunt	6		7		5
Marjorie Lao	6	9
Neela Montgomery	6	9
Michael Polk(2)	6		7	3
Deborah Thomas(3)(4)	4	4
(1)Mr. De Luca did not stand for re-election to the Board at the Annual General Meeting on September 9, 2020. He attended all three of the Board meetings that were held prior to the 2020 Annual General Meeting (noting that a portion of the September 2020 Board meeting was held prior to the 2020 Annual General Meeting).
(2)Mr. Polk was appointed to the Nominating and Governance Committee as of September 9, 2020, and he attended all three of the Nominating and Governance Committee meetings that were held after that date.
(3)Ms. Thomas was elected to the Board as of the Annual General Meeting on September 9, 2020, and she attended all four of the Board meetings that were held after the 2020 Annual General Meeting (noting that a portion of the September 2020 Board meeting was held following the 2020 Annual General Meeting).
(4)Ms. Thomas was appointed to the Audit Committee as of September 9, 2020, and she attended all four of the Audit Committee meetings that were held after the 2020 Annual General Meeting
Note: Riet Cadonau was elected to the Board and to the Compensation Committee at the Annual General Meeting in September 2020 but, as reported at the time of his nomination and election, he did not join the Board until April 1, 2021 and did not attend any meetings in fiscal year 2021 as a member of the Board or any committee of the Board.

Audit Committee
The Audit Committee is appointed by the Board to assist the Board in monitoring the Company’s financial accounting, controls, planning and reporting. It is composed of only non-executive, independent Board members. Among its duties, the Audit Committee:
•reviews the adequacy of the Company’s internal controls and disclosure controls and procedures;
•reviews the independence, fee arrangements, audit scope, and performance of the Company’s independent auditors, and recommends the appointment or replacement of independent auditors to the Board of Directors;
•reviews and approves all non-audit work to be performed by the independent auditors;
•reviews the scope of Logitech’s internal auditing and the adequacy of the organizational structure and qualifications of the internal auditing staff;
•oversees the Company's Code of Conduct and related compliance activities;
•reviews, before release, the quarterly results and interim financial data;
•reviews with management and the independent auditors the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, including the Company’s guidelines and policies with respect to risk assessment and risk management; and
•reviews, before release, the audited financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and recommends that the Board of Directors include the audited financial statements in the annual report made available to shareholders.
The Audit Committee currently consists of Mr. Hirsch, Chairperson, Ms. Lao, Ms. Montgomery and Ms. Thomas. Following Mr. Hirsch's departure from the Board, effective as of the 2021 Annual General Meeting, the Board of Directors has appointed Ms. Thomas as the Audit Committee Chairperson and Mr. Gecht as a member of the Audit Committee and expects that Ms. Montgomery will rotate off the Audit Committee. The Board has determined that each member of the Audit Committee, as well as Mr. Gecht, meets the independence requirements of the Nasdaq Stock Market listing standards and the applicable rules and regulations of the SEC. In addition, the Board has determined that Mr. Hirsch, Ms. Lao, Ms. Montgomery, Ms. Thomas and Mr. Gecht are audit committee financial experts as defined by the applicable rules and regulations of the SEC.
The Audit Committee met nine times in fiscal year 2021. Four of the meetings were held by video and teleconference (as a result of COVID-19) on the day of or during the week prior to the regularly scheduled quarterly Board meetings, for approximately two-and-a-half to three-and-a-half hours, and four of the meetings were held by video and teleconference, for approximately one hour or more preceding the Company’s quarterly reports of financial results. The Committee received reports and presentations before the meetings in order to allow them time to prepare adequately. At the Committee’s invitation, the Company’s Chief Financial Officer, Corporate Controller, Head of Internal Audit, and General Counsel, Deputy General Counsel or Associate General Counsel attended each meeting, and representatives from the Company’s auditors and independent registered public accounting firm, KPMG AG and KPMG LLP, respectively, also attended all nine of the meetings. Other members of the Board, including the Chairperson, and management, including the Chief Executive Officer, also participated in certain meetings. Four meetings also included separate sessions with representatives of the auditors and independent registered public accounting firm and with the Head of Internal Audit and five meetings included a separate session with the Chief Financial Officer or other representatives of management.
Compensation Committee
The Compensation Committee reviews and approves, or recommends to the Board for approval, the compensation of executive officers and Board members and Logitech’s compensation policies and programs, including share-based compensation programs and other incentive-based compensation. Within the guidelines established by the Board and the limits set forth in the Company’s employee equity incentive plans, the Compensation Committee also has the authority to grant equity incentive awards to employees without further Board approval. The Committee is composed of only non-executive, independent Board members.
The Compensation Committee currently consists of Mr. Polk, Chairperson, Dr. Bugnion, Mr. Cadonau and Dr. Hunt. The Board of Directors has nominated Ms. Neela Montgomery to be elected to the Compensation Committee at the 2021 Annual General Meeting. The Board of Directors has determined that each member of the Compensation Committee, as well as Ms. Montgomery, meets the independence requirements of the Nasdaq Stock Market listing standards.

The Compensation Committee met seven times in fiscal year 2021. Four of the meetings were held by video and teleconference (as a result of COVID-19) on the day of or during the week prior to the regularly scheduled quarterly Board meeting, for approximately one to four hours, and three meetings were held by video and teleconference for approximately one hour or less. The Committee received reports and presentations before the meetings in order to allow them time to prepare adequately. At the Committee’s invitation, the Company’s Head of People & Culture and Head of Total Rewards and the Committee's independent advisors from Agnès Blust Consulting attended each meeting, and the Committee’s independent advisors from Compensia attended six of the seven meetings. Other members of the Board, including the Chairperson, also participated in certain meetings.
In addition to its meetings, the Committee took four actions for approval by written consent during fiscal year 2021.
Please refer to the Company’s Compensation Report for Fiscal Year 2021 for further information on the Compensation Committee’s criteria and process for evaluating executive compensation.
Nominating and Governance Committee
The Nominating and Governance Committee is composed of only non-executive, independent directors. Among its duties, the Nominating and Governance Committee:
•evaluates the composition and size of the Board of Directors and its Committees, determines future requirements and makes recommendations to the Board of Directors for approval;
•determines on an annual basis the desired Board qualifications and expertise and conducts searches for potential directors with these attributes;
•evaluates and makes recommendations of nominees for election to the Board of Directors, as Chairperson of the Board, and to the Compensation Committee;
•evaluates and makes recommendations to the Board concerning the appointment of directors to Board Committees and the selection of Board Committee chairs;
•evaluates and makes recommendations to the Board concerning succession planning for the Company's Chairperson, Board Committee leaderships roles, Chief Executive Officer of the Company and key leadership roles;
•reviews developments relating to corporate governance and reviews and makes recommendations to the Board regarding changes to the Company’s Corporate Governance Principles and other corporate governance-related documents as appropriate;
•evaluates and advises on the Board's process and cadence for oversight of the Company's environmental, social and governance (ESG) strategy;
•reviews directors’ membership on the boards of directors or senior leadership of other companies or organizations and evaluates and makes recommendations to the Board regarding service by the Company’s Chief Executive Officer and other Group Management Team members on the boards of directors or senior leadership of other companies or organizations; and
•considers any questions of actual or potential conflicts of interest of Board members and Group Management Team members.
The Nominating and Governance Committee typically retains an executive search firm to assist with the identification and evaluation of prospective Board nominees based on criteria established by the Committee. For information on the Nominating and Governance Committee’s policies with respect to director nominations please see “Elections to the Board of Directors” above.
The Nominating and Governance Committee currently consists of Ms. Becker, Chairperson, Dr. Aebischer, Mr. Hirsch and Mr. Polk. The Board has determined that each member of the Nominating and Governance Committee meets the independence requirements of the Nasdaq Stock Market listing standards. Upon the Committee’s recommendation of nominees for election to the Board of Directors, the nominees are presented to the full Board. Nominees are then selected by a majority of the independent members of the Board. The Nominating and Governance Committee met five times in fiscal year 2021. The meetings were held by video and teleconference and lasted approximately half-an-hour to two hours.
Technology and Innovation Committee
The Technology and Innovation Committee is composed of at least two members. Among its duties, the Technology and Innovation Committee:

•reviews the Company’s technology plans and strategies;
•monitors existing and future trends in technology related to the Company’s business and advises the Board and the Company’s senior technology management team with respect to such trends;
•reviews the Company’s approaches to acquiring and maintaining the Company’s technology position;
•meets with the Company’s senior technology management team to review the Company’s internal technology development and product innovation activities and provide input; and
•reviews the Company’s cybersecurity, information security and other technology risks, controls and procedures.
The Technology and Innovation Committee currently consists of Dr. Bugnion, Chairperson, Dr. Aebischer, Mr. Gecht and Dr. Hunt, all of whom have advanced technical degrees and have been Chief Technology Officers at technology companies or have founded or managed technology companies. The Technology and Innovation Committee met five times in fiscal year 2021. The meetings were held by video and teleconference and lasted approximately one to two-and-a-half hours. The Committee received reports and presentations before the meetings in order to allow them time to prepare adequately. At the Committee’s invitation, the Company’s Chief Technology Officer attended each meeting. Other members of the Board, including the Chairperson, and management, including the Chief Executive Officer, also participated in each meeting.

Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee has been an officer or employee of Logitech. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board of Directors.

Communications with the Board of Directors
Shareholders may contact the Board of Directors about bona fide issues or questions about Logitech by sending an email to generalcounsel@logitech.com or by writing the Corporate Secretary at the following address:
Logitech International S.A.
Attn: Corporate Secretary
EPFL - Quartier de l’Innovation
Daniel Borel Innovation Center
1015 Lausanne, Switzerland
All such shareholder communications will be forwarded to the appropriate member or members of the Board of Directors or, if none is specified, to the Chairperson of the Board of Directors.

Security Ownership
Security Ownership of Certain Beneficial Owners and Management as of June 30, 2021
In accordance with the proxy statement rules under U.S. securities laws, the following table shows the number of our shares beneficially owned as of June 30, 2021 by:
•each person or group known by Logitech, based on filings pursuant to Section 13(d) or (g) under the U.S. Securities Exchange Act of 1934 or notifications to the Company under applicable Swiss laws, to own beneficially more than 5% of our outstanding shares as of June 30, 2021;
•each director and each nominee for director;
•the persons named in the Summary Compensation Table in the Compensation Report (the “named executive officers”); and
•all directors and current executive officers as a group.

	Number of Shares Owned(2)	Shares that May be Acquired Within 60 Days(3)	Total Beneficial Ownership	Total as a Percentage of Shares Outstanding(4)
5% Shareholders:(1)
BlackRock, Inc.(5)	12,444,279	—	12,444,279	7.4%

Directors, not including the CEO:
Patrick Aebischer	17,373	—	17,373	*
Wendy Becker	12,724	—	12,724	*
Edouard Bugnion	32,688	—	32,688	*
Riet Cadonau (6)	—	—	—	*
Guy Gecht	3,437	—	3,437	*
Didier Hirsch	3,736	—	3,736	*
Neil Hunt	66,440	—	66,440
Marjorie Lao	5,908	—	5,908	*
Neela Montgomery	5,632	—	5,632
Michael Polk	4,615	—	4,615	*
Deborah Thomas (6)	—	—	—	*

Named Executive Officers:
Prakash Arunkundrum(7)	27,219	22,462	49,681	*
Bracken Darrell	787,324	—	787,324	*
Samantha Harnett(8)	—	4,118	4,118	*
Nate Olmstead	4,111	12,463	16,574	*

Current Directors and Executive Officers
as a Group (15)	971,207	39,043	1,010,250	*
*    Less than 1%
(1)Unless otherwise indicated, the address for each beneficial owner listed in this table is c/o Logitech International S.A., EPFL, Quartier de l’Innovation, Daniel Borel Innovation Center, 1015 Lausanne, Switzerland or c/o Logitech Inc., 7700 Gateway Boulevard, Newark, California 94560, USA.

(2)To Logitech’s knowledge, except as otherwise noted in the footnotes to this table, each director and executive officer has sole voting and investment power over the shares reported as beneficially owned in accordance with SEC rules, subject to community property laws where applicable.
(3)Includes shares represented by vested, unexercised options as of June 30, 2021 and options and restricted stock units that are expected to vest within 60 days after June 30, 2021. These shares are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding the options or restricted stock units, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(4)Based on 168,699,981 shares outstanding on June 30, 2021 (173,106,620 shares outstanding less 4,406,639 treasury shares outstanding).
(5)The number of shares held by BlackRock, Inc. is based on the number of shares reported as beneficially owned by BlackRock, Inc. and its subsidiaries on a Schedule 13G filed with the U.S. Securities and Exchange Commission on January 29, 2021. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(6)Riet Cadonau and Deborah Thomas were first elected as directors of the Company at the Annual General Meeting on September 9, 2020. As reported at the time of his nomination and election, Mr. Cadonau did not join the Board until April 1, 2021.
(7)Prakash Arunkundrum was designated as a member of the Group Management Team and as an executive officer on May 27, 2020.
(8)Samantha Harnett was designated as a member of the Group Management Team and as an executive officer on July 1, 2020.

Share Ownership Guidelines
Members of the Board of Directors and executive officers and other officers who report directly to the Chief Executive Officer are subject to share ownership guidelines.
Each director is required to own Logitech shares with a market value equal to 5 times the annual Board retainer under guidelines adopted by the Board in June 2006, revised in June 2013 and June 2019 (effective as of September 4, 2019), and recently revised again in July 2020. Directors are required to achieve this ownership within five years of joining the Board, or, in the case of directors serving at the time the revised guidelines were adopted in 2019, within five years of the effective date of adoption of the guidelines. If a director has not met the ownership guideline by the end of the five-year period or is below the guideline at any time after the five-year period, one-half of the director's annual Board retainer will be paid in Logitech shares until the ownership guideline has been satisfied. After reaching the share ownership guideline and then falling below the guideline solely as a result of Logitech's stock price dropping, the director will have until the later of the original five-year period or up to two years from falling below the guideline to return to compliance with the guideline. The guidelines will be adjusted to reflect any capital adjustments, and will be reevaluated by the Board from time to time. As of June 30, 2021, each director had either satisfied these ownership guidelines or had time remaining to do so.
The Compensation Committee adopted share ownership guidelines for executive officers and other officers who report directly to the Chief Executive Officer or President effective September 2008, and most recently revised in June 2021. These guidelines now apply to executive officers and other officers who report directly to the Chief Executive Officer. These guidelines require:
•the Chief Executive Officer to hold a number of Logitech shares with a market value equal to 5 times his or her annual base salary;
•the Chief Financial Officer to hold a number of Logitech shares with a market value equal to 3 times his or her annual base salary;

•executive officers, other than the Chief Executive Officer and Chief Financial Officer, each to hold a number of Logitech shares with a market value equal to 2 times his or her respective annual base salary; and
•remaining officers who report directly to the Chief Executive Officer each to hold a number of Logitech shares with a market value equal to his or her respective annual base salary.
Each officer subject to the guidelines is required to achieve his or her applicable guideline within five years of being appointed to the position making him or her subject to the guideline, or, in the case of such officers serving at the time the guidelines were originally adopted, within five years of the effective date of adoption of the guidelines. The ownership guideline may be met only through owned shares. If the ownership guideline is not met within five years or if the officer is below the guideline at any time after the five-year period, the Chief Executive Officer must hold 100% of his or her after-tax shares resulting from equity incentive awards until the guideline is reached, and all other executive officers and Chief Executive Officer direct reports must hold at least 50% of the net shares resulting from equity incentive awards until the guideline is reached. In addition, if the ownership guideline is not met or if the officer is below the guideline at any time after the five-year period, the officer will have 50% of the after-tax value of any earned bonuses under the Leadership Team Bonus Program paid in fully vested Logitech shares. After reaching the share ownership guideline and then falling below the guideline solely as a result of Logitech's stock price dropping, the officer will have until the later of the original five-year period or up to two years from falling below the guideline to return to compliance with the guideline. The guidelines will be adjusted to reflect any capital adjustments, and will be re-evaluated by the Compensation Committee from time to time. As of June 30, 2021, all of the executive officers and other officers who report directly to Chief Executive Officer had either satisfied these ownership guidelines or had time remaining to do so.

Certain Relationships and Related Transactions
Our Policies
It is our policy that all employees must not engage in any activities which could conflict with Logitech’s business interests, which could adversely affect its reputation or which could interfere with the fulfillment of the responsibilities of the employee’s job, which at all times must be performed in the best interests of Logitech. In addition, Logitech employees may not use their position with Logitech, or Logitech’s information or assets, for their personal gain or for the improper benefit of others. These policies are included in our Code of Conduct, which covers our directors, executive officers and other employees. If in a particular circumstance the Board concludes that there is or may be a perceived conflict of interest, the Board will instruct our Legal department to work with our relevant business units to determine if there is a conflict of interest. Any waivers to these conflict rules with regard to a director or executive officer require the prior approval of the Board, and any transaction that is a related party transaction under U.S. securities laws must be approved by the Audit Committee or another independent committee of the Board.

Nasdaq Rules and Swiss Best Corporate Governance Practices
Nasdaq rules defining “independent” director status also govern conflict of interest situations, as do Swiss best corporate governance principles published by economiesuisse, a leading Swiss business organization. As discussed above, the Board of Directors has determined that each of our directors and director nominees, other than Mr. Darrell, qualifies as “independent” in accordance with the Nasdaq rules. The Nasdaq rules include a series of objective tests that would not allow a director to be considered independent if the director has or has had certain employment, business or family relationships with the company. The Nasdaq independence definition also includes a requirement that the Board review the relations between each independent director and the company on a subjective basis. In accordance with that review, the Board has made a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

SEC Rules
In addition to the Logitech and Nasdaq policies and rules described above, the SEC has specific disclosure requirements covering certain types of transactions involving Logitech and a director or executive officer or persons and entities affiliated with them.
Logitech has a long-standing relationship with the École Polytechnique Fédérale de Lausanne (EPFL) and has based its Swiss headquarters on the EPFL campus since 2013. In fiscal year 2021, we did approximately USD 2.9 million of business with the EPFL and the EPFL Innovation Park, a foundation controlled by the EPFL and other entities. The payments primarily covered our office lease and related payments. We also engaged in research projects, event and organization sponsorships, and other projects with the EPFL. In September 2016, Patrick Aebischer, the President of the EPFL, joined our board of directors. Dr. Aebischer retired as President of the EPFL at the end of December 2016. From January 2017 to December 2020, Edouard Bugnion, one of our non-employee directors, was Vice President for Information Systems at the EPFL. Dr. Aebischer and Dr. Bugnion are also professors at the EPFL.
Other than the EPFL, since April 1, 2020 we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed USD 120,000 and in which any current director, director nominee, executive officer, holder of more than 5% of our shares, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest.
We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements require us to indemnify our directors and officers to the fullest extent permitted by Swiss and California law.
None of the following persons has been indebted to Logitech or its subsidiaries at any time since the beginning of fiscal year 2021: any of our directors or executive officers; any nominee for election as a director; any member of the immediate family of any of our directors, executive officers or nominees for director; any corporation or organization of which any of our directors, executive officers or nominees is an executive officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities (except trade debt entered into in the ordinary course of business); and any trust or other estate in which any of the directors, executive officers or nominees for director has a substantial beneficial interest or for which such person serves as a trustee or in a similar capacity.

Independent Auditors
Under Logitech’s Articles of Incorporation, the shareholders elect or re-elect the Company’s independent auditors each year at the Annual General Meeting.
Logitech’s independent auditors for fiscal year 2021 were KPMG AG, Zurich, Switzerland. KPMG AG assumed its first audit mandate for Logitech in fiscal year 2015. They were elected by the shareholders as Logitech’s auditors at the Annual General Meeting in December 2014 and re-elected at the Annual General Meetings in September 2015, September 2016, September 2017, September 2018, September 2019, and September 2020. For purposes of U.S. securities law reporting, KPMG LLP, San Francisco, California, served as the Company’s independent registered public accounting firm for fiscal year 2021. Together, KPMG AG and KPMG LLP are referred to as “KPMG.” As appointed by the Board, the Audit Committee is responsible for supervising the performance of the Company’s independent auditors, and recommends the election or replacement of the independent auditors to the Board of Directors.
Representatives of KPMG were invited to attend all regular meetings of the Audit Committee. During fiscal year 2021, KPMG representatives attended all of the Audit Committee meetings. The Committee met separately four times with representatives of KPMG in closed sessions of Committee meetings.
On a quarterly basis, KPMG reports on the findings of their audit and/or review work including their audit of Logitech’s internal control over financial reporting. These reports include their assessment of critical accounting policies and practices used, alternative treatments of financial information discussed with management, and other material written communication between KPMG and management. At each quarterly Board meeting, the Audit Committee reports to the full Board on the substance of the Committee meetings during the quarter. On an annual basis, the Audit Committee approves KPMG’s audit plan and evaluates the performance of KPMG and its senior representatives in fulfilling its responsibilities. Moreover, the Audit Committee recommends to the Board the appointment or replacement of the independent auditors, subject to shareholder approval. The Audit Committee reviews the annual report provided by KPMG as to its independence.

Audit and Non-Audit Fees
The following table sets forth the aggregate fees billed to us for the audit and other services provided by KPMG during the fiscal years ended March 31, 2021 and 2020 (in thousands):

	2021	2020
Audit fees(1)	$3,278	$3,835
Audit-related fees(2)	380	213
Tax fees(3)	183	175
Total	$3,841	$4,223
(1)Audit fees. This category includes fees for the audit of our financial statements in our Annual Report on Form 10-K, fees for the audit of our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, fees for the review of the interim condensed financial statements in our Quarterly Reports on Form 10-Q, fees for the audit of our consolidated financial statements in connection with the Swiss SIX filing, and fees for the services that are normally provided by KPMG in connection with statutory and regulatory filings or other engagements and accounting related to acquisitions.
(2)Audit-related fees. This category includes fees for the due diligence services for mergers and acquisitions.
(3)Tax fees. This category includes fees related to the 2020 and 2019 tax compliance and tax consulting services.

Pre-Approval Procedures and Policies
The Audit Committee pre-approves all audit and non-audit services provided by KPMG. This pre-approval must occur before the auditor is engaged. The Audit Committee pre-approves categories of non-audit services and a target fee associated with each category. Usage of KPMG fees against the target is presented to the Audit Committee at each in-person quarterly meeting, with additional amounts requested as needed. Services that last longer than a year must be re-approved by the Audit Committee.
The Audit Committee can delegate the pre-approval ability to a single independent member of the Audit Committee. The delegate must communicate all services approved at the next scheduled Audit Committee meeting. The Audit Committee or its delegate can pre-approve types of services to be performed by KPMG with a set dollar limit per type of service. The Corporate Controller is responsible for ensuring that the work performed is within the scope and dollar limit as approved by the Audit Committee. Management must report to the Audit Committee the status of each project or service provided by KPMG.

Report of the Audit Committee

The Audit Committee is responsible for overseeing Logitech’s accounting and financial reporting processes and audits of Logitech’s financial statements. The Audit Committee acts only in an oversight capacity and relies on the work and assurances of management, which has primary responsibility for Logitech’s financial statements and reports, Logitech’s internal auditors, as well as KPMG, Logitech’s independent auditors, which is responsible for expressing an opinion on the conformity of Logitech’s audited financial statements to generally accepted accounting principles and attesting to the effectiveness of Logitech’s internal control over financial reporting.
The Board of Directors has adopted a written charter for the Audit Committee. A copy of the Charter can be found on our website at http://ir.logitech.com. To view the charter, select “Audit Committee Charter” under “Corporate Governance.”
The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended March 31, 2021, with our management. In addition, the Audit Committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board.
The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Logitech’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021.
Submitted by the Audit Committee of the Board
Didier Hirsch, Chairperson
Marjorie Lao
Neela Montgomery
Deborah Thomas

Delinquent Section 16(a) Reports
Section 16 of the Exchange Act requires Logitech’s directors, executive officers and any persons who own more than 10% of Logitech’s shares, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish Logitech with copies of all Section 16(a) forms that they file. As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files these reports on their behalf.
We believe that all Section 16(a) filing requirements were met in fiscal year 2021.

Compensation Report for Fiscal Year 2021
This Compensation Report has been designed to comply with both the proxy statement disclosure rules under U.S. securities laws and Swiss regulations. For Swiss law purposes, this Report is supplemented by the Compensation Tables Audited Under Swiss Law prepared in compliance with the Ordinance against excessive compensation in stock exchange listed companies in Switzerland (the “Minder Ordinance”). This Report is an integrated part of our Annual Report, Invitation, and Proxy Statement for our 2021 Annual General Meeting.

Compensation Discussion and Analysis
This Compensation Discussion and Analysis is intended to assist our shareholders in understanding our executive compensation program by providing an overview of our executive compensation-related policies, practices, and decisions for fiscal year 2021. It also explains how we determined the material elements of compensation for our Chief Executive Officer, our Chief Financial Officer, and our other executive officers for fiscal year 2021, and who we refer to as our “Named Executive Officers.” For fiscal year 2021, our Named Executive Officers were:
•Bracken Darrell, President and Chief Executive Officer;
•Nate Olmstead, Chief Financial Officer;
•Prakash Arunkundrum, Head of Global Operations & Sustainability; and
•Samantha Harnett, General Counsel;
Prakash Arunkundrum, our Head of Global Operations & Sustainability, was designated as an executive officer in May 2020. Samantha Harnett joined Logitech as our General Counsel in June 2020 and was designated as an executive officer in July 2020.

Executive Summary
The Compensation Committee believes the design of our executive compensation program has met and will continue to meet our goal of providing our executives with market-competitive compensation packages that provide for above-market rewards when Logitech outperforms both our internal goals and the overall market, and limited rewards when Logitech’s performance does not meet these objectives. Overall, our Compensation Committee has developed an executive compensation program that it believes will provide an incentive to drive the Company’s performance and reward both our shareholders and our executives.

Fiscal Year 2021 Business Highlights
Logitech had a remarkable fiscal year 2021, demonstrating our resilient capabilities and the strength of our strategy.
▪We delivered excellent financial performance with our highest ever fiscal year net sales at $5.25 billion, up 76 percent over fiscal year 2020 net sales in U.S. dollars.
▪We grew net sales across all of our regions and in most of our product categories, with particular momentum in Video Collaboration, Gaming, and PC Peripherals.
▪Despite transitioning to a mostly-remote workforce in most locations and managing a challenging supply chain for parts and components, we were able to deliver volume increases with cost reductions across most of our product lines.
▪Our total shareholder return for the period April 1, 2020 to March 31, 2021 was 148%, which outperformed the Nasdaq 100 Index, the Russell 3000 Index, and the SMI Expanded (the 50 companies with the highest capitalization in the Swiss equity market) for the same period. This performance continues our strong shareholder return over the last 5 years (614% as compared to 259% for the Nasdaq 100, 197% for the Russell 3000, and 144% for the SMI Expanded).

Please see the section entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report for a more detailed discussion of our fiscal year 2021 financial results.

Executive Compensation Highlights
Enhancements to Our Compensation Program
Following our shareholder engagement process (discussed further below), we have committed to move all executive officers' equity compensation to 100% Performance-Based Units (PSUs). Due to the complexity of our Group Management Team Compensation Budget under our Articles and the Minder Ordinance, we expect to achieve that goal by fiscal year 2023. In the interim we have taken the following actions:
•Beginning in fiscal year 2021, we shifted our CEO's equity compensation to 100% PSUs.
•In fiscal year 2023 the remaining executive officers will receive 100% of their equity compensation in the form of PSUs and will no longer receive any time-based restricted stock units (RSUs).
•As an interim measure for our current fiscal year 2022 (which began April 1, 2021) and in response to shareholder feedback, we changed the vesting of the time-based RSUs granted to our executive officers (other than the CEO who did not receive RSUs) to 3-year cliff vesting rather than the 4-year annual vesting used in awards granted in and prior to fiscal year 2021.
Commitment to Sustainability
Beginning in our current fiscal year 2022 we have incorporated an environmental, social and governance (ESG) metric that will count towards 10% of our annual incentive plan that will be assessed as a composite based on five dimensions: net carbon reduction, carbon labeling, renewable electricity, design for sustainability principles, and external metric reporting. Details of these five dimensions will be provided in our fiscal year 2022 Compensation Report.
Impact of the Global Pandemic
Given the uncertainty of COVID-19 and the impact of the global pandemic on our business at the beginning of our fiscal year 2021 (April 1, 2020), the executive officers, other than the CEO, received 50% of their fiscal year 2021 equity award in PSUs and 50% in time-based RSUs to help mitigate some of the risk. We have restored the mix to 60% PSUs and 40% RSUs for fiscal year 2022 and will shift to 100% PSUs for all executive officers in fiscal year 2023.
Our business has performed significantly above our expectations for fiscal year 2021 and as compared to previous years. As a result, we far exceeded maximum performance levels in our annual incentive plan and our long-term incentive plan cycle completed in fiscal year 2021.

Changes Undertaken Based on Shareholder Feedback
In connection with the design of our long-term incentive program the Compensation Committee incorporated feedback we received from our shareholders in 2019 and 2020, as described in the table below.

OUR RESPONSE TO SHAREHOLDER FEEDBACK
WHAT WE HEARD	OUR ACTIONS	WHY

Some of our shareholders indicated they prefer that our CEO's long-term incentive awards be performance-based.	Granted our CEO 100% PSUs in fiscal year 2021 and eliminated use of time-based RSUs for our CEO.	To further strengthen the alignment with shareholders' interests and the pay-for-performance connection.

Some of our shareholders indicated they are concerned with the use of time-based long-term incentive awards that vest in less than 3 years or without performance criteria.	Granted our CEO 100% PSUs in fiscal year 2021.

Beginning in fiscal year 2023, all executive officers will be granted 100% PSUs and we will eliminate the use of time-based RSUs in the annual grant for all executive officers.

	As in interim measure, in fiscal year 2022, we granted our executive officers (other than the CEO who did not receive RSUs) 60% PSUs with the remaining 40% granted as time-based RSUs with 3-year cliff-vesting.	Alignment with our CEO and to further strengthen the alignment with shareholders' interests and the pay-for-performance connection.

Some of our shareholders indicated they prefer one-off or replacement awards to be granted with performance conditions.	As a general practice we do not grant one-off awards without performance conditions. However, we do consider one-off awards when we hire executives to replace forfeited equity from their prior employer as permitted under the Minder Ordinance.	As a Swiss company, our compensation practices are in compliance with the Minder Ordinance which allows replacement of forfeited compensation on a like-for-like basis.

Some of our shareholders are concerned that the absolute level of compensation for our CEO is too high.	Each year the Compensation Committee engages compensation consultants to provide information and analysis on our compensation program to assist them in assessing the levels of overall compensation and each element of compensation for our CEO and other executive officers.	While the compensation levels and pay mix differ from Swiss standards, our executive officer compensation levels are in line with the tech market in Silicon Valley where we compete for executive talent and with our compensation peer group. And in fiscal year 2021, we outperformed in such a way that the CEO received the maximum payout in his annual bonus.

Summary of Fiscal Year 2021 Compensation Actions
The incentives created by our executive compensation program help to drive strong performance and have contributed to our growth and shareholder value creation and demonstrate our commitment to pay-for-performance. Consistent with our strong performance and compensation philosophy, the Compensation Committee took the following compensation actions for our executive officers for fiscal year 2021:

Named Executive Officer	FY 2021 Base Salary Increase from FY 2020	FY 2021 Annual Bonus as a Percentage of Target Bonus	FY 2019-2021 Performance-Based Units Vesting Level	FY 2021 Annual Performance-Based Restricted Stock Units Awards (Grant Date Approved Value1)	FY 2021 Annual Time-Based Restricted Stock Units Awards (Grant Date Approved Value1)
Bracken Darrell	5%	200%	200%	$6,750,000	$0
Nate Olmstead	10%	200%	200%	$775,000	$775,000
Prakash Arunkundrum	n/a	200%	200%	$750,000	$750,000
Samantha Harnett	n/a	200%	200%	$0	$1,100,000
1.Reflects equity grant value approved by the Compensation Committee for each executive officer which may differ from the accounting Grant Date Fair Value reflected in the Summary Compensation Table. This Grant Date Approved Value was converted to a number of shares based on the closing price of our registered shares on the grant date, rounded up to the nearest whole share.
2.In fiscal year 2021, Samantha Harnett joined Logitech as our new General Counsel and received a one-time RSU grant to replace unvested equity forfeited at her prior employer.
Emphasis on Variable and Performance-Based Compensation
The annual compensation of our executive officers varies from year to year based on our corporate financial and operational results and individual performance. Our executive compensation program emphasizes “variable” performance-based pay over “fixed” pay and seeks to balance short-term and long-term incentives as well as performance-based and time-based incentives.
In fiscal year 2021, the overwhelming majority (89%) of the target total direct compensation of our CEO consisted of performance-based pay, including cash awarded under our annual bonus plan and long-term incentives in the form of 100% performance-based equity awards for which value is based on achievement of pre-established performance criteria.
Fixed pay, primarily consisting of base salary, made up only 11% of our CEO’s target total direct compensation in fiscal year 2021.
The following charts show the percentages of target "variable" at risk pay versus target "fixed" pay and the composition of long-term equity incentives awarded to our CEO for fiscal year 2020 and 2021:

This same philosophy was applied to our other executive officers. The following charts show the percentages of target "variable" at risk pay versus target "fixed" pay for fiscal year 2021:

Executive Compensation Best Practices
We strive to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. We have the following executive compensation policies and practices in place, including both those that we have implemented to drive performance and those that either prohibit or minimize behaviors that we do not believe serve our shareholders’ long-term interests:

What We Do
✓	Compensation Committee Independence – Our Board of Directors maintains a Compensation Committee comprised solely of independent directors.
✓	Independent Compensation Committee Advisors – The Compensation Committee engages and retains its own independent advisors and reviews their independence annually.
✓
Annual Compensation Review – The Compensation Committee conducts an annual review of our executive compensation philosophy and strategy, including a review of the compensation peer group and other information used for comparative purposes.

✓
Compensation-Related Risk Assessment – The Compensation Committee conducts an annual evaluation of our compensation programs, policies, and practices, to ensure that they are designed to reflect an appropriate level of risk-taking but do not encourage our employees to take excessive or unnecessary risks that could have a material adverse impact on the Company.

✓
Emphasize Performance-based Incentive Compensation – The Compensation Committee designs our executive compensation program to use performance-based short-term and long-term incentive compensation awards to align the interests of our executive officers with the interests of our shareholders.

✓
Emphasize Long-Term Equity Compensation – The Compensation Committee uses equity awards to deliver long-term incentive compensation opportunities to our executive officers. These equity awards vest or may be earned over multi-year periods, which better serves our long-term value creation goals and retention objectives.

✓
Limited Executive Perquisites – We generally do not provide perquisites or other personal benefits to our executive officers. The executive officers participate in our health and welfare benefit programs on the same basis as all of our employees.

✓
Stock Ownership Policy – We maintain a stock ownership policy for our directors and executive officers which requires each of them to own a specified amount of our registered shares as a multiple of their base salary or annual board retainer.

✓
Compensation Recovery Policy – We have adopted a policy that provides for the recoupment of bonus and other incentive compensation and equity compensation from our executive officers resulting from fraud or intentional misconduct of an executive officer or if the executive officer knew of the fraud or misconduct.

✓
“Double-Trigger” Change of Control Arrangements in Equity Award Agreements – The post-employment equity compensation arrangements for our executive officers are based on a “double-trigger” arrangement that provides for acceleration of time-based equity only in the event of (i) a change in control of the Company and (ii) a qualifying termination of employment. As noted below, we do not provide any cash payment related to termination of employment or change of control.

✓
Prohibition on Hedging and Pledging – Under our Insider Trading Policy, we prohibit our executive officers from hedging any Company securities owned by them and from pledging any Company securities owned by them as collateral for a loan.

✓	Succession Planning – Our Board of Directors reviews on an annual basis our succession strategies and plans for our most critical positions.

What We Do Not Do

✗
No Severance or Change of Control Arrangements – To comply with the Minder Ordinance we have no severance or change of control arrangements (other than acceleration of vesting of equity awards as provided in our equity award agreements) for our executive officers.

✗
No Special Retirement Programs – Other than our Section 401(k) plan generally available to all employees in the U.S., we do not offer defined benefit or contribution retirement plans or arrangements for our executive officers.

✗
No Tax “Gross-Ups” or Payments – We do not provide any “gross-ups” or tax payments in connection with any compensation element for our executive officers, other than for our standard relocation benefits. This means we do not provide any excise tax “gross-up” or tax reimbursement in connection with any change of control payments or benefits.

✗	No Unearned Dividends – We do not pay dividends or dividend equivalents on unvested or unearned restricted stock unit or performance-based restricted stock unit awards.
✗	No Stock Option Repricing – We do not reprice options to purchase our registered shares without shareholder approval.
✗	No Stock Option Awards – We do not grant stock option awards to our executive officers.
Say-on-Pay
As required under the U.S. securities laws, Logitech provides our shareholders the ability to periodically cast advisory votes on executive compensation, as reflected in the proposals for our 2021 Annual General Meeting. We remain committed to providing clear and thorough disclosure on our executive compensation practices and actions, and our Compensation Committee will carefully consider the voting results.
Beginning in 2015, in compliance with the Minder Ordinance, we instituted annual binding shareholder votes on the maximum aggregate compensation amounts for our directors and for members of our Group Management Team consistent with the compensation structure that shareholders approved in amendments to our Articles of Incorporation at our 2014 Annual General Meeting.
At our 2019 Annual General Meeting, shareholders approved a maximum aggregate amount of compensation for the Group Management Team and for the Board of Directors. The total actual compensation amounts paid compared to the amounts approved were as follows:

	Period	Approved Maximum Aggregate Compensation	Actual Aggregate Compensation
Group Management Team (1)	Fiscal year 2021	$28,600,000	$18,560,019
Board of Directors (2)	2019-2020 Board Year	CHF 4,900,000	CHF 4,199,120
1.Approved maximum aggregate compensation amount based on four Group Management Team members.
2.The portion of Board compensation attributable to our former Executive Director, typically calculated on a fiscal year basis, is estimated based on actual equity grants made during the applicable Board year and pro-rated amounts for his salary, bonus and other compensation for each fiscal year in the applicable Board year by month.
At our 2020 Annual General Meeting, 76% of the votes cast on our annual Say-on-Pay proposal supported the compensation of our named executive officers, 98% approved the aggregate compensation for the Board of Directors for the 2020 to 2021 Board Year and 84% approved the aggregate compensation of our Group Management Team for fiscal year 2022.

Shareholder Engagement
Logitech’s relationship with its shareholders is a critical part of our company’s success and we have a long tradition of transparency and responsiveness to shareholder perspectives. The Compensation Committee was mindful of shareholder support for our pay-for-performance compensation philosophy in maintaining our general compensation practices and setting fiscal year 2021 compensation for our executive officers. Our CEO and CFO regularly speak with our shareholders about the Company, our performance and strategy and communicate any feedback on our compensation plans back to the Compensation Committee. Our Compensation Committee Chair and other members of the Compensation Committee are also periodically involved in shareholder outreach and participated in such discussions in fiscal year 2021. The Committee considers this feedback when designing our compensation programs and making compensation decisions.

In fiscal year 2021, we engaged in discussions with institutional investors based in the United States and Europe representing approximately 50% of our outstanding shares. These investors expressed appreciation for our outreach efforts and recognized, that while we are a Swiss company, we need to consider United States Silicon Valley compensation practices to remain competitive in attracting and retaining our executives. The feedback received was summarized and presented to the Compensation Committee.

In response to investor feedback, we have:
▪Continued to structure our compensation program to support a strong pay-for-performance alignment;
▪Changed the mix of long-term equity awards for our CEO to 100% Performance-Based Restricted Stock Units (PSUs) with three-year cliff vesting beginning with fiscal year 2021;
▪Committed to change the mix of long-term equity awards for the rest of our executive officers to 100% PSUs with three-year cliff vesting beginning with fiscal year 2023;
▪Changed the vesting of time-based RSUs granted to our executive officers in fiscal year 2022 (other than the CEO who does not receive RSUs) to 3-year cliff vesting; and
▪Added a strategic ESG component to our annual incentive plan in fiscal year 2022.
We will continue to engage with our shareholders to gain valuable insights into the governance and compensation issues about which they care most and consider the results from this year’s and future advisory and binding votes on executive compensation.
For more information regarding our annual Say-on-Pay proposal for fiscal year 2021 and our binding votes on aggregate compensation, see Proposal 2 – Advisory Vote to Approve Executive Compensation, Proposal 9 – Approval of Compensation for the Board of Directors for the 2021 to 2022 Board Year and Proposal 10 – Approval of Compensation for the Group Management Team for Fiscal Year 2023.

Compensation Philosophy and Guiding Principles
We have designed our executive compensation program to:
•Provide compensation sufficient to attract and retain the level of talent needed to create and manage an innovative, high-growth, global company in highly competitive and rapidly evolving markets;
•Support a performance-oriented culture;
•Maintain a balance between fixed and variable compensation and place a significant portion of total compensation at risk based on the Company’s performance, while maintaining controls over inappropriate risk-taking by factoring in both annual and long-term performance;
•Provide a balance between short-term and long-term objectives and results;

•Align executive compensation with shareholders’ interests by tying a significant portion of compensation to increasing share value; and
•Reflect the executive’s role and past performance through base salary and short-term cash incentives, and his or her potential for future contribution through long-term equity incentive awards.
However, while compensation is a central part of attracting, retaining, and motivating the best executives and employees, we believe it is not the sole or exclusive reason why exceptional executives or employees choose to join and stay at Logitech, or why they work hard to achieve results for our shareholders. In this regard, both the Compensation Committee and management believe that providing a working environment and opportunities in which executives and employees can develop, express their individual potential, and make a difference are also a key part of Logitech’s success in attracting, motivating, and retaining executives and employees.
The Compensation Committee periodically reviews and analyzes market trends and the prevalence of various compensation delivery vehicles and adjusts the design and operation of our executive compensation program from time to time as it deems necessary or appropriate. In designing and implementing the various elements of our executive compensation program, the Compensation Committee considers market and industry practices, as well as our compensation structure’s tax efficiency and its impact on our financial condition. While the Compensation Committee considers all of these factors in its deliberations, it places no formal weighting on any one factor.
The Compensation Committee evaluates our compensation philosophy and program objectives on an annual basis or more frequently as circumstances require.

Compensation-Setting Process
Role of the Compensation Committee
The Compensation Committee, among its other responsibilities, establishes our overall compensation philosophy and reviews and approves our executive compensation program, including the specific compensation of our executive officers. The Compensation Committee has the authority to retain compensation consultants and other advisors, including legal counsel, to assist in carrying out its responsibilities. The Compensation Committee’s authority, duties, and responsibilities are described in its charter, which is reviewed annually and updated as warranted. The charter is available on our Company website at http://ir.logitech.com.
While the Compensation Committee determines our overall compensation philosophy and approves the compensation of our executive officers, it considers the recommendations of its compensation consultants and other advisors, as well as our CEO, our CFO, our head of People & Culture, and our compensation department. The Compensation Committee makes all final decisions regarding executive compensation, including base salary levels, target annual cash bonus opportunities, actual cash bonus payments, and long-term incentives in the form of equity awards. The Compensation Committee meets on a regularly-scheduled basis and at other times as needed. The Compensation Committee periodically reviews compensation matters with our Board of Directors. The chair of the Compensation Committee reports to the Board of Directors on the activities of the Compensation Committee at quarterly board meetings, and the minutes of the Compensation Committee meetings are available to the members of the Board of Directors.
Before the beginning of each fiscal year, the Compensation Committee reviews our executive compensation program to assess whether our compensation elements, actions, and decisions (i) are properly coordinated, (ii) are aligned with our vision, mission, values, and corporate goals, (iii) provide appropriate short-term and long-term incentives for our executive officers, (iv) achieve their intended purposes, and (v) are competitive with the compensation of executives in comparable positions at the companies with which we compete for executive talent. Following this assessment, the Compensation Committee makes any necessary or appropriate modifications to our existing plans and arrangements or adopts new plans or arrangements.

The Compensation Committee also conducts an annual review of our executive compensation strategy to ensure that it is appropriately aligned with our business strategy and achieving our desired objectives. Further, the Compensation Committee reviews market trends and changes in competitive compensation practices, as further described below.
The factors considered by the Compensation Committee in determining the compensation of our executive officers for fiscal year 2021 included:
•Each individual executive’s performance and their contribution to a high-performing leadership team;
•Each individual executive’s skills, experience, qualifications and marketability;
•The Company’s performance against financial goals and objectives;
•The Company’s performance relative to both industry competitors and its compensation peer group;
•The positioning of the amount of each executive’s compensation in a ranking of peer compensation;
•The compensation practices of the Company’s peer group;
•Alignment to shareholder interests;
•Balancing the compensation requirements and practices of a dual listed Swiss multinational technology company;
•Maintaining a diverse and inclusive environment that provides a competitive edge through varied insights; and
•The recommendations of our CEO (except with respect to his own compensation) as described below.
The Compensation Committee did not weight these factors in any predetermined or formulaic manner in making its decisions. The members of the Compensation Committee considered this information in light of their individual experience, knowledge of the Company, knowledge of each executive officer, knowledge of the competitive market, and business judgment in making their decisions regarding executive compensation and our executive compensation program.
As part of this process, our Chairperson works closely with the Compensation Committee in determining the compensation of our CEO. The non-employee members of the Board of Directors evaluate the performance of our CEO each year and the Compensation Committee incorporates that evaluation in its decisions regarding their base salary adjustments, target annual cash bonus opportunities, actual cash bonus payments, and long-term incentives in the form of equity awards. None of our officers, including our CEO, is not present during any of the decision making regarding his or her own compensation.
Role of our CEO
Our CEO works closely with the Compensation Committee in determining the compensation of our other executive officers. Typically, our CEO works with the Compensation Committee to recommend the structure of the annual bonus plan, to identify and develop corporate performance objectives for such plan, and to evaluate actual performance against the selected measures. Our CEO also works with the Compensation Committee to determine the appropriate form and performance goals for our equity compensation program.
At the beginning of each year, our CEO reviews the prior year’s performance of our executive officers who report to him and then makes recommendations to the Compensation Committee for each element of compensation. Using his evaluation of each executive officer’s performance and taking into consideration historical compensation awards to our executive officers and our corporate performance during the preceding year, these recommendations cover base salary adjustments, target annual cash bonus opportunities, actual bonus payments, and long-term incentives in the form of equity awards for each of our executive officers (other than himself) based on our results, the individual executive officer’s contribution to these results, and the executive officer’s performance toward achieving the executive officer’s individual performance goals. The Compensation Committee then reviews these recommendations and makes decisions as to the target total direct compensation of each executive officer, as well as each individual compensation element.

While the Compensation Committee considers our CEO’s recommendations, as well as the competitive market analysis prepared by its compensation consultants, these recommendations and market data serve as only two of several factors in making its decisions with respect to the compensation of our executive officers. Ultimately, the Compensation Committee applies its own business judgment and experience to determine the individual compensation elements and amount of each element for our executive officers. Moreover, no executive officer participates in the determination of the amounts or elements of his or her own compensation.
Role of Compensation Consultants
Pursuant to its charter, the Compensation Committee has the authority to engage its own compensation consultants and other advisors, including legal counsel, as it determines in its sole discretion, to assist in carrying out its responsibilities. The Compensation Committee makes all determinations regarding the engagement, fees, and services of these advisors, and any such advisor reports directly to the Compensation Committee. The Compensation Committee may replace its compensation consultants or hire additional advisors at any time.
In fiscal year 2021, pursuant to this authority, the Compensation Committee engaged Compensia, Inc., a U.S. compensation consulting firm, and Agnès Blust Consulting AG, a Swiss compensation consulting firm. The Compensation Committee engages compensation consultants to provide information, analysis, and other assistance relating to our executive compensation program on an ongoing basis. The nature and scope of the services provided to the Compensation Committee by the independent compensation consultants in fiscal year 2021 were as follows:
•reviewed and recommended updates to the compensation peer group;
•provided advice with respect to compensation best practices and market trends for executive officers and members of our Board of Directors;
•conducted an analysis of the levels of overall compensation and each element of compensation for our executive officers;
•conducted an analysis of the levels of overall compensation and each element of compensation for the members of our Board of Directors;
•conducted a compensation risk assessment;
•assisted in our equity compensation strategy; and

•provided legislative updates and ad hoc advice and support throughout the year.
The independent compensation consultants attend Compensation Committee meetings regularly and as requested and also communicate with the Compensation Committee outside of meetings. The compensation consultants report to the Compensation Committee rather than to management, although they typically meet with members of management, including our CEO and members of our executive compensation staff, for purposes of understanding proposals that management may make to the Compensation Committee.
The Compensation Committee has assessed the independence of the compensation consultants taking into account, among other things, the six independence-related factors as set forth in Exchange Act Rule 10C-1 issued by the SEC under the Dodd–Frank Wall Street Reform and Consumer Protection Act and the enhanced independence standards and factors set forth in the applicable listing standards of the Nasdaq Stock Market, and has concluded that its relationship with each independent compensation consultant and the work of each of them on behalf of the Compensation Committee has not raised any conflict of interest. Compensia and Agnès Blust Consulting have not provided any other services to us and have received no compensation other than with respect to the services described above.

Compensation Peer Group
As part of its deliberations, the Compensation Committee considers competitive market data on executive compensation levels and practices and a related analysis of such data. This data is drawn from a select group of peer companies developed by the Compensation Committee, as well as compensation survey data.
For fiscal year 2021, at the direction of the Compensation Committee, Compensia evaluated the existing compensation peer group and used the criteria set forth in the following table to objectively identify companies for inclusion in the group:

Criteria	Rationale
Industry	We compete for talent with companies in the following industries: • Technology • Consumer Products
Financial Scope	Our executive officer compensation should be similar to senior managers at companies that have comparable financial characteristics including revenue and market capitalization.
Other Factors
As appropriate, we utilize additional refinement criteria (objective or subjective) such as revenue growth, profitability, valuation, headcount, or business model.
U.S. publicly traded companies. Although we are a Swiss company, we compete for executive management talent with technology companies in the United States, and particularly in the high-technology area of Silicon Valley.

Based on these criteria, the Compensation Committee selected the following peer group of 20 publicly-traded companies, which it subsequently approved and then used as a reference when making compensation decisions with respect to setting compensation for fiscal year 2021:

Belden Inc.	FLIR Systems	Qorvo
Cadence Design Systems	Garmin Ltd.	Skyworks Solutions
Ciena	Juniper Networks	Synopsys
Citrix Systems	Keysight Technologies	Teradyne
Cypress Semiconductor	Marvell Technology Group	Trimble Navigation Limited
EchoStar	Nuance Communications	Zebra Technologies Corporation
F5 Networks	Pure Storage

Netgear was removed from our peer group because it no longer fell within the selection criteria for revenue and market capitalization. This company was replaced by Citrix Systems and Pure Storage because they were aligned with our selection criteria.

The following table sets forth the revenue and market capitalization of the fiscal year 2021 compensation peer group as of January 2020 as compared to the same data for Logitech:

(in millions)	Revenue	Market Capitalization
75th Percentile	$3,414	$18,043
50th Percentile	$2,868	$11,122
25th Percentile	$2,252	$6,981
Logitech	$2,891	$7,871
Percentile Rank	50%	30%
The table reflects available revenue information for four quarters as of January 31, 2020 and market capitalization as of January 31, 2020, as provided by Compensia.

The market analysis provided by Compensia, and considered by the Compensation Committee in its review of our executive officers’ compensation, compares Logitech to multiple sources of data: the compensation peer group described above, a broad custom survey of similarly sized technology companies, and a broad custom survey of technology companies that are larger than Logitech (the “next tier”). The broad technology survey data, which is necessary to provide market data where we do not have publicly disclosed information from our peers, consists of 74 companies that participated in the Radford Global Technology Survey with comparable revenue and market profile to the compensation peer group. The “next tier” data, which provides the Compensation Committee a view of the compensation levels for larger companies with which we compete for talent, consists of 17 technology companies with annual revenue and market capitalization a tier higher than Logitech’s peer group selection criteria: revenue between approximately $6 billion and $23 billion and a market cap between approximately $16 billion and $148 billion.
The Compensation Committee believes that information regarding the compensation practices at other companies is useful in at least two respects. First, the Compensation Committee recognizes that our compensation policies and practices must be competitive in the marketplace. Second, this information is useful in assessing the reasonableness and appropriateness of individual executive compensation elements and of our overall executive compensation packages. This information is only one of several factors (as described above) that the Compensation Committee considers, however, in making its decisions with respect to the compensation of our executive officers.

Compensation Elements
The three primary elements of our executive compensation programs are (1) base salary, (2) annual cash bonus opportunities, and (3) long-term incentives in the form of equity awards, as described below:

Base Salary	Annual cash bonuses	Long-term incentives/equity awards
What this compensation element rewards	Individual performance, level of experience, and contributions.	Achievement of pre-established short-term corporate performance objectives, as well as management objectives and individual contributions.	Achievement of pre-established corporate performance objectives designed to enhance long-term shareholder value and attract, retain, motivate, and reward executive officers over extended periods for achieving important corporate objectives.

Purpose and Key Features of Element	Provides competitive level of fixed compensation determined by the market value of the position, with actual base salaries established based on the facts and circumstances of each executive officer and each individual position.
Performance levels are established to motivate our executive officers to achieve or exceed performance objectives.

For fiscal year 2021, payouts for corporate performance objectives could range from 0% to 200%, depending on actual achievement.
Provide a variable “at risk” pay opportunity that aligns executive and shareholder interests through annual equity awards that vest or are earned over multiple years.

Because the ultimate value of these equity awards is directly related to the market price of our registered shares, and the awards are only earned over an extended period of time subject to vesting, they serve to focus executives on the creation and maintenance of long-term shareholder value.

Vesting requirements promote retention.
Form of Payment	Cash	Cash	Our CEO receives 100% performance-based equity (PSUs) with vesting following a three-year performance period.

By fiscal year 2023, all of our NEOs will receive 100% PSUs and will receive no time-based equity (RSUs).

For fiscal year 2021 only and due to pandemic uncertainty, other NEOs received 50% PSUs and 50% RSUs with vesting annually over four years.

For fiscal year 2022 and as an interim measure, other NEOs receive 60% PSUs and 40% RSUs with 3-year cliff vesting.

Performance Measures	50% Revenue (constant currency) 50% Non-GAAP Operating Income	Primary Metric: three-year weighted average Revenue growth (constant currency)

Modifier: three-year relative Total Shareholder Return (rTSR) versus Russell 3000

Gate: three-year cumulative Non-GAAP Operating Income

Each of these compensation elements is discussed in greater detail below, including a description of the particular elements, how each element fits into our overall executive compensation program, and a discussion of the amounts of compensation paid to our executive officers in fiscal year 2021 under each of these elements. Our executive officers also participate in the standard employee benefit plans available to most of our employees.

Base Salary
We believe that a competitive base salary is a necessary element of our executive compensation program, so that we can attract and retain a stable management team. Base salaries for our executive officers are also intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent, as well as equitable across the executive team.
Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, prior salary level, competitive and market considerations, and the base salaries of our other executive officers.
Thereafter, the Compensation Committee reviews the base salaries of our executive officers annually and makes adjustments to base salaries as it determines to be necessary or appropriate.
In fiscal year 2021, the Compensation Committee reviewed the base salaries of our executive officers, taking into consideration a competitive market analysis performed by Compensia, the scope of each executive officer’s role, and the recommendations of our CEO (except with respect to his own base salary), as well as the other factors described above. Following this review, the Compensation Committee adjusted the salary of Messrs. Darrell and Olmstead to remain competitive with our peer group.
•Prior to this year's adjustment, Mr. Darrell's salary had remained unchanged since April 2017.
•Mr. Olmstead was appointed Logitech's Chief Financial Officer last year and the Compensation Committee felt it was important to keep his salary aligned with his increasing contribution in his new role.
•Mr. Arunkundrum and Ms. Harnett were newly appointed as executive officers in fiscal year 2021.
The base salaries of our executive officers for fiscal year 2021 were as follows:

Named Executive Officer	Fiscal Year 2021 Base Salary	Fiscal Year 2020 Base Salary	Percentage Adjustment
Bracken Darrell	$975,000	$925,000	5%
Nate Olmstead	$500,000	$455,000	10%
Prakash Arunkundrum	$500,000	n/a	n/a
Samantha Harnett	$425,000	n/a	n/a

The base salaries of our executive officers during fiscal year 2021 are set forth in the “2021 Summary Compensation Table” below.
Annual Cash Bonuses
We use annual bonuses to motivate our executive officers to achieve our short-term financial and operational objectives while making progress towards our longer-term growth and other goals. Consistent with our executive compensation philosophy, these annual bonuses are intended to help us to deliver a competitive total compensation opportunity to our executive officers. Annual cash bonuses are entirely performance-based, are not guaranteed, and may vary materially from year-to-year.
Typically, the Compensation Committee establishes cash bonus opportunities pursuant to a formal cash bonus plan that measures and rewards our executive officers for our actual corporate and their individual performance over our fiscal year. The cash bonus plan is designed to pay above-target bonuses when we exceed our annual corporate objectives and below-target bonuses or no bonus when we do not achieve these objectives.
In fiscal year 2021, the Compensation Committee determined cash bonus opportunities for our executive officers pursuant to the cash bonus plan for fiscal year 2021 under the Logitech Management Performance Bonus Plan (the “Bonus Plan”). Under the Bonus Plan, the Compensation Committee had the authority to select the performance measures and related target levels applicable to the annual cash bonus opportunities for our executive officers.

For fiscal year 2021, the target annual cash bonus opportunities for each of our executive officers under the Bonus Plan, expressed as a percentage of his or her annual base salary, were as follows:

Named Executive Officer	Annual Base Salary	Target Bonus Opportunity (as a percentage of base salary)	Target Bonus Opportunity ($)
Bracken Darrell	$975,000	125%	$1,218,750
Nate Olmstead	$500,000	80%	$400,000
Prakash Arunkundrum	$500,000	80%	$400,000
Samantha Harnett	$425,000	65%	$276,250

In setting the amount of the target annual cash bonus opportunities, the Compensation Committee takes into account competitive market data, the individual’s role and contribution to performance, as well as the other factors described above. No changes were made to the target annual cash bonus opportunities for the executive officers for fiscal year 2021 since the Compensation Committee believed they were at appropriate levels that were competitive with our peer group and Mr. Arunkundrum and Ms. Harnett were newly appointed as executive officers in fiscal year 2021.
Corporate Performance Objectives
For purposes of the Bonus Plan, the Compensation Committee continued to use Revenue and Non-GAAP Operating Income as the corporate performance measures for fiscal year 2021. Each of these corporate performance measures was equally weighted. The Compensation Committee believed these performance measures were appropriate for our business because they provided a balance between growing our business, generating revenue, managing our expenses, and increasing profitability, which it believes most directly influences long-term shareholder value. The Compensation Committee established target performance levels for each of these measures at levels that it believed to be challenging, but attainable, through the successful execution of our Board-approved annual operating plan.
For purposes of the Bonus Plan, the corporate performance measures were to be calculated as follows:

50% REVENUE (CC)
Net Sales measured in “constant currency” (CC), which excludes the impact of currency exchange rate fluctuations. The target constant currency sales are calculated by translating sales in each local currency at the forecast exchange rate for that currency at the beginning of the performance period. The actual revenue in the performance period is translated in each local currency using the same forecast exchange rate to determine the performance achievement against the performance target. For additional information regarding “constant currency” sales, please refer to the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report

50% NON-GAAP OPERATING INCOME
GAAP Operating Income from continuing operations, excluding share-based compensation expense, amortization of intangible assets, purchase accounting effect on inventory, acquisition-related costs, change in fair value of contingent consideration for business acquisition, restructuring charges (credits), gain (loss) on equity-method investment, investigation and related expenses, non-GAAP income tax adjustment and other items.

For any bonus payment to be made under the fiscal year 2021 Bonus Plan, the threshold performance requirements had to be met for each of the corporate performance measures. In the event of actual performance between the threshold and target, and target and maximum, performance levels, the payment amount was to be calculated ratably between each designated segment determined by straight-line interpolation.
Individual Performance
In addition to the corporate performance objectives, 25% of the annual cash bonuses for our executive officers, other than our CEO, can be adjusted based on each executive officer’s individual performance and other factors as reviewed and assessed by our CEO and determined by the Compensation Committee.

2021 Performance Results and Bonus Decisions
For fiscal year 2021, the Compensation Committee established the following threshold, target and maximum performance and payment levels for each of the corporate performance measures under the Bonus Plan and determined that our actual achievement with respect to the corporate financial objectives under the Bonus Plan was as follows:

Fiscal Year 2021 Annual Incentive Plan
Measure	Weight	Threshold	Target	Maximum	Actual
Revenue CC	50%	$2,976M	$3,125M	$3,274M	$5,177M
Performance Level		95%	100%	105%	166%
Payment Level		25%	100%	200%	200%
Non-GAAP Operating Income	50%	$344M	$400M	$440M	$1,272M
Performance Level		86%	100%	110%	318%
Payment Level		50%	100%	200%	200%
Overall Result					200%
The actual achievement under the Bonus Plan produced a funding percentage, based on the corporate performance measures, at a 200% level.
Based on its review of our overall corporate performance, and taking into account the CEO’s recommendations with respect to individual performance for the executive officers, other than himself, the Compensation Committee approved bonus payments as follows for our executive officers for fiscal year 2021:

Named Executive Officer	Target Annual Cash Bonus Opportunity (Prorated If Applicable)	Actual Annual Cash Bonus Payment	Percentage of Target Annual Cash Bonus Opportunity
Bracken Darrell	$1,218,750	$2,437,500	200%
Nate Olmstead	$400,000	$800,000	200%
Prakash Arunkundrum	$400,000	$800,000	200%
Samantha Harnett	$276,250	$552,500	200%
The Compensation Committee determined that the bonus amounts reflected our strong year and growth path, driven by our executive officers, and the challenges during fiscal year 2021. The bonuses for:
•Mr. Darrell reflected the achievement of the corporate performance measures described above.
•Mr. Olmstead reflected the achievement of the corporate performance measures described above and reflected his contribution and success in managing the Company through the COVID-19 pandemic.
•Mr. Arunkundrum reflected the achievement of the corporate performance measures described above and reflected his contribution and success in addressing the Company’s supply and logistics challenges resulting from the COVID-19 pandemic as well as his efforts in driving the Company’s leadership in sustainability.
•Ms. Harnett reflected the achievement of the corporate performance measures described above and reflected her contribution and success in facilitating transitions in Board and legal department organization as well as implementing ESG structure and principles.
The annual cash bonuses paid to our executive officers for fiscal year 2021 are set forth in the “Summary Compensation Table for Fiscal Year 2021” below.

Long-Term Incentive Compensation
We use long-term incentive compensation in the form of equity awards to motivate our executive officers by providing them with the opportunity to build an equity interest in the Company and to share in the potential appreciation of the value of our registered shares. We use performance-based restricted stock unit (“PSU” or “Performance Share Unit”) and restricted stock unit (“RSU”) awards that may be settled for our registered shares as the principal vehicles for delivering long-term incentive compensation opportunities to our executive officers.
The Compensation Committee views equity awards, whether the awards are subject to time-based vesting requirements or are to be earned based on the attainment of specific performance objectives, as inherently variable since the grant date fair value of these awards may not necessarily be indicative of their value when, and if, our registered shares underlying these awards are ever earned or purchased. The Compensation Committee further believes these awards enable us to attract and retain key talent in our industry and aligns our executive officers’ interests with the long-term interests of our shareholders. The Compensation Committee primarily uses PSUs and RSUs because they are less dilutive than stock options.
In fiscal year 2021, the Compensation Committee approved equity awards for our executive officers in recognition of our financial results and each executive officer’s individual performance for fiscal year 2020 and expected future contributions. In determining the amount of each executive officer’s equity award, the Compensation Committee took into consideration the factors described above. The Compensation Committee considers the dilutive effect of our long-term incentive compensation practices, and the overall impact that these equity awards, as well as awards to other employees, will have on shareholder value. The Compensation Committee also considered the existing equity holdings of each executive officer, including the current economic value of their unvested equity awards and the ability of these unvested holdings to satisfy our retention objectives.
The equity awards granted to our executive officers in fiscal year 2021 were as follows:

	Performance Share Units		Restricted Stock Units
Named Executive Officer	Number of Shares	Grant Date Approved Value[1]	Number of Shares	Grant Date Approved Value[1]
Bracken Darrell	112,952	$6,750,000	0	$0
Nate Olmstead	12,969	$775,000	17,063	$775,000
Prakash Arunkundrum	12,551	$750,000	16,513	$750,000
Samantha Harnett[2]	0	$0	16,470	$1,100,000
1.Reflects equity grant value approved by the Compensation Committee for each executive officer which may differ from the accounting Grant Date Fair Value reflected in the Summary Compensation Table. This Grant Date Approved Value was converted to a number of shares based on the closing price of our registered shares on the grant date, rounded up to the nearest whole share.
2.Ms. Harnett joined Logitech in June 2020 as General Counsel and received an RSU award as part of her offer package to offset equity that was forfeited at her prior employer.
The equity award granted to our CEO in fiscal year 2021 was composed of 100% PSUs and the equity awards for our other executive officers in fiscal year 2021 were composed of 50% PSUs and 50% time-based RSUs that may be settled for our registered shares. See the discussion in the Executive Summary regarding our shift to 100% PSUs for all executive officer by fiscal year 2023.

Performance-Based Units
The target number of PSU awards granted to our executive officers in fiscal year 2021 is determined at the beginning of a three-year performance period and the number of shares that will vest at the end of the three-year period will range from 0% to 200% of the target number of shares depending on our corporate performance, as measured by:

PRIMARY METRIC Three-year weighted average Revenue growth measured in constant currency.

MODIFIER

Logitech's relative total shareholder return (“TSR”) rank against the Russell 3000 over the three-year performance period.

•Reduces the vesting level if our TSR is below the median.
•Enhances the vesting level if our TSR exceeds the median.
GATE Requires achievement of a minimum level of cumulative Non-GAAP Operating Income over the three-year performance period for any award to vest.
The total number of shares that may vest at the end of the three-year period is capped at 200% of the target number of shares.
The Compensation Committee believes that measuring our performance with multiple metrics provides a more complete picture of our performance. The Compensation Committee believes the primary metric of weighted average Revenue growth will motivate top-line performance while the Non-GAAP Operating Income "gate" provides balance on bottom-line operational rigor. The modifying metric of relative TSR is well aligned to shareholders' interest as it focuses on relative share performance against other mid- to large-size technology companies.
For purposes of the PSUs, relative TSR reflects (i) the aggregate change in the 30-day average closing price of Logitech shares against the companies in the Russell 3000 (the "TSR Peer Group"), and (ii) the value (if any) returned to shareholders in the form of dividends or similar distributions, assumed to be reinvested in shares when paid, each at the beginning and the end of a three-year performance period. The Compensation Committee changed the TSR peer group from the Nasdaq 100 to the Russell 3000 for grants made starting in fiscal year 2021 to provide a more appropriate broad-based index to compare Logitech performance against the whole market rather than a larger cap index like the Nasdaq 100 of which Logitech is not a member.
The vested percentage attributable to weighted average Revenue growth and a TSR Percentile Rank between Threshold and Target, or between Target and Maximum, is determined by straight-line interpolation.

PSUs Vesting in Fiscal Year 2021
The PSUs granted in April 2018 completed the three-year measurement period on March 31, 2021 and vested on May 15, 2021 at 200% of target.

Fiscal Years 2019-2021 PSUs (granted April 15, 2018 and vested May 15, 2021)
Measure	Threshold	Target	Maximum	Actual
Primary Metric:
3-Year Weighted Average Revenue Growth (CC)	0%	8%	12%	40.0%
Vesting Level	0%	100%	200%	200%
Modifier:
3-Year relative TSR vs Nasdaq 100 (percentile rank)	25th and below	50th	75th and above	84.78th
Modifier Factor on Vesting Level Achieved Under Primary Metric	-20%	No Adjustment	+20%	+20%
Gate:
3-Year cumulative Non-GAAP Operating Income		$860M		$2,011.7M
Overall Result (capped at 200%)				200%
Our average stock price at the beginning of the period was $39.10 and our ending average stock price was $108.21 (assuming dividends were reinvested). Therefore, our Total Shareholder Return (TSR) over the performance period from April 1, 2018 through March 31, 2021 was 176.8% and our stock performed at the 84.78th percentile relative to the companies in the Nasdaq 100 (the index used for grants made prior to fiscal year 2021), which resulted in a modifier of +20%. The total number of shares that vested was capped at 200% of the target number of shares.
Restricted Stock Unit Awards
The RSU awards granted to our executive officers (other than our CEO) in fiscal year 2021 were subject to a time-based vesting requirement and have a four-year vesting period, in four equal annual installments based on the continued service of the executive officer on each such vesting date.
The equity awards granted to our executive officers in fiscal year 2021 are set forth in the “Summary Compensation Table for Fiscal Year 2021” and the “Grants of Plan-Based Awards Table for Fiscal Year 2021” below.
Welfare and Health Benefits
We maintain a tax-qualified retirement plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), for our employees in the U.S., including our executive officers, that provides them with an opportunity to save for retirement on a tax-advantaged basis. We intend for this plan to qualify under Sections 401(a) and 501(a) of the Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until distributed from the plan. In addition, all contributions are deductible by us when made.
All participants’ interests in their deferrals are 100% vested when contributed under the plan. In fiscal year 2021, we made matching contributions into the Section 401(k) plan for our employees, including our executive officers. Under the plan, pre-tax contributions are allocated to each participant’s individual account and then invested in selected investment alternatives according to the participants’ directions.
In addition, we provide other benefits to our executive officers on the same basis as all of our full-time employees. These benefits include health, dental and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. We provide vacation and other paid holidays to all employees, including our executive officers. We also offer our employees the opportunity to participate in the Logitech Employee Share Purchase Plans.
We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based on regular monitoring of applicable laws and practices, the competitive market and our employees’ needs.

Deferred Compensation Plan
Eligible employees, including our executive officers based in the U.S., may also participate in the Logitech Inc. Deferred Compensation Plan and a predecessor plan, which are unfunded and unsecured plans that allow employees of Logitech Inc., the Logitech subsidiary in the United States, who earn more than a threshold amount the opportunity to defer U.S. taxes on up to 80% of their base salary and up to 90% of their bonus or commission compensation.
Under the plan, compensation may be deferred until termination of employment or other specified dates chosen by the participants, and deferred amounts are credited with earnings based on investment benchmarks chosen by the participants from a number of mutual funds selected by Logitech Inc.’s 401(k) and Deferred Compensation Committee. The earnings credited to the participants are intended to be funded solely by the plan investments. Logitech does not make contributions to this plan. Information regarding executive officer participation in the deferred compensation plans can be found in the “Non-Qualified Deferred Compensation Table for Fiscal Year 2021” below.
Because the executive officers do not receive preferential or above-market rates of return under the deferred compensation plan, earnings under the plan are not included in the Summary Compensation table, but are included in the “Non-Qualified Deferred Compensation Table for Fiscal Year 2021” below.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, Logitech’s executive officer benefit programs are substantially the same as for all other eligible employees. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Arrangements
We have extended written employment agreements or offer letters or both to each of our executive officers, including our CEO and our other executive officers. Each of these arrangements was approved on our behalf by our Board of Directors or the Compensation Committee, as applicable. We believe that these arrangements were appropriate to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization.
In filling these executive positions, our Board of Directors or the Compensation Committee, as applicable, was aware that it would be necessary to recruit or retain candidates with the requisite experience and skills to manage a growing business in a dynamic environment.
Accordingly, it recognized that it would need to develop competitive compensation packages to attract or retain qualified candidates in a highly competitive labor market. At the same time, our Board of Directors or the Compensation Committee, as applicable, was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.
Each of these employment arrangements provides for “at will” employment and sets forth the initial compensation arrangements for the executive officer, including an initial base salary, a target annual cash bonus opportunity, and, in some instances, a recommendation for an equity award.

Post-Employment Compensation
In 2015, to comply with the Minder Ordinance, we eliminated all change of control and severance arrangements with our executive officers, including all members of our Group Management Team. However, the Company continues to provide “double trigger” change of control arrangements with respect to time-based vesting in equity award agreements, and “double trigger” change of control equity vesting acceleration arrangements in outstanding equity awards remain in effect.
The purpose of the Change of Control provisions in equity award agreements is to support retention in the event of a prospective change of control. The RSU and PSU award agreements for our executive officers generally provide for the acceleration of vesting of the RSUs and PSUs subject to the award agreements if the executive officer is subject to an involuntary termination within 12 months after a change of control because his or her employment is terminated without cause or the executive resigns for good reason (a “double trigger”).

In the event of an involuntary termination within 12 months after a change of control:
•All RSUs and PSUs containing time-based elements would accelerate in full with respect to shares that are subject to time-based vesting.
•No shares subject to performance-based vesting requirements would accelerate.
To determine the level of acceleration of equity awards that may be provided in connection with a change of control, the Compensation Committee considered the requirements of the Minder Ordinance, the impact on shareholders, and market practices.
Logitech does not provide any payments to reimburse its executive officers for additional taxes incurred (also known as “gross-ups”) in connection with a change of control.
For a summary of the post-employment compensation arrangements with our executive officers, see “Payments upon Termination or Change in Control” below.

Other Compensation Policies
Stock Ownership Policy
We believe that stock ownership by our directors and executive officers is important to link the risks and rewards inherent in stock ownership of these individuals and our shareholders. The Compensation Committee has adopted a stock ownership policy that requires our executive officers to own a minimum number of our registered shares. These mandatory ownership levels are intended to create a clear standard that ties a portion of these individuals’ net worth to the performance of our stock price. The current ownership levels are as follows:

Named Executive Officer	Minimum Required Level of Stock Ownership
Chief Executive Officer	5x Base Salary
Chief Financial Officer	3x Base Salary
Other Executive Officers	2x Base Salary
Equity interests that count toward the satisfaction of the ownership guidelines include only shares owned outright by the executive officer. Newly hired or promoted executives have five years from the date of the commencement of their appointment to attain these ownership levels. If an executive officer does not meet the applicable ownership guideline by the end of the five-year period or is below the guideline at any time after the five-year period, the Chief Executive Officer must hold 100% of his or her after-tax shares resulting from equity incentive awards until the guideline is reached, and all other executive officers must hold at least 50% of the net shares resulting from equity incentive awards until the guideline is reached. In addition, if an executive officer does not meet the applicable guideline by the end of the five-year period or is below the guideline at any time after the five-year period, the executive officer will have 50% of the after-tax value of any earned bonuses under the Leadership Team Bonus Program paid in fully vested Logitech shares. After reaching the stock ownership guideline and then falling below the guideline solely as a result of Logitech's stock price dropping, the executive officer will have until the later of the original five-year period or up to two years from falling below the guideline to return to compliance with the guideline. Our CEO and each of our other executive officers have either currently satisfied his or her required stock ownership level or have remaining time to achieve the required levels of ownership.
Additionally, we have instituted stock ownership guidelines for our non-employee directors. For information regarding these guidelines, see the section entitled “Security Ownership - Share Ownership Guidelines” above.
Compensation Recovery Policy
In June 2010, the Compensation Committee adopted a policy regarding the recovery of compensation paid to an executive officer or the principal accounting officer of the Company (a “clawback”). Under the terms of the policy we may recover bonus amounts, equity awards or other incentive compensation awarded or paid within the prior three years to a covered officer if the Compensation Committee determines the compensation was based on any performance goals that were met or exceeded as a result, in whole or in part, of the officer’s fraud or misconduct, or the officer knew at the time of the existence of fraud or misconduct that resulted in performance goals being met or exceeded, and a lower amount would otherwise have been awarded or paid to the officer. In addition, under the policy Logitech may recover gains realized on the exercise of stock options or on the sale of vested shares by an executive officer or the principal accounting officer if, within three years after the date of the gains or sales, Logitech discloses the need for a significant financial restatement, other than a financial restatement solely because of revisions to U.S. GAAP, and the Compensation Committee determines that the officer’s fraud or misconduct caused or partially caused the need for the restatement, or the covered officer knew at the time of the existence of fraud or misconduct that resulted in the need for such restatement.
In addition, our 2006 Stock Incentive Plan and our Management Performance Bonus Plan provide that awards under the plans are suspended or forfeited if the plan participant, whether or not an executive officer:
•has committed an act of embezzlement, fraud or breach of fiduciary duty;
•makes an unauthorized disclosure of any Logitech trade secret or confidential information; or
•induces any customer to breach a contract with Logitech.
Any decision to suspend or cause a forfeiture of any award held by an executive officer under the 2006 Stock Incentive Plan or the Management Performance Bonus Plan is subject to the approval of the Board of Directors. The Compensation Committee will amend the policy, as necessary, to comply with the final SEC rules regarding clawback policies required by the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Equity Award Grant Practices
Determination of long-term equity incentive awards
The Compensation Committee is responsible for approving which executive officers should receive equity incentive awards, when the awards should be made, the vesting schedule, and the number of shares or other rights to be granted. Long-term equity incentive awards to executive officers may be granted only by the Compensation Committee or the full Board of Directors. The Compensation Committee regularly reports its activity, including approvals of grants, to the Board.
Timing of grants
Long-term equity incentive award grants to executive officers are typically and predominantly approved at regularly scheduled, predetermined meetings of the Compensation Committee. These meetings are generally scheduled at least 18 months in advance and take place before the regularly scheduled, predetermined meetings of the full Board. On limited occasions, grants may be approved at an interim meeting of the Compensation Committee or by written consent, for the purpose of approving the hiring and compensation package for newly hired or promoted executives or for other special circumstances.
In fiscal year 2021, grants were made to non-executive officer employees through regularly scheduled monthly written consents of the Compensation Committee or approval by the CEO pursuant to authority delegated to him by the Compensation Committee. We do not have any program, plan, or practice to select equity compensation grant dates in coordination with the release of material non-public information, nor do we time the release of information for the purpose of affecting value. We do not backdate options or grant options retroactively.
Derivatives Trading, Hedging, and Pledging Policies
We have adopted a policy prohibiting our employees, including our executive officers, and members of our Board of Directors from speculating in our equity securities, including the use of short sales, “sales against the box” or any equivalent transaction involving our equity securities. In addition, they may not engage in any other hedging transactions, such as “cashless” collars, forward sales, equity swaps and other similar or related arrangements, with respect to the securities that they hold. Finally, no employee, including an executive officer or member of our Board of Directors, may acquire, sell, or trade in any interest or position relating to the future price of our equity securities.
We also have adopted a policy prohibiting the pledging of our securities by our employees, including our executive officers, and members of our Board of Directors.

Tax and Accounting Considerations
Accounting and Tax Treatment of Executive Compensation
Favorable accounting and tax treatment of the various elements of our executive compensation program is a relevant consideration in its design.
However, the Company and the Compensation Committee have placed a higher priority on structuring flexible compensation programs to promote the recruitment, retention, and performance of our officers than on maximizing tax deductibility. Section 162(m) of the Code, as amended (the “Tax Code”), places a limit of $1 million on the amount of compensation that Logitech may deduct in any one year with respect to certain executive officers. The Tax Cuts and Jobs Act (the “Tax Act”) enacted on December 22, 2017, significantly modified Section 162(m) of the Tax Code. The Tax Act eliminated the “qualified performance-based compensation” exception to the deductibility limitation under Section 162(m) of the Code for tax years commencing after December 31, 2017. Regardless, we intend to maintain an approach to executive compensation that strongly links pay to performance.
In addition to considering the tax consequences, the Compensation Committee considers the accounting consequences, including the impact of the Financial Accounting Standard Board’s Accounting Standards Codification Section 718, on its decisions in determining the forms of different equity awards.

Compensation Risks Assessment
The Compensation Committee conducts an annual review, with the assistance of its compensation consultant, our head of People & Culture, and our compensation department, of Logitech’s compensation programs to assess the risks associated with their design and associated risk controls. The Compensation Committee reviews in particular the following compensation programs and associated practices:
•Equity awards granted under the 2006 Stock Incentive Plan.
•Management Performance Bonus Plan.
•Employee Performance Bonus Plan.
•Sales Commission Plans.
•Change of Control Agreements.
As in past years, based on its March 2021 review, the Compensation Committee has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Report of the Compensation Committee
The Logitech Compensation Committee, which is composed solely of independent members of the Logitech Board of Directors, assists the Board in fulfilling its responsibilities with regard to compensation matters. The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Compensation Report with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the "Compensation Discussion and Analysis" be included in Logitech’s 2021 Invitation and Proxy Statement and Annual Report.
Compensation Committee
Michael Polk, Chairperson
Edouard Bugnion
Neil Hunt
Riet Cadonau

Summary Compensation Table for Fiscal Year 2021
The following table provides information regarding the compensation and benefits earned during fiscal years 2021, 2020, and 2019 by our Named Executive Officers. For more information, please refer to the “Compensation Discussion and Analysis,” as well as the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)(2)	Changes in Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Bracken Darrell	FY21	973,654	—	7,598,281	—	2,437,500	—	16,670	11,026,105
President and Chief Executive Officer	FY20	925,000	—	5,717,237	—	1,387,500	—	19,170	8,048,907
	FY19	925,000	—	5,402,635	—	2,058,125	—	19,192	8,404,952
Nate Olmstead(4)	FY21	498,788	75,000	1,615,371	—	800,000	—	12,063	3,001,222
Chief Financial Officer	FY20	413,942	135,508	3,105,656	—	509,600	—	9,498	4,174,204

Prakash Arunkundrum(5)	FY21	497,981	—	1,563,304	—	800,000	—	12,063	2,873,348
Head of Global Operations & Sustainability

Samantha Harnett(6)	FY21	318,750	—	1,065,150	—	552,500	—	5,957	1,942,357
General Counsel

(1)These amounts do not represent the actual economic value realized by the named executive officer. Under SEC rules, the values reported in the “Stock Awards” column reflect the aggregate grant date fair value of stock awards granted to each of the listed officers in the fiscal years shown. The key assumptions and methodology of valuation of stock awards and stock options are presented in Note 5 to the Consolidated Financial Statements included in Logitech’s Annual Report to Shareholders. No stock options were granted to our named executive officers during fiscal years 2019, 2020 or 2021.
For FY21: The amount shown includes an aggregate grant date fair value of the shares issuable for PSUs granted in fiscal year 2021 at target achievement. Assuming the highest level of performance is achieved, the maximum possible value of the PSUs allocated in FY21, using the market value of our shares traded on Nasdaq Global Select Market on the grant date of the PSUs, was: (a) in the case of Mr. Darrell, $13,500,023; (b) in the case of Mr. Olmstead, $1,550,055; and (c) in the case of Mr. Arunkundrum $1,500,096.
For FY20: The amount shown includes an aggregate grant date fair value of the shares issuable for PSUs granted in fiscal year 2020 at target achievement. Assuming the highest level of performance is achieved, the maximum possible value of the PSUs allocated in FY20, using the market value of our shares traded on Nasdaq Global Select Market on the grant date of the PSUs, was: (a) in the case of Mr. Darrell, $7,500,071 and (b) in the case of Mr. Olmstead, $1,680,007.
For FY19: The amount shown includes an aggregate grant date fair value of the shares issuable for PSUs granted in fiscal year 2019 at target achievement. Assuming the highest level of performance is achieved, the maximum possible value of the PSUs allocated in FY19, using the market value of our shares traded on Nasdaq Global Select Market on the grant date of the PSUs, was in the case of Mr. Darrell, $6,600,009.
(2)Reflects amounts earned under the Logitech Management Performance Bonus Plan. This non-equity incentive plan compensation was earned during the applicable fiscal year but, for executive officers, was paid during the next fiscal year in accordance with the terms of the Logitech Management Performance Bonus Plan.
(3)Details regarding the various amounts included in this column are provided in the following table entitled “All Other Compensation.”
(4)Mr. Olmstead was appointed our Interim Chief Financial Officer effective June 1, 2019 and promoted to Chief Financial Officer on July 22, 2019. The "Bonus" amount for Mr. Olmstead includes compensation payable to him as interim Chief Financial Officer.
(5)Mr. Arunkundrum was designated as an executive officer in May 2020.
(6)Ms. Harnett joined the Company as General Counsel in June 2020 and was designated as an executive officer in July 2020.

All Other Compensation Table

Name	Year	401(k) ($)(1)	Group Term Life Insurance and LTD ($)	Total ($)
Bracken Darrell	FY21	8,896	7,774	16,670
	FY20	8,400	10,770	19,170
	FY19	8,250	10,942	19,192
Nate Olmstead	FY21	8,985	3,078	12,063
	FY20	7,084	2,414	9,498
Prakash Arunkundrum	FY21	8,939	3,124	12,063
Samantha Harnett	FY21	3,889	2,068	5,957
(1)Represents 401(k) savings plan matching contributions, which are available to all of our regular employees who are on our U.S. payroll.

Grants of Plan-Based Awards Table for Fiscal Year 2021
The following table sets forth certain information regarding grants of plan-based awards to each of our executive officers during fiscal year 2021. For more information, please refer to the “Compensation Discussion and Analysis.”

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value ($)(4)
Name	Type	Grant Date (MM/DD/YY)	Approval Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Actual $(2)	Threshold (#)	Target (#)	Maximum (#)
Bracken Darrell	PSU	06/15/20		—	—	—	—	—	112,952	225,904	—	7,598,281
	FY21 Bonus	n/a	n/a	457,031	1,218,750	2,437,500	2,437,500	—	—	—	—	—
Nate Olmstead	RSU	04/15/20		—	—	—	—	—	—	—	17,063	742,946
	PSU	06/15/20		—	—	—	—	—	12,969	25,938	—	872,425
	FY21 Bonus	n/a	n/a	150,000	400,000	800,000	800,000	—	—	—	—	—
Prakash Arunkundrum	RSU	04/15/20		—	—	—		—	—	—	16,513	718,998
	PSU	06/15/20		—	—	—		—	12,551	25,102	—	844,306
	FY21 Bonus	n/a	n/a	150,000	400,000	800,000	800,000	—	—	—	—	—
Samantha Harnett	RSU	07/15/20		—	—	—		—	—	—	16,470	1,065,150
	FY21 Bonus	n/a	n/a	103,594	276,250	552,500	552,500	—	—	—	—	—
(1)The amounts in these columns reflect potential payouts with respect to each applicable performance period for the fiscal year 2021 bonus programs under the Bonus Plan described in “Compensation Discussion and Analysis” above.
(2)The amounts in this column reflect actual payouts with respect to the applicable performance period for the fiscal year 2021 bonus program under the Bonus Plan. The actual payout amounts are reflected in the "Non-Equity Incentive Plan Compensation" column of the "Summary Compensation Table for Fiscal Year 2021" above.
(3)RSUs vest at a rate of 25% per year over four years, on each yearly anniversary of the grant date.
(4)These amounts do not represent the actual economic value realized by the named executive officer. Amounts in this column represent the grant date fair value of RSUs and PSUs calculated in accordance with Accounting Standards Codification (ASC) 718 but does not include any reduction for estimated forfeitures. Performance-based RSUs (“PSUs”) granted in fiscal year 2021 are based on non-GAAP Operating income, Weighted Average Constant Currency Revenue Growth Rate ("WACCR") and relative Total Shareholder Return (“TSR”) versus the Russell 3000 Index TSR benchmark over the performance period and that number is calculated by multiplying the value determined using the Monte Carlo method assuming the WACCR is at targeted growth and the non-GAAP Operating income gate is achieved by the target number of units awarded. The key assumptions for the valuation of the PSUs are presented in Note 5 to the Consolidated Financial Statements included in Logitech’s Annual Report to Shareholders and Annual Report on Form 10-K for fiscal year 2021. All shares subject to the PSU vesting conditions are unvested. The actual amount, if any, of shares that will vest under the PSU grants will not be known until May 15, 2023.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements
We have entered into employment agreements with each of our named executive officers. The employment agreements generally provide that the compensation of the named executive officer is subject to the sole discretion of the Compensation Committee or the Board of Directors. The compensation earned by the named executive officers in fiscal year 2021 was not the result of any terms of their employment agreements.
Performance-Based Vesting Conditions
Please refer to “Compensation Discussion and Analysis—Compensation Elements—Annual Cash Bonuses” for a discussion of the performance measures applicable to the Bonus Plan during fiscal year 2021. In addition, please refer to “Compensation Discussion and Analysis—Compensation Elements—Long-Term Incentive Compensation” for a discussion of performance measures under the PSUs granted to executive officers during fiscal year 2021.
Compensation Mix
Please refer to “Compensation Discussion and Analysis—Executive Compensation Highlights—Emphasis on Variable and Performance-Based Compensation” for an explanation of the amount of salary and bonus in proportion to total compensation for our executive officers during fiscal year 2021.

Outstanding Equity Awards at Fiscal Year 2021 Year-End Table
The following table provides information regarding outstanding equity awards for each of our named executive officers as of March 31, 2021. This table includes unexercised stock options, unexercised performance stock options, unvested PSUs, and unvested RSUs.
Unless otherwise specified, options and RSUs vest at a rate of 25% per year on each of the first four anniversaries of the grant date. The market value for stock options, including Premium Priced Options or PPOs, is calculated by taking the difference between the closing price of Logitech shares on the Nasdaq Global Select Market on the last trading day of the fiscal year ($104.5 on March 31, 2021) and the option exercise price, and multiplying it by the number of outstanding options. The market value for stock awards (RSUs and PSUs at target) is determined by multiplying the number of shares subject to such awards by the closing price of Logitech shares on the Nasdaq Global Select Market on the last trading day of the fiscal year.
Starting in fiscal year 2021, we granted our CEO, Mr. Darrell, 100% of his equity compensation in PSUs (performance-based units). Beginning in fiscal year 2023, all executive officers will be granted 100% of their equity compensation in PSUs and we will eliminate the use of time-based RSUs in the annual grant for all executive officers. For fiscal year 2022, in transition to our move away from time-based RSUs, we changed the vesting of time-based RSUs to 3-year cliff vesting.

		Option Awards				Stock Awards
Name	Grant Date (MM/DD/YY)	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($) Share	Option Exercise Date (MM/DD/YY)	Market Value of Unexercised Options ($)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Bracken Darrell	04/15/17	—	—	—	—	16,124		1,684,958
	04/15/18	—	—	—	—	29,698		3,103,441	89,093	(2)	9,310,219
	05/15/19	—	—	—	—	45,465		4,751,093	90,932	(1)	9,502,394
	06/15/20	—	—	—	—	—		—	112,952	(1)	11,803,484
	Total	—	—	—	—	91,287		9,539,492	292,977		30,616,097
Nate Olmstead	05/15/19	—	—	—	—	7,837	(3)	818,967	—		—
	08/15/19	—	—	—	—	26,330	(4)	2,751,485	—		—
	08/15/19	—	—	—	—	11,058		1,155,561	22,117	(1)	2,311,227
	04/15/20	—	—	—	—	17,063		1,783,084	—		—
	06/15/20	—	—	—	—	—		—	12,969	(1)	1,355,261
	Total	—	—	—	—	62,288		6,509,097	35,086		3,666,488
Prakash Arunkundrum	06/15/17	—	—	—	—	973		101,679	—		—
	04/15/18	—	—	—	—	3,240		338,580	9,720	(2)	1,015,740
	03/15/19	54,923	38.65	3/15/2029	3,616,680	19,405		2,027,823	—		—
	04/15/19	—	—	—	—	5,092		532,114	10,185	(1)	1,064,333
	04/15/20	—	—	—	—	16,513		1,725,609	—		—
	06/15/20	—	—	—	—	—		—	12,551	(1)	1,311,580
	Total	54,923	38.65	47,192	3,616,680	45,223		4,725,805	32,456		3,391,653
Samantha Harnett	07/15/20	—	—	—	—	16,470	(5)	1,721,115	—		—
	Total	—	—	—	—	16,470		1,721,115	—		—

(1)The actual conversion, if any, of the PSUs granted in fiscal year 2020 and 2021 into Logitech shares following the conclusion of the 3-year performance period will range between 0% and 200% of that target amount, depending upon on the achievement of Weighted Average Constant Currency Revenue Growth Rate ("WACCR"), non-GAAP operating income, and TSR versus the Nasdaq-100 Index or Russell 3000 TSR benchmark over the performance period.
(2)The actual conversion of the PSUs based on relative TSR granted in fiscal year 2019 into Logitech shares was 200% of that target amount, based on the achievement of Weighted Average Constant Currency Revenue Growth Rate ("WACCR"), non-GAAP operating income, and Logitech’s TSR performance versus the Nasdaq-100 index TSR benchmark from April 1, 2018 to March 31, 2021, which was confirmed by the Compensation Committee subsequently in May 2021.
(3)New hire award provided as part of the offer package when Mr. Olmstead joined Logitech as Vice President of Business Finance in April 2019. The RSU award vests in four equal annual installments over a four-year vesting period based on the continued service of the executive officer on each such vesting date.
(4)Mr. Olmstead received an RSU grant when he was appointed Chief Financial Officer. The RSU award vests over four years with 33% vesting in two years, 33% vesting in three years and the final 33% vesting in four years from the grant date.
(5)New hire award provided as part of the offer package when Ms. Harnett joined Logitech as General Counsel in June 2020, including RSUs to offset equity that was forfeited at her prior employer.

Option Exercises and Stock Vested Table for Fiscal Year 2021
The following table provides the number of shares acquired and the value realized upon exercise of stock options and the vesting of PSUs and RSUs during fiscal year 2021 by each of our named executive officers.

	Option Award		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Bracken Darrell	1,160,021	56,213,502	228,966	11,689,511
Nate Olmstead	—	—	16,750	964,496
Prakash Arunkundrum	10,000	588,500	16,139	817,944
Samantha Harnett	—	—	—	—
(1)The value realized equals the difference between the option exercise price and the fair market value of Logitech shares on the date of exercise, multiplied by the number of shares for which the option was exercised.
(2)Based on the closing trading price of Logitech shares on the Nasdaq Global Select Market on the date of vesting of the underlying awards.

Pension Benefits Table for Fiscal Year 2021
No executive officers are beneficiaries under any pension plan benefits maintained by Logitech.

Non-qualified Deferred Compensation Table for Fiscal Year 2021
The following table sets forth information regarding the participation by our named executive officers in the Logitech Inc. U.S. Deferred Compensation Plan during fiscal year 2021 and at fiscal year-end.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Logitech Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Bracken Darrell	—	—	—	—	—
Nate Olmstead	—	—	—	—	—
Prakash Arunkundrum	634,495	—	372,604	—	1,573,663
Samantha Harnett	—	—	—	—	—
(1)Amounts are included in the "Summary Compensation Table for Fiscal Year 2021" in the “Non-equity Incentive Plan Compensation” column for fiscal year 2021. All contributions were made under the Logitech Inc. Deferred Compensation Plan.
(2)These amounts are not included in the "Summary Compensation Table for Fiscal Year 2021" because plan earnings were not preferential or above market.

Narrative Disclosure to Non-Qualified Deferred Compensation Table
Please refer to “Compensation Discussion and Analysis—Compensation Elements—Deferred Compensation Plan” for a discussion of the Logitech Inc. U.S. Deferred Compensation Plan, effective January 1, 2009, as amended and restated effective January 1, 2017.

Payments upon Termination or Change in Control
We have entered into agreements that provide for payments under certain circumstances in the event of termination of employment or service of our executive officers. These agreements include:
•PSU and RSU award agreements that provide for the accelerated vesting of the shares subject to the award agreements under certain circumstances described below.
•Employment or other agreements with our named executive officers, under which each of them is entitled to receive a 12 or nine-month notice period or becomes subject to non-competition provisions if we terminate his or her employment or if he or she resigns.
Other than the agreements above, there are no agreements or arrangements for the payment of compensation to a named executive officer in the event of his involuntary termination with or without cause.
PSU and RSU Award Agreements
The treatment of equity upon termination of employment depends on the reason for termination and the employee’s age and length of service at termination.
Change of Control
The PSU and RSU award agreements for named executive officers provide for the acceleration of vesting of the equity awards subject to the award agreements if the named executive officer is subject to an involuntary termination of employment within 12 months after a change of control because his or her employment is terminated without cause or the executive resigns for good reason. In the event of such an involuntary termination following a change of control all shares subject to the RSUs will vest.
Death and Disability
If an executive officer dies or has a separation of service due to disability, all shares subject to the RSUs will vest. For PSUs, if the separation of service occurs during the performance period, the employee or the employee’s estate receives a prorated number of the target shares based on the length of service during the performance period.
Retirement
For grants awarded in April 2017 or later, if an executive officer has a separation of service after meeting the age and service requirement, as applicable, all shares subject to the RSUs will continue to vest. For PSUs, if separation of service occurs during the performance period, the award continues to vest and the employee receives a prorated number of the actual earned shares at the regular vesting date based on the length of service during the performance period. The age and service requirement for the named executive officers is generally age 55 with at least ten years of service.
Tables of Potential Payments Upon Termination or Change in Control
The table below estimates the amount of compensation that would be paid in the event of an involuntary termination of employment of a named executive officer without cause after a change in control, assuming that each of the terminations was effective as of March 31, 2021, subject to the terms of the PSU and RSU award agreements with each of the listed executive officers. Since December 2015, we do not have any cash payment related to termination of employment or change of control in compliance with the Minder Ordinance.
As of March 31, 2021, no compensation amounts were payable to any named executive officer in the event of a mutual agreement to terminate employment, whether upon retirement or otherwise.
The price used for determining the value of accelerated vesting of outstanding and unvested equity awards in the tables below was the closing price of Logitech’s shares on the Nasdaq Global Select Market on March 31, 2021, the last business day of the fiscal year, of $104.50 per share.

POTENTIAL PAYMENTS UPON INVOLUNTARY TERMINATION
AFTER CHANGE IN CONTROL

Name	Value of Accelerated Equity Awards(1) ($)
Bracken Darrell	28,159,929
Nate Olmstead	6,509,096
Prakash Arunkundrum	6,757,284
Samantha Harnett	1,721,115

(1)Represents, as of March 31, 2021, the aggregate market value of shares underlying all unvested RSUs and PSUs, in each case held by the named executive officer as of March 31, 2021 that are subject to acceleration according to the terms of an equity award agreement. For the PSUs granted on April 15, 2018 based on non-GAAP Operating income, Weighted Average Constant Currency Revenue Growth Rate ("WACCR") and relative TSR, as of March 31, 2021 the performance condition was at a level which would have produced a payout percentage of 200%; therefore, 200% of such value was attributed to the shares subject to such PSUs.

Pay Ratio

For fiscal year 2021:

▪the median of the annual total compensation of all employees of our company (other than our Chief Executive Officer) was $10,567; and

▪the annual total compensation of Mr. Bracken Darrell, our President and Chief Executive Officer, was $11,026,105.

Based on this information, for fiscal year 2021 the ratio of the annual total compensation of Mr. Darrell to the median of the annual total compensation of all employees was 1,043 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934.

As permitted by SEC rules, to identify our median employee, we selected base pay, which we calculated as annual base pay using a reasonable estimate of the hours worked during fiscal year 2021 for hourly employees and using annual salary levels for our remaining employees, as the compensation measure to be used to compare the compensation of our employees as of January 31, 2019 for the ten-month period from April 1, 2018 through January 31, 2019. We annualized base pay for any permanent employees who commenced work during fiscal year 2021. We did not include any contractors or other non-employee workers in our employee population.

Using this approach, we selected the individual at the median of our employee population, who was an employee based in India. We then calculated annual total compensation for this individual using the same methodology we use for our Named Executive Officers as set forth in our "Summary Compensation Table for Fiscal Year 2019". We determined that such individual’s annual total compensation for the fiscal year ended March 31, 2021 was $10,567.

During fiscal year 2021, Mr. Darrell served as our President and Chief Executive Officer. We determined Mr. Darrell’s annual total compensation for the fiscal year ended March 31, 2021 was $11,026,105, as reported in our "Summary Compensation Table for Fiscal Year 2021".

Compensation of Non-Employee Directors
For fiscal year 2021, the compensation of the members of the Board of Directors that are not Logitech employees, or non-employee directors, was determined by the Compensation Committee, consisting entirely of independent directors, and recommended to the full Board for approval.
The general policy is that compensation for non-employee directors should consist of a mix of cash and equity-based compensation. For fiscal year 2021, to assist the Compensation Committee in its annual review of director compensation, Compensia provided a written analysis of director pay practices and compensation data compiled from the annual reports and proxy statements of companies within our compensation peer group.
For fiscal year 2021, cash compensation of non-employee directors consists solely of annual retainers based on Board and committee service. Non-employee directors also receive an annual RSU grant based on a fixed market value. During fiscal year 2021, these annual RSU grants were made on the day of our Annual General Meeting with a one-year vesting period.
Directors who are Logitech employees do not receive any compensation for their service on the Board of Directors. Non-employee director compensation for the 2020 to 2021 Board Year consists of the following elements:

	Amount (CHF)	Amount ($)(1)
Annual cash retainer	60,000	64,878
An additional annual cash retainer for the non-executive chairperson	150,000	162,195
An additional annual cash retainer for the lead independent director	20,000	21,626
Annual retainer for the Audit Committee chair	40,000	43,252
Annual retainer for the Compensation Committee chair	40,000	43,252
Annual retainer for the Nominating and Governance Committee chair	15,000	16,220
Annual retainer for the Technology and Innovation Committee chair	11,000	11,894
Annual retainer for non-chair Audit Committee members	20,000	21,626
Annual retainer for non-chair Compensation Committee members	15,000	16,220
Annual retainer for non-chair Nominating and Governance Committee members	5,000	5,407
Annual retainer for non-chair Technology and Innovation Committee members	5,000	5,407
Annual RSU grant	200,000	216,260
Reimbursement of reasonable expenses for non-local travel (business class)
(1)Amounts in Swiss Francs were converted using the 12-month average (April 2020 to March 2021) exchange rate of 1 Swiss Franc to 1.0813 U.S. Dollars.
Non-employee Board members may elect to receive their Board fees in shares, net of withholding at the market price on the date of the Annual General Meeting. Any such shares are to be issued under the 2006 Stock Incentive Plan.
The following table summarizes the total compensation earned or paid by Logitech during fiscal year 2021 to members of the Board of Directors who were not executive officers as of March 31, 2021. Because the table is based on Logitech’s fiscal year, and annual service for purposes of Board compensation is measured between the dates of Logitech’s Annual General Meetings, usually held in September each year, the amounts in the table do not necessarily align with the description of Board compensation above.
Information regarding compensation paid to and the option and stock awards held by Bracken Darrell, a member of the Board of Directors that is a Logitech executive officer as of fiscal year-end 2021, are presented in the "Summary Compensation Table for Fiscal Year 2021" and the "Outstanding Equity Awards at Fiscal Year 2021 Year-End Table", respectively.

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2021

Name	Fees Earned in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Patrick Aebischer	75,691	215,651	291,342
Wendy Becker(3)	243,293	215,651	458,944
Edouard Bugnion	92,992	215,651	308,643
Guy Gecht	70,285	215,651	285,936
Didier Hirsch	113,537	215,651	329,188
Neil Hunt	86,504	215,651	302,155
Marjorie Lao	86,504	215,651	302,155
Neela Montgomery	86,504	215,651	302,155
Michael Polk(3)	111,284	215,651	326,935
Deborah Thomas(4)	50,461	215,651	266,112
(1)Amounts in Swiss Francs were converted using the 12-month average (April 2020 to March 2021) exchange rate of 1 Swiss Franc to 1.0813 U.S. Dollars.
(2)Amounts shown do not reflect compensation actually received by the directors. Instead, the amount shown is the aggregate grant date fair value of stock-related awards granted in fiscal year 2021 computed in accordance with ASC Topic 718 -- Compensation -- Stock Compensation, disregarding forfeiture assumptions. The grant date fair value used to calculate the aggregate value for fiscal year 2021 was CHF 62.82 per share.
(3)Wendy Becker and Michael Polk elected to receive all or a portion of their Board fees in shares.
(4)Deborah Thomas was first elected as a director at the Annual General Meeting in September 2020.
Note: Riet Cadonau was elected to the Board at the Annual General Meeting in September 2020 but, as reported at the time of his nomination and election, he did not join the Board until April 1, 2021 and did not receive any compensation in fiscal year 2021.

The following table presents additional information with respect to the equity awards held as of March 31, 2021 by members of the Board of Directors who were not executive officers as of fiscal year-end.
The market value for RSUs is determined by multiplying the number of shares subject to the award by the closing price of Logitech shares on the Nasdaq Global Select Market on the last trading day of the fiscal year.

OUTSTANDING EQUITY AWARDS FOR NON-EMPLOYEE DIRECTORS AT FISCAL YEAR 2021
YEAR-END

		Option Awards				Stock Awards
Name	Grant Date (MM/DD/YY)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price / Share ($)	Market Value of Unexercised Options ($)	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Patrick Aebischer	09/09/20	—	—	—	—	3,144	337,037
Wendy Becker	09/09/20	—	—	—	—	3,144	337,037
Edouard Bugnion	09/09/20	—	—	—	—	3,144	337,037
Guy Gecht	09/09/20	—	—	—	—	3,144	337,037
Didier Hirsch	09/09/20	—	—	—	—	3,144	337,037
Neil Hunt	09/09/20	—	—	—	—	3,144	337,037
Marjorie Lao	09/09/20	—	—	—	—	3,144	337,037
Neela Montgomery	09/09/20	—	—	—	—	3,144	337,037
Michael Polk	09/09/20	—	—	—	—	3,144	337,037
Deborah Thomas	09/09/20	—	—	—	—	3,144	337,037
(1)The shares subject to these stock awards vest in full on the first anniversary of the grant date or, if earlier and only if the director is not re-elected as a director at such annual general meeting, the date of the next annual general meeting following the grant date. If the non-employee director ceases to provide service prior to the applicable vesting date (for reasons other than death or disability), all unvested stock awards are forfeited. If a non-employee director dies or has a separation of service due to disability, all shares subject to the stock award will vest.
Note: Riet Cadonau was elected to the Board at the Annual General Meeting in September 2020 but, as reported at the time of his nomination and election, he did not join the Board until April 1, 2021 and did not receive any stock awards in fiscal year 2021. Mr. Cadonau received an RSU grant on April 15, 2021 for 863 shares that will vest based on the same criteria set forth in footnote 1 above.

Compensation Tables Audited Under Swiss Law

1.Introduction
This section includes the compensation tables that are audited according to Article 17 of the Swiss Ordinance against Excessive Compensation in Listed Stock Corporations.

2.Compensation of members of the Group Management Team in Fiscal Years 2021 and 2020

The following tables sets forth the total amount of compensation paid to members of the Group Management Team for services performed in the fiscal years ended March 31, 2021 and 2020:

Fiscal Year 2021

(in CHF)(1)	Base Salary	Bonus(2)	Stock Awards(3)	Other Compensation(4)	Total
Bracken Darrell, President and CEO	900,448	2,254,231	7,026,987	287,665	10,469,331
Nate Olmstead, Chief Financial Officer	461,285	809,211	1,493,916	96,611	2,861,023
Prakash Arunkundrum, Head of Global Operations & Sustainability(5)	378,818	739,850	780,825	82,847	1,982,340
Samantha Harnett, General Counsel(6)	284,202	510,959	985,064	71,623	1,851,848
Total Group Management Team	2,024,753	4,314,251	10,286,792	538,746	17,164,542

Fiscal Year 2020

(in CHF)(9)	Base Salary	Bonus(2)	Stock Awards(3)	Other Compensation(4)	Total
Bracken Darrell, President and CEO	915,660	1,373,490	5,659,510	237,455	8,186,115
Nate Olmstead, Chief Financial Officer(7)	303,158	578,698	2,305,098	100,821	3,287,775
Vincent Pilette, former Chief Financial Officer(8)	86,617	—	—	101,000	187,617
Total Group Management Team	1,305,435	1,952,188	7,964,608	439,276	11,661,507
1)Fiscal year 2021 U.S. Dollar amounts converted to Swiss Francs using the 12 month average (April 2020 to March 2021) exchange rate of 1CHF = US$1.0813.
2)Bonus reflects amounts earned under the Logitech Management Performance Bonus Plan. The amounts for Nate Olmstead include a special bonus received in fiscal years 2020 and 2021 after Mr. Olmstead's promotion to Chief Financial Officer and appointment to the Group Management Team.
3)Amounts shown reflect the grant date fair value, by fiscal year, of stock awards granted in such fiscal year. The key assumptions and methodology for valuation of stock awards are presented in Note 5 to Logitech’s consolidated financial statements on page 70 of the Company's 2021 Annual Report. For fiscal year 2021, the amount for Prakash Arunkundrum reflects stock grants awarded after he was appointed a member of the Group Management Team. For fiscal year 2020, the amount for Nate Olmstead includes a stock award when he assumed the role of Chief Financial Officer and a fiscal year 2020 annual stock award consistent with other members of the Group Management Team.
4)Other compensation includes term life insurance premiums, long-term disability insurance premiums, employer’s contribution to medical premiums, matching contributions made by the Company to the Logitech Inc. 401(k) plan, payout of accrued and unused vacation time for departing members, and employer’s contribution to social security and Medicare.
5)Prakash Arunkundrum was appointed as a member of the Group Management Team on May 27, 2020. His reported compensation for fiscal year 2021 reflects payments received and stock grants awarded after Mr. Arunkundrum's appointment to the Group Management Team.

6)Samantha Harnett joined the Company as General Counsel on June 22, 2020 and was appointed as a member of the Group Management Team as of July 1, 2020. Her reported compensation for fiscal year 2021 reflects payments received and stock grants awarded after Ms. Harnett's appointment to the Group Management Team.
7)Nate Olmstead joined the Company as head of Financial Planning & Analysis on April 1, 2019, was appointed as the Company’s interim Chief Financial Officer, effective as of June 1, 2019, and was appointed as the Company’s Chief Financial Officer and a member of the Group Management Team on July 22, 2019. His reported compensation for fiscal year 2020 reflects payments received and stock grants awarded after Mr. Olmstead's promotion to Chief Financial Officer and appointment to the Group Management Team.
8)Vincent Pilette resigned as Chief Financial Officer and the Company accepted his resignation from the Group Management Team, effective as of May 17, 2019.
9)Fiscal year 2020 U.S. Dollar amounts converted to Swiss Francs using the 12 month average (April 2019 to March 2020) exchange rate of 1CHF = US$1.0102.

The Company paid a former Group Management Team member CHF 545,955 in fiscal year 2020 and CHF 181,985 in fiscal year 2021 in connection with a non-compete agreement.

3.Compensation of Board of Directors in Fiscal Years 2021 and 2020

The following tables set forth compensation Logitech paid or accrued for payment to the individual members of the Board of Directors for services performed in the fiscal years ended March 31, 2021 and 2020:

Fiscal Year 2021

(in CHF)(1)	Base Salary(2)	Bonus(3)	Stock Awards(4)	Other Compensation(5)	Total
Patrick Aebischer	70,000	—	199,437	26,058	295,495
Wendy Becker	225,000	—	199,437	40,026	464,463
Edouard Bugnion	86,000	—	199,437	27,500	312,937
Guerrino De Luca(6)	216,975	250,198	443,306	48,019	958,498
Guy Gecht	65,000	—	199,437	25,608	290,045
Didier Hirsch	105,000	—	199,437	—	304,437
Neil Hunt	80,000	—	199,437	26,960	306,397
Marjorie Lao	80,000	—	199,437	26,960	306,397
Neela Montgomery	80,000	—	199,437	26,960	306,397
Michael Polk	102,917	—	199,437	29,029	331,383
Deborah Thomas(7)	46,667	—	199,437	23,956	270,060
Total Board Members(8)	1,157,559	250,198	2,437,676	301,076	4,146,509

Fiscal Year 2020

(in CHF)(13)	Base Salary(2)	Bonus(3)	Stock Awards(4)	Other Compensation(5)	Total
Patrick Aebischer	72,500	—	197,558	26,114	296,172
Wendy Becker(9)	175,000	—	197,558	35,351	407,909
Edouard Bugnion	86,000	—	197,558	27,331	310,889
Guerrino De Luca(6)	494,951	524,649	494,234	77,002	1,590,836
Guy Gecht(10)	37,917	—	197,558	22,998	258,473
Didier Hirsch	105,000	—	197,558	—	302,558
Neil Hunt	88,333	—	197,558	27,541	313,432
Marjorie Lao	71,667	—	197,558	26,039	295,264
Neela Montgomery	80,000	—	197,558	26,790	304,348
Dimitri Panayotopoulos(11)	16,415	—	—	—	16,415
Michael Polk(10)	58,333	—	197,558	24,838	280,729
Lung Yeh(12)	35,417	—	—	—	35,417
Total Board Members(8)	1,321,533	524,649	2,272,256	294,004	4,412,442
1)Fiscal year 2021 U.S. Dollar amounts converted to Swiss Francs using the 12 month average (April 2020 to March 2021) exchange rate of 1CHF = US$1.0813.
2)Base salary for non-employee members of the Board of Directors includes annual Board and committee retainers.
3)Bonus includes amounts earned under the Logitech Management Performance Bonus Plan.
4)Amounts shown reflect the grant date fair value of the annual stock award. The key assumptions and methodology for valuation of stock awards are presented in Note 5 to Logitech’s consolidated financial statements on page 74 of the Company's 2020 Annual Report.
5)Other compensation for Mr. De Luca includes term life insurance premiums, long-term disability insurance premiums, employer’s contribution to medical premiums, matching contributions made by the Company to the Logitech Inc. 401(k) plan and employer’s contribution to social security and Medicare. Other compensation for the non-employee members of the Board includes Logitech's contributions to social security.
6)Guerrino De Luca did not stand for re-election as a director at the Annual General Meeting in September 2020 and his reported compensation for fiscal year 2021 reflects stock grants awarded and the period of time in fiscal year 2021 during which Mr. De Luca was a member of the Board. As a former executive member of the Board of Directors through the Annual General Meeting in September 2020 and former Chairperson through the Annual General Meeting in September 2019, his compensation was structured similarly to the members of the Group Management Team and other employees, as applicable. He did not receive the retainers or equity awards used to compensate the non-employee members of the Board.
7)Deborah Thomas was first elected as a director at the Annual General Meeting in September 2020.
8)Total Board Members does not include the compensation of Bracken Darrell, Logitech’s President and Chief Executive Officer, who is also a member of the Board. Mr. Darrell’s compensation is included as part of Total Group Management Team. Riet Cadonau was elected to the Board at the Annual General Meeting in September 2020 but, as reported at the time of his nomination and election, he did not join the Board until April 1, 2021 and did not receive any compensation in fiscal year 2021.
9)Wendy Becker is Logitech's Chairperson as of the Annual General Meeting in September 2019.
10)Guy Gecht and Michael Polk were first elected as directors at the Annual General Meeting in September 2019.
11)Dimitri Panayotopoulos stepped down as a director in June 2019. He received a pro-rated portion of his retainers and the stock award for the 2018 to 2019 Board Year was forfeited.
12)Lung Yeh did not stand for re-election as a director at the Annual General Meeting in September 2019.
13)Fiscal year 2020 U.S. Dollar amounts converted to Swiss Francs using the 12 month average (April 2019 to March 2020) exchange rate of 1CHF = US$1.0102.

4.Loans, credits and other payments
There were no loans or credits made or outstanding at any time during fiscal years 2021 and 2020 to any current or former members of the Board of Directors or Group Management Team. In addition, no compensation was paid or loans made during fiscal years 2021 and 2020 to parties closely related to members of the Board of Directors or Group Management Team.

No additional fees or compensation have been paid during fiscal years 2021 and 2020 to any current or former members of the Board of Directors or Group Management Team other than as noted above.

Report of the Statutory Auditor
To the General Meeting of Logitech International S.A., Apples
We have audited the accompanying remuneration report of Logitech International S.A. for the year ended March 31, 2021.
Responsibility of the Board of Directors
The Board of Directors is responsible for the preparation and overall fair presentation of the remuneration report in accordance with Swiss law and the Ordinance against Excessive compensation in Stock Exchange Listed Companies (Ordinance). The Board of Directors is also responsible for designing the remuneration system and defining individual remuneration packages.
Auditor's Responsibility
Our responsibility is to express an opinion on the accompanying remuneration report. We conducted our audit in accordance with Swiss Auditing Standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the remuneration report complies with Swiss law and articles 14 – 16 of the Ordinance.
An audit involves performing procedures to obtain audit evidence on the disclosures made in the remuneration report with regard to compensation, loans and credits in accordance with articles 14 – 16 of the Ordinance. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatements in the remuneration report, whether due to fraud or error. This audit also includes evaluating the reasonableness of the methods applied to value components of remuneration, as well as assessing the overall presentation of the remuneration report.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.
Opinion
In our opinion, the remuneration report for the year ended March 31, 2021 of Logitech International S.A. complies with Swiss law and articles 14 – 16 of the Ordinance.

KPMG AG

Rolf Hauenstein	Regula Tobler
Licensed Audit Expert Auditor in Charge	Licensed Audit Expert

Zurich, May 12, 2021

Enclosure:
–Remuneration report

KPMG AG, Räffelstrasse 28, PO Box, CH-8036 Zurich

© 2021 KPMG AG, a Swiss corporation, is a subsidiary of KPMG Holding AG, which is a member of the KPMG global organization of independent firms affiliated with KPMG International Limited, a private English company limited by guarantee. All rights reserved.

Equity Compensation Plan Information
The following table summarizes the shares that may be issued upon the exercise of options (including PSOs and PPOs), RSUs, PSUs, and other rights under our employee equity compensation plans as of March 31, 2021. These plans include the 1996 Employee Share Purchase Plan (U.S.) and 2006 Employee Share Purchase Plan (Non-U.S.) (together, the “ESPPs”), 2006 Stock Incentive Plan and 2012 Stock Inducement Equity Plan.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)
Equity Compensation Plans Approved by Security Holders	4,264,442	(2)	$34	12,500,278
Equity Compensation Plans Not Approved by Security Holders	0	(3)	$0	—
Total	4,264,442	(4)	$34	12,500,278	(5)
(1)The weighted average exercise price is calculated based solely on outstanding options.
(2)Includes options and rights to acquire shares outstanding under our 1996 Employee Share Purchase Plan (U.S.), 2006 Employee Share Purchase Plan (Non-U.S.) and 2006 Stock Incentive Plan.
(3)Includes options and rights to acquire shares outstanding under our 2012 Stock Inducement Equity Plan adopted under the Nasdaq rules.
(4)Represents approximately 2.5% of the issued and outstanding share capital of the Company as of March 31, 2021.
(5)Represents approximately 7.4% of the issued and outstanding share capital of the Company as of March 31, 2021.
2012 Stock Inducement Equity Plan
Under the 2012 Stock Inducement Equity Plan, stock options and RSUs may be granted to eligible employees to serve as inducement material to enter into employment with the Company. Awards under the 2012 Stock Inducement Equity Plan may be conditioned on continued employment, the passage of time or the satisfaction of performance vesting criteria, based on individual written employment offer letters. The 2012 Stock Inducement Equity Plan has an expiration date of March 31, 2022. As of March 31, 2021, an aggregate of 1,800,000 shares was reserved for issuance under the 2012 Stock Inducement Equity Plan. As of March 31, 2021, no shares were available for issuance under this plan.
2006 Stock Incentive Plan
The Logitech International S.A. 2006 Stock Incentive Plan provides for the grant to eligible employees and non-employee members of the Board of Directors of stock options, stock appreciation rights, restricted stock, and restricted stock units. As of March 31, 2021, Logitech has granted stock options (including PSOs), RSUs, and PSUs under the 2006 Stock Incentive Plan and has made no grants of restricted shares or stock appreciation rights. Stock options granted under the 2006 Stock Incentive Plan generally will have terms not exceeding ten years and will be issued at exercise prices not less than the fair market value on the date of grant. Awards under the 2006 Stock Incentive Plan may be conditioned on continued employment, the passage of time, or the satisfaction of performance vesting criteria. As of March 31, 2021, an aggregate of 30,550,000 shares was reserved for issuance under the 2006 Stock Incentive Plan. As of March 31, 2021, a total of 7,809,164 shares were available for issuance under this plan.
Employee Share Purchase Plans
Logitech maintains two employee share purchase plans, one for employees in the United States and one for employees outside the United States. The plan for employees outside the United States is named the 2006 Employee Share Purchase Plan (Non-U.S.), or 2006 ESPP, and was approved by the Board of Directors in June 2006. The plan for employees in the United States is named the 1996 Employee Share Purchase Plan (U.S.), or 1996 ESPP. The 1996 ESPP was the worldwide plan until the adoption of the 2006 ESPP in June 2006. Under both plans, eligible employees may purchase shares with up to 10% of their earnings at the lower of 85% of the fair market value at the beginning or the end of each six-month offering period. Purchases under the plans are limited to a fair value of $25,000 in any one year, calculated in accordance with U.S. tax laws. During each offering period, payroll deductions of employee participants are accumulated under the share purchase plan. Subject to continued participation in these plans, purchase agreements are automatically executed at the end of each offering period. As of March 31, 2020, an aggregate of 29,000,000 shares was reserved for issuance under both the 1996 and 2006 ESPPs. As of March 31, 2021, a total of 4,691,114 shares were available for issuance under the ESPPs.
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